                                                  Registration No. 333-_________

================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                   FORM S-4
                            REGISTRATION STATEMENT
                                     Under
                          THE SECURITIES ACT OF 1933

                        JEFFERSON SAVINGS BANCORP, INC.
            (Exact name of registrant as specified in its charter)

                  DELAWARE                            6712                      43-1625841
       (State or other jurisdiction of    (Primary Standard Industrial        (IRS Employer
       incorporation or organization)     Classification Code Number)     Identification Number)

                             14915 Manchester Road
                           Ballwin, Missouri  63011
                                (314) 227-3000
   (Address, including zip code and telephone number, including area code, of
                   Registrant's principal executive offices)
                         _____________________________
                                DAVID V. MCCAY
                     President and Chief Executive Officer
                        Jefferson Savings Bancorp, Inc.
                             14915 Manchester Road
                            Ballwin, Missouri 63011
                                (314) 227-3000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                         _____________________________
                                   COPIES TO:
          JOHN K. PRUELLAGE, ESQ.             KEVIN L. TWINING, ESQ.
          Lewis, Rice & Fingersh, L.C.        Locke Purnell Rain Harrell
          500 N. Broadway, Suite 2000         (A Professional Corporation)
          St. Louis, Missouri 63102           2200 Ross Avenue, Suite 2200
          (314) 444-7600                      Dallas, Texas 75201-6776
                                              (214) 740-8000
                         _____________________________
   APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
                                    PUBLIC:
As soon as practicable after the effective date of this Registration Statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General
                  Instruction G, check the following box. [_]
                         _____________________________
                        CALCULATION OF REGISTRATION FEE

=================================================================================================================
                                                     PROPOSED MAXIMUM      PROPOSED MAXIMUM
TITLE OF EACH CLASS OF              AMOUNT TO BE    OFFERING PRICE PER    AGGREGATE OFFERING        AMOUNT OF
SECURITIES TO BE REGISTERED         REGISTERED(1)          UNIT                PRICE(2)         REGISTRATION FEE
-----------------------------------------------------------------------------------------------------------------
Common stock, $0.01 par value          262,600          $18.1732             $4,772,271             $1,645.61
-----------------------------------------------------------------------------------------------------------------
Preferred Share Purchase Rights          (3)               (4)                   (4)                   (4)
=================================================================================================================

(1) Based upon the assumed maximum number of shares of common stock of the Registrant issuable to holders of common stock of Texas Heritage Savings Association/Banc, a Texas savings association ("Texas Heritage"), in the proposed merger of Texas Heritage into First Federal Savings Bank of North Texas, a federal savings bank and wholly owned subsidiary of the Registrant ("First Federal").
(2) Solely for purposes of calculating the registration fee in accordance with Rule 457(f)(2), the figure ($4,772,271) represents, as of June 30, 1996, the book value of the securities of Texas Heritage to be received by the Registrant in the proposed merger of Texas Heritage into First Federal.
(3)  Each share of common stock includes one preferred share purchase right.
(4)  Not applicable.
                         _____________________________

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

                    TEXAS HERITAGE SAVINGS ASSOCIATION/BANC

                                PROXY STATEMENT
                            ______________________

                        JEFFERSON SAVINGS BANCORP, INC.

                                  PROSPECTUS

     This Proxy Statement/Prospectus ("Proxy Statement/Prospectus") is being furnished to the shareholders of Texas Heritage Savings Association/Banc, a Texas savings association ("Texas Heritage"), in connection with the solicitation of proxies by the Board of Directors of Texas Heritage for use at the special meeting of shareholders of Texas Heritage (the "Special Meeting") to be held at 5:00 p.m., local time, on _______________, 1996, at the offices of Texas Heritage, 9802 Lakeview Parkway, Rowlett, Texas, and any adjournments or postponements thereof.

     At the Special Meeting, shareholders of Texas Heritage will consider and vote upon the Agreement and Plan of Merger, dated May 31, 1996, as amended by the First Amendment to Agreement and Plan of Merger, dated as of August 31, 1996, as further amended by the Second Amendment to Agreement and Plan of Merger, dated as of October 9, 1996 (as amended, the "Merger Agreement"), among Texas Heritage, Jefferson Savings Bancorp, Inc., a Delaware corporation ("Jefferson"), and First Federal Savings Bank of North Texas, a federal savings bank and wholly owned subsidiary of Jefferson ("First Federal"), which provides for, among other matters, the merger of Texas Heritage with and into First Federal (the "Merger"). Upon consummation of the Merger, each issued and outstanding share of common stock of Texas Heritage, par value $2.50 per share ("Texas Heritage Common"), (other than shares held by any shareholder properly exercising dissenters' rights) will be converted into the right to receive a combination of cash and shares of common stock of Jefferson, par value $0.01 per share, and any attached rights ("Jefferson Common") calculated in accordance with the formula set forth in the Merger Agreement and described in this Proxy Statement/Prospectus.

     This Proxy Statement/Prospectus also constitutes a prospectus of Jefferson with respect to up to 262,600 shares of Jefferson Common issuable in the Merger to holders of Texas Heritage Common. The outstanding shares of Jefferson Common are, and the shares of Jefferson Common to be issued in the Merger will be, included for quotation on the Nasdaq National Market tier of the Nasdaq Stock Market ("Nasdaq"). The last reported sale price of Jefferson Common on Nasdaq on __________________, 1996, was $_________.

     This Proxy Statement/Prospectus and the accompanying form of proxy are first being mailed to shareholders of Texas Heritage on or about
_________________, 1996 (the "Mailing Date").

     Any proxy given pursuant to this solicitation may be revoked by the grantor at any time prior to the voting thereof at the Special Meeting. Holders of Texas Heritage Common will be entitled to appraisal rights in connection with the Merger as described herein.

     This Proxy Statement/Prospectus does not cover any resales of the Jefferson Common offered hereby to be received by the stockholders deemed to be "affiliates" of Jefferson or Texas Heritage upon consummation of the Merger. No person is authorized to make use of this Proxy Statement/Prospectus in connection with such resales.

             THE SHARES OF JEFFERSON COMMON ISSUABLE IN THE MERGER
                 HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
                SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
           SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE
           COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON
         THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                      ___________________________________

             THE SHARES OF JEFFERSON COMMON OFFERED HEREBY ARE NOT
            SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF ANY
            BANK OR SAVINGS ASSOCIATION AND ARE NOT INSURED BY THE
           FEDERAL DEPOSIT INSURANCE CORPORATION, THE BANK INSURANCE
FUND, THE SAVINGS ASSOCIATION INSURANCE FUND OR ANY OTHER GOVERNMENTAL AGENCY.
                      ___________________________________

     THE DATE OF THIS PROXY STATEMENT/PROSPECTUS IS _________________, 1996

                               TABLE OF CONTENTS
                               -----------------

                                                                            PAGE
                                                                            ----


AVAILABLE INFORMATION.......................................................   1

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.............................   1

SUMMARY INFORMATION.........................................................   3
   Introduction.............................................................   3
   The Parties..............................................................   3
        Jefferson...........................................................   3
        First Federal.......................................................   4
        Texas Heritage......................................................   4
   Recent Developments......................................................   4
   The Special Meeting......................................................   4
        Date, Time and Place of the Special Meeting.........................   4
        Matters to be Considered at the Special Meeting.....................   5
        Record Date for the Special Meeting.................................   5
        Vote Required to Approve Merger Agreement...........................   5
        Certain Holders of Texas Heritage Common............................   5
        Revocation of Proxies...............................................   5
   The Merger...............................................................   5
        Merger Consideration................................................   6
        Value of the Merger.................................................   7
        Reasons for the Merger and Recommendation of the Boards of Directors   7
        Conduct of Business Pending the Merger; Dividends...................   7
        Conditions to the Merger; Regulatory Approvals......................   7
        Termination of the Merger Agreement.................................   8
        Payment Upon Occurrence of Certain Triggering Events................   8
        Federal Income Tax Consequences.....................................   9
        Accounting Treatment................................................  10
        Effective Time of the Merger........................................  10
        Interests of Certain Persons in the Merger..........................  10
        Dissenters' Rights..................................................  10
   Management and Operations After the Merger...............................  11
   Comparison of Shareholder Rights.........................................  11
   COMPARATIVE STOCK PRICES.................................................  12

SELECTED COMPARATIVE PER SHARE DATA.........................................  13

SELECTED FINANCIAL DATA.....................................................  14

THE SPECIAL MEETING.........................................................  17
   Date, Time and Place of the Special Meeting..............................  17
   Matters to be Considered at the Special Meeting..........................  17
   Record Date for the Special Meeting......................................  17
   Vote Required to Approve the Merger Agreement............................  17
   Voting and Revocation of Proxies for the Special Meeting.................  18
   Solicitation of Proxies for the Special Meeting..........................  18
   Expenses for Preparation of Proxy Statement/Prospectus...................  19

                                                                            PAGE
                                                                            ----
   Mailing Date of Proxy Statement/Prospectus...............................  19

THE PARTIES.................................................................  19
   Jefferson................................................................  19
        General.............................................................  19
        Pending Acquisition.................................................  20
   First Federal............................................................  20
   Texas Heritage...........................................................  20

THE MERGER..................................................................  21
   General..................................................................  21
   Background of the Merger.................................................  21
   Reasons for the Merger...................................................  21
   Recommendation of the Boards of Directors................................  22
   Merger Consideration.....................................................  22
   Fractional Shares........................................................  23
   Share Adjustments........................................................  24
   Form of the Merger.......................................................  24
   Closing Date; Effective Time.............................................  24
   Conduct of Business Pending the Merger; Dividends........................  24
   Regulatory Approvals.....................................................  24
   Conditions to Consummation of the Merger.................................  25
   Termination or Abandonment...............................................  26
   Payment Upon Occurrence of Certain Triggering Events.....................  27
   Dissenters' Rights.......................................................  28
   Exchange of Texas Heritage Stock Certificates; Fractional Shares.........  29
   Representations and Warranties of Texas Heritage, Jefferson and
   First Federal............................................................  30
   Certain Other Agreements.................................................  31
        Business of Texas Heritage in Ordinary Course.......................  31
        Additional Texas Heritage Reserves, Accruals, Charges and Expenses..  32
        Environmental Inspections...........................................  32
        Other Texas Heritage Agreements.....................................  33
        Jefferson's Agreements..............................................  33
   No Solicitation..........................................................  33
   Waiver and Amendment.....................................................  34
   Expenses and Fees........................................................  34
   Federal Income Tax Consequences..........................................  34
   Resale of Jefferson Common...............................................  35
   Interests of Certain Persons in the Merger...............................  35
        Insurance; Indemnification..........................................  36
        Employee Benefits...................................................  36
        Advisory Directors..................................................  36
        Employment Agreement................................................  36
   Accounting Treatment.....................................................  36
   Management and Operations After the Merger...............................  37
   Effect on Employee Benefit Plans.........................................  37
   Jefferson's Dividend Reinvestment and Stock Purchase Plan................  37

PRO FORMA FINANCIAL DATA....................................................  38

                                                                            PAGE
                                                                            ----

DESCRIPTION OF JEFFERSON CAPITAL STOCK.....................................  43
     Jefferson Common......................................................  43

COMPARISON OF SHAREHOLDER RIGHTS...........................................  44

INFORMATION ABOUT TEXAS HERITAGE...........................................  54
     Business of Texas Heritage............................................  54
     Recent Developments...................................................  54
     Management's Discussion and Analysis of Financial Condition
     and Results of Operations of Texas Heritage...........................  54
     Security Ownership of Certain Beneficial Owners and Management........  71
     Family Relationships..................................................  73

LEGAL OPINION..............................................................  73

EXPERTS....................................................................  73
     Independent Auditors for Jefferson....................................  73
     Independent Auditors for Texas Heritage...............................  73
     Presence at Special Meeting...........................................  73

SHAREHOLDER PROPOSALS......................................................  73

FINANCIAL STATEMENTS OF TEXAS HERITAGE..................................... F-1

APPENDICES

     Merger Agreement...................................................... A-1
     Excerpts of The Texas Business Corporation Act (Dissenters' Rights)... B-1

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS IN CONNECTION WITH THE OFFERING DESCRIBED HEREIN AND ANY SUCH INFORMATION OR REPRESENTATION, IF GIVEN OR MADE, MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY JEFFERSON OR TEXAS HERITAGE. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE A SOLICITATION OR AN OFFERING OF ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES OR IN ANY JURISDICTION TO ANY PERSON TO WHOM IT WOULD BE UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT ANY INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.


                             AVAILABLE INFORMATION

     Jefferson is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "S.E.C."). The reports, proxy statements and other information can be inspected and copied at the public reference facilities of the S.E.C., Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the New York Regional Office of the S.E.C. located at Suite 1300, 7 World Trade Center, New York, New York 10048, and at the Chicago Regional Office of the S.E.C., Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661, and copies of such materials can be obtained from the Public Reference Section of the S.E.C. at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The S.E.C. maintains an Internet web site that contains reports, proxy and information statements and other information regarding issuers who file electronically with the S.E.C. The address of that site is http://www.sec.gov. In addition, reports, proxy statements and other information concerning Jefferson may be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

     Jefferson has filed with the S.E.C. a Registration Statement on Form S-4 (together with any amendments thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of Jefferson Common to be issued pursuant to the Merger described herein. This Proxy Statement/Prospectus does not contain all the information set forth in the Registration Statement and the exhibits thereto. Such additional information may be obtained from the S.E.C.'s principal office in Washington, D.C. Statements contained in this Proxy Statement/Prospectus or in any document incorporated in this Proxy Statement/Prospectus by reference as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance where reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement is qualified in all respects by such reference.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed with the S.E.C. by Jefferson (File No. 0-21466) and L&B Financial, Inc. ("L&B") (File No. 0-27142) (See "THE PARTIES -- Jefferson -- Pending Acquisition") pursuant to the Exchange Act are incorporated by reference in this Proxy Statement/Prospectus:

     1. Jefferson's Annual Report on Form 10-K for the year ended December 31, 1995;

     2. Jefferson's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996 and June 30, 1996;

     3. The description of the common stock of Jefferson contained in Jefferson's Registration Statement on Form 8-A under the Exchange Act, filed March 30, 1993, and the description of the preferred share purchase rights contained in Jefferson's Registration Statement on Form 8-A under the Exchange Act, filed August 19, 1994; and

     4.  L&B's Annual Report on Form 10-K for the year ended June 30, 1996.

     All documents and reports filed by Jefferson and L&B pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this Proxy Statement/Prospectus and prior to the date of the Special Meeting shall be deemed to be incorporated by reference in this Proxy Statement/Prospectus and to be a part hereof from the dates of filing of such documents or reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement/Prospectus.

     THIS PROXY STATEMENT/PROSPECTUS INCORPORATES BY REFERENCE DOCUMENTS RELATING TO JEFFERSON AND L&B WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS (EXCLUDING EXHIBITS THAT ARE NOT INCORPORATED BY REFERENCE) ARE AVAILABLE, WITHOUT CHARGE, TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS PROXY STATEMENT/PROSPECTUS IS DELIVERED, UPON WRITTEN OR ORAL REQUEST TO MR. GARY G. HONERKAMP, SENIOR VICE PRESIDENT AND SECRETARY, JEFFERSON SAVINGS BANCORP, INC., 14915 MANCHESTER ROAD, BALLWIN, MISSOURI 63011 (TELEPHONE NUMBER (314) 227-3000). IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY ___________________, 1996.

                              SUMMARY INFORMATION

     The following is a brief summary of certain information contained elsewhere in this Proxy Statement/Prospectus. Although the following summary addresses material information regarding the Merger, it is not intended to be complete and is qualified in all respects by the information appearing elsewhere herein or incorporated by reference into this Proxy Statement/Prospectus, the Appendices hereto and the documents referred to herein. All information contained in this Proxy Statement/Prospectus relating to Jefferson and its subsidiaries has been supplied by Jefferson and all information relating to Texas Heritage has been supplied by Texas Heritage. Shareholders are urged to read this Proxy Statement/Prospectus and the Appendices hereto in their entirety.


                                 Introduction

     This Proxy Statement/Prospectus relates to an Agreement and Plan of Merger dated May 31, 1996, as amended by the First Amendment to Agreement and Plan of Merger, dated as of August 31, 1996, as further amended by the Second Amendment to Agreement and Plan of Merger, dated as of October 9, 1996 (as amended, the "Merger Agreement"), among Texas Heritage Savings Association/Banc, a Texas savings association ("Texas Heritage"), Jefferson Savings Bancorp, Inc., a Delaware corporation ("Jefferson"), and First Federal Savings Bank of North Texas, a federal savings bank and wholly owned subsidiary of Jefferson ("First Federal"), which provides for, among other matters, the merger of Texas Heritage with and into First Federal (the "Merger"). As a result of the Merger, Jefferson will retain beneficial ownership of all of the issued and outstanding stock of First Federal, and the separate corporate existence of Texas Heritage will cease.

     The summary set forth in this Proxy Statement/Prospectus of certain provisions of the Merger Agreement is qualified in its entirety by reference to the full text of the Merger Agreement, which is incorporated by reference herein and attached as Appendix A to this Proxy Statement/Prospectus.


                                  The Parties

Jefferson

     Jefferson is a savings and loan holding company headquartered in Ballwin, Missouri, a suburb of St. Louis, Missouri. Jefferson owns all of the capital stock of each of Jefferson Savings and Loan Association, F.A., a federal savings and loan association ("Jefferson Savings and Loan"), and First Federal. At June 30, 1996, Jefferson had consolidated assets of approximately $1.1 billion and shareholders' equity of approximately $82.2 million.

     Jefferson's thrift subsidiaries operate from 10 locations in Missouri and 12 locations in Texas. Through these subsidiaries, Jefferson is principally engaged in the business of accepting deposits from the general public and originating permanent loans which are secured by first mortgages on one- to four-family residential properties located in its market areas. It also maintains a substantial investment portfolio and, to a lesser extent, originates consumer and other loans secured by various types of collateral in its market areas. The deposits of Jefferson Savings and Loan and First Federal are insured by the Savings Association Insurance Fund (the "S.A.I.F.") of the Federal Deposit Insurance Corporation (the "F.D.I.C.").

     To improve operating efficiencies within the organization, Jefferson is seeking regulatory approval from the Office of Thrift Supervision (the "O.T.S.") to merge Jefferson Savings and Loan and First Federal under the charter of the latter. It is presently anticipated that the title of the resulting entity will be JeffersonBanc. An application to merge Jefferson's thrift subsidiaries has been filed with the O.T.S. and is pending. The merger of Jefferson's thrift subsidiaries, which is expected to be completed on or about December 31, 1996, is not conditioned upon consummation of the Merger. The principal executive offices of Jefferson are at 14915 Manchester Road, Ballwin, Missouri 63011 (telephone number (314) 227-3000).

First Federal

     First Federal is a wholly owned subsidiary of Jefferson operating from regional locations headquartered in Longview and Denton, Texas. First Federal has 12 full-service offices and is regulated by the O.T.S. At June 30, 1996, First Federal had assets of approximately $372.1 million and shareholders' equity of approximately $36.8 million.

Texas Heritage

     Texas Heritage, organized in 1984, is a Texas savings association headquartered in Rowlett, Texas, a suburb of Dallas/Fort Worth, Texas. Texas Heritage is regulated and examined by the O.T.S. and the Texas Savings and Loan Department (the "Texas S&L Department"). Texas Heritage offers complete banking services through four full-service offices to the commercial and residential areas that it serves and focuses its activity on construction lending. At June 30, 1996, Texas Heritage had assets of approximately $69.2 million and shareholders' equity of approximately $4.8 million. The deposits of Texas Heritage are insured by the S.A.I.F. The principal executive offices of Texas Heritage are at 9802 Lakeview Parkway, Rowlett, Texas 75088 (telephone number
(972) 475-1213).


                              Recent Developments

     Effective September 30, 1996, legislation was signed by President Clinton that, among other things, recapitalizes the S.A.I.F. by instituting a one-time assessment on all deposits insured by the S.A.I.F. The special assessment would be computed at 0.657% of all such deposits held by affected institutions as of March 31, 1995, including deposits held by Jefferson's thrift subsidiaries and Texas Heritage, and must be paid by November 29, 1996. Following the special assessment, it is anticipated that the assessment rate for deposits insured by the S.A.I.F. would be reduced from 0.23% to approximately 0.064% of such deposits, effective January 1, 1997.

     The one-time S.A.I.F. assessment on the deposits held by Jefferson's thrift subsidiaries which was recognized as of September 30, 1996, was approximately $5.7 million pre-tax. The one-time S.A.I.F. assessment on the deposits of Texas Heritage, which was also recognized as of September 30, 1996, was approximately $285 thousand pre-tax. The financial impact of the special assessment is expected to be offset over the next few years as a result of the reduction of F.D.I.C. deposit premiums beginning January 1, 1997.

                              The Special Meeting

Date, Time and Place of the Special Meeting

     The special meeting of shareholders of Texas Heritage (the "Special Meeting") will be held at the offices of Texas Heritage, 9802 Lakeview Parkway, Rowlett, Texas 75088, on _______________, 1996, at 5:00 p.m., local time.

Matters to be Considered at the Special Meeting

     At the Special Meeting, holders of common stock, par value $2.50 per share, of Texas Heritage ("Texas Heritage Common") will consider and vote upon the approval of the Merger Agreement providing for, among other matters, the Merger of Texas Heritage with and into First Federal. In addition, the holders of Texas Heritage Common may be asked to vote on a proposal to adjourn or postpone the Special Meeting, which adjournment or postponement could be used for the purpose, among others, of allowing time for the solicitation of additional votes to approve the Merger Agreement.

Record Date for the Special Meeting

  The record date for the Special Meeting is ____________________, 1996.

Vote Required to approve Merger Agreement

     The presence, in person or by proxy, of a majority of the issued and outstanding shares of Texas Heritage Common entitled to vote on the record date is necessary to constitute a quorum at the Special Meeting. Approval of the Merger Agreement will require the affirmative vote of a majority of the outstanding shares of Texas Heritage Common entitled to vote thereon. Holders of Texas Heritage Common will be entitled to one vote per share. The failure to submit a proxy card (or to vote in person) at the Special Meeting, the abstention from voting at the Special Meeting and, in the case of shares held in street name, the failure of the beneficial owner thereof to give specific voting instructions to the broker holding such shares (broker non-votes) will have the same effect as a vote against approval of the Merger Agreement.

Certain Holders of Texas Heritage Common

      As of the record date, the executive officers and directors of Texas Heritage and their affiliates owned beneficially 232,228 shares (representing approximately 41.40%) of Texas Heritage Common, all of which are expected by management of Texas Heritage to be voted in favor of the Merger Agreement. See "INFORMATION ABOUT TEXAS HERITAGE -- Security Ownership of Certain Beneficial Owners and Management."

Revocation of Proxies

     Proxies for use at the Special Meeting accompany this Proxy Statement/Prospectus. Any proxy given pursuant to this solicitation may be revoked by the grantor at any time prior to the voting thereof on the Merger Agreement by filing with the Secretary of Texas Heritage a written revocation or a duly executed proxy bearing a later date. A holder of Texas Heritage Common may withdraw his or her proxy at the Special Meeting at any time before it is exercised by electing to vote in person; however, attendance at the Special Meeting will not in and of itself constitute a revocation of the proxy.


                                   The Merger

     The following summary is qualified in its entirety by reference to the full text of the Merger Agreement, which is attached as Appendix A hereto and incorporated by reference.

Merger Consideration

     At the time the Merger is consummated (the "Effective Time"), Texas Heritage will merge into First Federal and, as a result thereof, each share of Texas Heritage Common, other than any shares the holders of which have duly exercised and perfected their dissenters' rights under the Texas Business Corporation Act (the "Texas Act"), will be converted into the right to receive a combination of cash and shares of common stock of Jefferson, par value $0.01 per share ("Jefferson Common"), (together with any rights attached thereto under or by virtue of the Rights Agreement dated August 17, 1994, between Jefferson and Boatmen's Trust Company, as Rights Agent) in an amount equal to two hundred percent (200%) of the per share Closing Book Value (as defined below) of Texas Heritage determined as of the last day of the month immediately preceding the month in which the Effective Time occurs (such aggregate amount of cash and shares of Jefferson Common, as described herein, is referred to herein as the "Merger Consideration"). For a description of the Rights Agreement, see "COMPARISON OF SHAREHOLDER RIGHTS -- Shareholder Rights Plan."

     Not more than one half of the total Merger Consideration received by all shareholders of Texas Heritage shall be payable in cash (the "Cash Component"), and the remaining portion of the Merger Consideration shall be payable in shares of Jefferson Common (the "Stock Component"). The number of shares of Jefferson Common issued in the Merger will equal the quotient of (A) divided by (B), where
(A) equals one-half of the value of the Merger Consideration and (B) equals the average per share closing price of Jefferson Common as reported on the Nasdaq National Market tier of the Nasdaq Stock Market ("Nasdaq") for the twenty (20) trading days immediately preceding the 5th calendar day prior to the date on which the Effective Time occurs (the "Jefferson Average Price"). No fractional shares of Jefferson Common will be issued and, in lieu thereof, holders of shares of Texas Heritage Common who would otherwise be entitled to a fractional share interest in Jefferson Common (after taking into account all shares of Texas Heritage Common held by such holder) will be paid an amount in cash (which such cash shall be added to, and considered a part of, the Cash Component) in an amount equal to the product of such fractional share interest and the closing price of a share of Jefferson Common on Nasdaq on the business day immediately preceding the date on which the Effective Time occurs. The number of whole shares of Jefferson Common issued to each shareholder of Texas Heritage will be increased, as necessary, and the Cash Component of the Merger Consideration payable to each shareholder of Texas Heritage will be decreased, as necessary, such that the aggregate value of the Stock Component, determined as of the date on which the Merger is consummated (the "Closing Date"), will be not less than fifty percent (50%) of the aggregate Merger Consideration payable to all shareholders of Texas Heritage.

     As used in the Merger Agreement, the term "Closing Book Value" means the amount of the consolidated shareholders' equity account, exclusive of preferred stock, of Texas Heritage, reduced by (i) any and all accruals, expenses, charge-offs, deductions or adjustments to the accounts of Texas Heritage in connection with the merger, and (ii) the amount by which Texas Heritage's aggregate legal and accounting fees and expenses relative to the transactions contemplated by the Merger Agreement exceeds Fifty Thousand Dollars ($50,000), and increased by
(iii) an amount equal to twenty-five percent (25%) of the difference of (a) the aggregate price paid by Texas Heritage to redeem its outstanding class of preferred stock and (b) the aggregate par value of such preferred stock, provided that such amount shall not exceed Thirty-Nine Thousand Dollars ($39,000) in the aggregate, and further increased by (iv) any amounts paid by, or accrued on the books of, Texas Heritage relative to any special assessment(s) levied by the F.D.I.C. on the deposits of Texas Heritage through the Closing Date to recapitalize the S.A.I.F.

     The Closing Book Value shall be determined as of the last day of the month immediately preceding the month in which the Closing Date occurs and shall be determined by Texas Heritage's independent accountants in accordance with generally accepted accounting principles consistently applied, which such determination of Closing Book Value shall be verified by Jefferson's independent accountants.

VALUE OF THE MERGER

     Based on the approximate Closing Book Value of Texas Heritage at June 30, 1996, calculated in accordance with the terms of the Merger Agreement as described above, the Merger Consideration had an approximate per share value of $17.01 and an approximate total value of $9.5 million to holders of Texas Heritage Common. The value of the Merger Consideration as stated above may increase or decrease depending on the components making up the determination of Texas Heritage's Closing Book Value and the date on which the Effective Time occurs.

     The actual value of the Merger Consideration to be received by shareholders of Texas Heritage, including the number of shares of Jefferson Common constituting the Stock Component and the value of the Cash Component, cannot be calculated as of the date of this Proxy Statement/Prospectus and will not be known until a date five calendar days prior to the Effective Time.

REASONS FOR THE MERGER AND RECOMMENDATION OF THE BOARDS OF DIRECTORS

     Texas Heritage

     The Board of Directors of Texas Heritage has determined that the Merger and the Merger Agreement, including the Merger Consideration, are fair to, and in the best interests of, Texas Heritage and its shareholders. The Board believes that a business combination with a larger and more geographically diversified savings and loan holding company would, in addition to providing significant value to all shareholders, enable Texas Heritage to compete more effectively in its market area and participate in the expanded opportunities for growth that the Merger will make possible. ACCORDINGLY, THE BOARD RECOMMENDS THAT SHAREHOLDERS OF TEXAS HERITAGE VOTE FOR THE MERGER AND APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

     Certain members of the management and Board of Directors of Texas Heritage have interests in the Merger that are in addition to the interests of shareholders of Texas Heritage generally. See "THE MERGER -- Interests of Certain Persons in the Merger."

     Jefferson

     The Board of Directors of Jefferson believes the acquisition of Texas Heritage would be a natural and desirable addition to Jefferson's franchise in East and North Central Texas. It is also expected to create operating synergies that will permit financial services to be delivered more efficiently in the markets served by Jefferson.

CONDUCT OF BUSINESS PENDING THE MERGER; DIVIDENDS

     Pursuant to the Merger Agreement, Texas Heritage has agreed to carry on its business in the usual, regular and ordinary course in substantially the same manner as conducted prior to the execution of the Merger Agreement. The Merger Agreement provides that Texas Heritage may declare and pay regular dividends in such amounts and at such times as are consistent with Texas Heritage's historical practice, but may not make any other distribution to shareholders, whether in cash, stock or other property.

CONDITIONS TO THE MERGER; REGULATORY APPROVALS

     The Merger is subject to various conditions including, among other things:
(i) approval of the Merger Agreement by the requisite majority vote of the shareholders of Texas Heritage; (ii) receipt of regulatory approval from the O.T.S. and the Texas S&L Department with respect to the Merger; (iii) receipt of an opinion of counsel to Jefferson on certain tax aspects of the Merger; and
(iv) the occurrence of no material adverse changes in the businesses of Jefferson or Texas Heritage. The conditions described in items (i) and (ii) above (the receipt of shareholder and regulatory approvals) may not be waived by any party. Although the remaining conditions to effect the Merger may be waived by any party entitled to the benefit thereof, neither Jefferson nor Texas Heritage intend to waive any such conditions except in those circumstances where the Board of Directors of either Jefferson or Texas Heritage, as the case may be, deems such waiver to be in the best interests of Jefferson or Texas Heritage, as the case may be, and its respective shareholders. There can be no assurances as to when and if such conditions will be satisfied (or, where permissible, waived) or that the Merger will be consummated.

     The Merger may not be consummated until the 30th day after the date of O.T.S. approval; provided, however, that the Merger may be consummated after the 15th day following the date of O.T.S. approval if the O.T.S. has not received any adverse comments from the United States Department of Justice relating to the competitive aspects of the transaction, and the Department of Justice has consented to such shorter waiting period. Applications for the required regulatory approval of the Merger from the O.T.S. and the Texas S&L Department have been filed and are pending.

TERMINATION OF THE MERGER AGREEMENT

     The Merger Agreement may be terminated at any time prior to the Effective
Time: (i) by any party if the Merger is not consummated on or prior to January 31, 1997; (ii) by mutual written agreement of the parties; (iii) by any party in the event of a material breach by the other of any of its representations and warranties or agreements under the Merger Agreement not cured within 30 days after notice of such breach is given by the non-breaching party; (iv) by any party in the event all the conditions to its obligations are not satisfied or waived (and not cured within any applicable cure period); (v) by any party in the event that the other party becomes a party or subject to any new or amended written agreement, memorandum of understanding, cease and desist order, imposition of civil money penalties or other regulatory enforcement action or proceeding with any federal or state agency charged with the supervision or regulation of thrifts or banks after the date of the Merger Agreement; (vi) if any regulatory application filed in connection with the Merger should be finally denied or disapproved by the respective regulatory authority or, by either party, if Jefferson fails to obtain any regulatory approvals required to consummate the Merger on or before January 15, 1997; (vii) by any party if the Merger is not approved by the shareholders of Texas Heritage; and (viii) by Texas Heritage if the Jefferson Average Price is greater than $36.25 and by Jefferson if the Jefferson Average Price is less than $21.75.

     The Merger Agreement may also be terminated by Jefferson if certain reports of environmental inspection on the real properties of Texas Heritage to be obtained pursuant to the Merger Agreement should disclose any contamination or presence of hazardous wastes, the remediation cost of which exceeds $100,000.

PAYMENT UPON OCCURRENCE OF CERTAIN TRIGGERING EVENTS

     The Merger Agreement provides that Texas Heritage shall pay to Jefferson the sum of $250,000 upon termination of the Merger Agreement (i) by Jefferson upon a material breach thereof by Texas Heritage not cured within 30 days after written notice of such breach is given by Jefferson to Texas Heritage, or (ii) as a result of the failure of Texas Heritage's shareholders to approve the Merger Agreement and the Merger at the Special Meeting (other than as a result of a material breach of the Merger Agreement by Jefferson), provided that, in either case, one or more Triggering Events (as defined below) shall have occurred within 24 months of the occurrence of either of the foregoing events. As used in the Merger Agreement, the term "Triggering Event" means any of the following events: (a) any person or group of persons (other than Jefferson and/or its affiliates) acquires, or has the right to acquire, more than 50% of the outstanding shares of Texas Heritage Common; (b) the expiration date of a tender or exchange offer by any person or group of persons (other than Jefferson and/or its affiliates) to purchase or acquire securities of Texas Heritage if upon consummation of such offer, such person or group of persons would own, control or acquire the right to acquire more than 50% of the outstanding shares of Texas Heritage Common; or
(c) the entry by Texas Heritage into a definitive agreement with a person or group of persons (other than Jefferson and/or its affiliates) for such person or group of persons to acquire, merge or consolidate with Texas Heritage or to acquire all or substantially all of Texas Heritage's assets or more than 50% of the outstanding shares of Texas Heritage Common.

     Notwithstanding the foregoing, a Triggering Event will not be deemed to have occurred in the event that, subsequent to any termination of the Merger Agreement, a holding company is formed with respect to Texas Heritage, provided that (i) the shareholders of such holding company are identical to the shareholders of Texas Heritage immediately prior to the formation thereof and
(ii) the holding company agrees to be bound by those provisions of the Merger Agreement described in the preceding paragraph.

     In addition, the Merger Agreement provides that Jefferson shall pay to Texas Heritage the sum of $250,000 should the Merger Agreement be terminated by Texas Heritage on account of a material breach of the Merger Agreement by Jefferson that is not cured within 30 days after notice of such breach is given to Jefferson by Texas Heritage. If such material breach by Jefferson should occur subsequent to the redemption of Texas Heritage's preferred stock, then Jefferson shall pay to Texas Heritage an additional $39,000 upon termination of the Merger Agreement by Texas Heritage.

FEDERAL INCOME TAX CONSEQUENCES

     The Merger has been structured to qualify as a tax-free reorganization so that no gain would be recognized by Jefferson or Texas Heritage, and no gain or dividend income would be recognized by Texas Heritage shareholders, except in respect of cash received in connection with the Cash Component of the Merger Consideration and except for any cash payments which might be received by such shareholders properly exercising their dissenters' rights. Consummation of the Merger is conditioned upon receipt by Jefferson and Texas Heritage of an opinion of Lewis, Rice & Fingersh, L.C., counsel to Jefferson, that: (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended; (ii) gain or income will be realized by each shareholder of Texas Heritage who receives both Jefferson Common and cash in exchange for his or her shares of Texas Heritage Common, and will be recognized, but not in excess of the amount of cash received; (iii) the basis of shares of Jefferson Common received by a shareholder of Texas Heritage will be the same as the basis of his or her shares of Texas Heritage Common exchanged therefor decreased by the amount of cash received by the shareholder and increased by the amount, if any, treated as a dividend and the amount of gain recognized by the shareholder in the exchange; and (iv) the holding period of the shares of Jefferson Common received by such shareholders will include, in each instance, the holding period of the shares of Texas Heritage Common exchanged therefor, provided such shares were held as capital assets as of the Effective Time.

     THE FOREGOING IS A GENERAL SUMMARY OF ALL OF THE MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO TEXAS HERITAGE SHAREHOLDERS, WITHOUT REGARD TO THE PARTICULAR FACTS AND CIRCUMSTANCES OF EACH SHAREHOLDER'S TAX SITUATION AND STATUS. EACH TEXAS HERITAGE SHAREHOLDER SHOULD CONSULT HIS OR HER OWN TAX ADVISOR REGARDING ANY SUCH SPECIFIC TAX SITUATION AND STATUS, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL AND FOREIGN LAWS AND THE POSSIBLE EFFECT OF CHANGES IN FEDERAL AND OTHER TAX LAWS.

ACCOUNTING TREATMENT

     The Merger will be accounted for by Jefferson under the purchase method of accounting in accordance with Accounting Principles Board Opinion No. 16, "Business Combinations," as amended. Under this method of accounting, the purchase price will be allocated to assets acquired and liabilities assumed based on their estimated fair values at the Effective Time. Income of the combined company will not include results of operations of Texas Heritage prior to the Effective Time.


EFFECTIVE TIME OF THE MERGER

     The Merger Agreement provides that the Merger will become effective upon the endorsement of the Articles of Combination by the Secretary of the O.T.S. It is presently anticipated that the Merger will be consummated during the fourth quarter of 1996, but no assurance can be given that such timetable will be met.


INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Certain members of Texas Heritage's management and Board of Directors have interests in the Merger that are in addition to, and separate from, the interests of shareholders of Texas Heritage generally. These include, among others, provisions in the Merger Agreement relating to director and officer indemnification and employee benefits after the Merger.

     In addition, as described herein, Joe L. Williams, President and Chief Executive Officer of Texas Heritage, will continue as an executive officer of First Federal following the Merger, and each member of the current board of directors of Texas Heritage may elect to become an advisory director of First Federal for a period of three years following the Merger with respect to the branches of First Federal attributable to Texas Heritage.

     For information about the percentage of Texas Heritage Common owned by the directors and executive officers of Texas Heritage, see "INFORMATION ABOUT TEXAS HERITAGE -- Security Ownership of Certain Beneficial Owners and Management." None of the directors or executive officers of Texas Heritage would own, on a pro forma basis giving effect to the Merger, more than 1% of the issued and outstanding shares of Jefferson Common.

DISSENTERS' RIGHTS

     The rights of dissenting shareholders of Texas Heritage are governed by the Texas Act, which provides, in certain situations, that a shareholder will be entitled to receive the fair value of his or her shares of Texas Heritage Common held immediately before the Merger is consummated if such shareholder: (i) files a written objection to the proposed Merger prior to the Special Meeting; (ii) does not vote his or her shares in favor of approving the Merger Agreement;
(iii) makes written demand on Texas Heritage for payment of the fair value of his or her shares within 10 days after Jefferson mails or delivers notice of the consummation of the Merger; (iv) submits his or her certificates to Jefferson within 20 days of demanding payment for his or her shares for notation thereon that such demand has been made; and (v) either gives notice within 60 days of Jefferson's offer to accept that offer or, within 120 days from the date of the Merger, files a petition with the appropriate court for an appraisal. See "THE MERGER -- Dissenters' Rights" and Appendix B hereto.

                  Management and Operations After the Merger

     First Federal will be the surviving bank in the Merger. Following consummation of the Merger, the present offices of Texas Heritage will operate as branch offices of First Federal. It is not anticipated that the Board of Directors of Jefferson will be affected as a result of the Merger. Pursuant to the terms of the Merger Agreement, each director of Texas Heritage may, at his option, become an advisory director of First Federal upon consummation of the Merger for a period of three years thereafter with respect to the branches of First Federal attributable to Texas Heritage. Except as described in the following paragraphs, each such advisory director will receive, during such three-year period, a director's fee commensurate with the fee such director received from Texas Heritage as of May 31, 1996, the date of the Merger Agreement.

     It is presently anticipated that Joe L. Williams, President and Chief Executive Officer of Texas Heritage, will continue as an executive officer and an advisory director of First Federal following the Merger. On the Closing Date, Mr. Williams will enter into an Employment Agreement with Jefferson and First Federal, the form of which is attached as an exhibit to the Merger Agreement attached hereto as Appendix A.

     The Employment Agreement provides that First Federal will employ Mr. Williams as President and Chief Operating Officer of the Dallas/Fort Worth, Texas division of First Federal for an initial period of three years, subject to renewals for additional one year periods thereafter. Pursuant to the terms of the Employment Agreement, Mr. Williams will receive an initial annual salary of $125,000 and will be eligible to participate in Jefferson's executive bonus plan. The annual salary may be increased from time to time as established by the Board of Directors of First Federal. In addition, Mr. Williams will be entitled to participate in all employee welfare, benefit, retirement and medical plans of First Federal, will receive at least four weeks of paid vacation, and will be provided an automobile for use in the performance of his duties as an officer of First Federal. Mr. Williams will not receive director's fees for serving as an advisory director of First Federal.

     The Employment Agreement provides that, in the event that his employment with First Federal is lawfully terminated for cause or resignation, Mr. Williams will not compete with First Federal in Dallas, Texas for a period of two years following such termination.


                       Comparison of Shareholder Rights

     The rights of the shareholders of Texas Heritage Common and Jefferson Common differ in certain respects. The rights of the shareholders of Texas Heritage who receive shares of Jefferson Common in the Merger will be governed by the corporate law of Delaware, the state in which Jefferson is incorporated, and by Jefferson's Certificate of Incorporation, Bylaws and other corporate documents. The governing law and documents of Jefferson differ from those which apply to Texas Heritage, which is a Texas savings association, in several respects. The material differences between Texas Heritage Common and Jefferson Common from the perspective of shareholders, as described in detail under "COMPARISON OF SHAREHOLDER RIGHTS," are the shareholder votes required for certain business combinations; the procedures for shareholders to make proposals for consideration at meetings of shareholders; the ability of shareholders to nominate and remove directors and to amend the Certificate of Incorporation or Articles of Association; certain rights pursuant to Jefferson's shareholder rights plan; and rights of Jefferson and its shareholders pursuant to certain corporate takeover statutes. See "COMPARISON OF SHAREHOLDER RIGHTS."

                           COMPARATIVE STOCK PRICES

     Shares of Jefferson Common are traded on Nasdaq under the symbol JSBA. There is no established trading market for Texas Heritage Common. The following table sets forth the high and low last sale prices of Jefferson Common for the periods indicated, as reported on Nasdaq, and the high and low trading prices of Texas Heritage Common known to management of Texas Heritage.


                                    Jefferson             Texas Heritage
                                   Common Stock           Common Stock
                                -----------------      --------------------
                                 High        Low        High           Low
                                -----------------      --------------------
1994  First Quarter...........  $16.87     $16.00       $  *           $ *
      Second Quarter..........   18.12      16.62          *             *
      Third Quarter...........   19.00      16.25        3.00          3.00
      Fourth Quarter..........   16.75      15.00          *             *

1995  First Quarter...........   16.75      16.00        4.00          4.00
      Second Quarter..........   18.87      16.25        1.00          1.00
      Third Quarter...........   24.25      18.00        3.50          3.50
      Fourth Quarter..........   28.50      23.00        3.65          3.65

1996  First Quarter...........   31.00      24.12          *             *
      Second Quarter..........   31.75      25.25          *             *
      Third Quarter...........   26.25      22.25          *             *
      Fourth Quarter..........   _____      _____        ____          ____
      (through ____________)
--------------------------------

     * Management of Texas Heritage is not aware of any sales of shares of Texas Heritage Common during the periods indicated or, if a sale occurred, the sales price. Given the limited trading activity of Texas Heritage Common, the prices reflected in the chart may not be indicative of the actual value of Texas Heritage Common, which value may be more or less than that indicated. The most recent transaction for which the sales price was reported to, or known by, management of Texas Heritage involving shares of Texas Heritage Common took place on October 3, 1995, at a price per share of $3.65.

     On May 31, 1996, the last trading day before the announcement of the proposed Merger, the closing sale price of Jefferson Common, as reported on Nasdaq, was $27.25 per share. On ________________, 1996, the closing sale price of Jefferson Common as reported on Nasdaq was $_______ per share.

     On May 31, 1996, the per share value for Texas Heritage Common, calculated on the basis of the Merger Consideration, was approximately $16.62. As of _______________, 1996, the per share value for Texas Heritage Common, calculated on the basis of the Merger Consideration, was approximately $_______. The actual value of the Merger Consideration to be received by shareholders of Texas Heritage, including the number of shares of Jefferson Common constituting the Stock Component and the value of the Cash Component, cannot be calculated as of the date of this Proxy Statement/Prospectus and will not be known until a date five calendar days prior to the Effective Time.

     On __________________, 1996, there were approximately 1,100 and 245 holders of record of Jefferson Common and Texas Heritage Common, respectively.

                      SELECTED COMPARATIVE PER SHARE DATA
                                  (unaudited)

     The following summary presents for the periods indicated comparative historical, pro forma and pro forma equivalent unaudited per share data for Jefferson and Texas Heritage. The pro forma amounts also give effect to the pending acquisition of L&B Financial, Inc. See "THE PARTIES -- Jefferson -- Pending Acquisition", and "PRO FORMA FINANCIAL DATA". The pro forma amounts assume the Merger had been effective during the period presented and has been accounted for under the purchase method of accounting. For a description of the purchase method of accounting with respect to the Merger, see "THE MERGER -- Accounting Treatment."

     The amounts designated "Pro Forma Combined Per Jefferson Share" represent the pro forma results of the Merger, the amounts designated "Equivalent Pro Forma Per Texas Heritage Share" are computed by multiplying the Pro Forma Combined Per Jefferson Share amounts by a factor of .6243 to reflect the Merger Consideration (which equals $8.51 in cash plus .3122 shares of Jefferson Common for each share of Texas Heritage Common). See "THE MERGER -- Merger Consideration."

     The data presented should be read in conjunction with the more detailed information and financial statements included herein or incorporated by reference in this Proxy Statement/Prospectus and with the unaudited pro forma financial statements included elsewhere in this Proxy Statement/Prospectus. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE," "PRO FORMA FINANCIAL DATA" and "FINANCIAL STATEMENTS OF TEXAS HERITAGE."


                                                                     Jefferson/      Jefferson/      Jefferson/      Jefferson/
                                                                       Texas           Texas            All             All
                                                       Texas          Heritage        Heritage        Entities        Entities
                                      Jefferson       Heritage       Pro Forma       Pro Forma       Pro Forma       Pro Forma
                                      Historical     Historical       Combined       Equivalent       Combined       Equivalent
                                      ----------     ----------      ---------       ----------      ----------      ----------

NET INCOME PER COMMON SHARE:
  Six months ended June 30, 1996          $ 0.91          $1.13      $     0.96      $     0.60      $     0.84      $     0.52
  Year ended December 31, 1995              1.60           1.53            1.61            1.01            1.50            0.94

DIVIDENDS PER COMMON SHARE:
  Six months ended June 30, 1996          $ 0.16          $  --           $0.16/(1)/      $0.10/(2)/      $0.16/(1)/      $0.10/(2)/
  Year ended December 31, 1995                --           0.25              --              --              --              --

BOOK VALUE PER COMMON SHARE
 (PERIOD END):
  June 30, 1996                           $21.82          $8.51      $    22.06       $  13.77       $    21.96      $    13.71
  December 31, 1995                        21.49           7.41           21.79          13.60            21.69           13.54


____________________________________

/(1)/ Jefferson's pro forma dividends per share represent historical dividends per share paid by Jefferson.
/(2)/ Represents historical dividends per share paid by Jefferson calculated on the basis of the Merger Consideration.

                            SELECTED FINANCIAL DATA

   The following tables present selected unaudited consolidated historical financial data for Jefferson, selected historical financial data for Texas Heritage and pro forma combined amounts reflecting the Merger.
The pro forma amounts assume that the Merger had been effective during the periods presented. The data presented are derived from the consolidated financial statements of Jefferson and the financial statements of Texas Heritage and should be read in conjunction with the more detailed information and financial statements included herein or incorporated by reference in this Proxy Statement/Prospectus. The data should also be read in conjunction with the unaudited pro forma financial statements included elsewhere in this Proxy Statement/Prospectus. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE," "PRO FORMA FINANCIAL DATA" and "FINANCIAL STATEMENTS OF TEXAS HERITAGE."


                        JEFFERSON SAVINGS BANCORP, INC.
                          SELECTED FINANCIAL DATA/(1)/


                                                   Six Months Ended
                                                       June 30,                           Year Ended December 31,
                                               -----------------------   ----------------------------------------------------------
                                                  1996         1995         1995         1994        1993        1992        1991
                                               ----------   ----------   ----------    --------    --------    --------    --------
                                                                  (dollars in thousands, except per share data)
                                                     (unaudited)
Summarized Income Statement:
---------------------------
 Net Interest Income.........................  $   14,126   $    9,302   $   22,746    $ 17,521    $ 14,016    $ 13,693    $ 12,406
 Provision for Loan Losses...................         330          184          367         300         240         785         966
 Noninterest Income..........................       2,287          771        2,482       1,425       1,887       1,486       1,278
 Noninterest Expense.........................      10,189        5,659       14,955      10,012       8,264       7,028       7,847
 Income Tax Expense..........................       2,287        1,522        3,536       3,272       2,639       2,961       1,628
 Net Income..................................       3,607        2,708        6,370       5,362       4,760       4,405       3,243
Per Common Share Data:
---------------------
 Net Income..................................  $     0.91   $     0.66   $     1.60    $   1.32    $   0.77         n/a         n/a
 Cash Dividends Paid.........................        0.16         0.00         0.00        0.00        0.00         n/a         n/a
 Stockholders' Equity (period end)...........       21.82        20.38        21.49       18.70       18.17         n/a         n/a
Financial Position at Period End:
--------------------------------
 Total Assets................................  $1,125,393   $1,208,915   $1,142,929    $860,581    $566,685    $418,217    $454,643
 Loans, Net..................................     805,374      793,001      788,085     584,990     313,518     285,104     346,418
 Deposits....................................     875,823      827,188      870,179     511,936     341,386     379,190     418,486
 Borrowed Money..............................     150,425      284,776      174,962     261,960     145,694           0           0
 Stockholders' Equity........................      82,243       79,782       80,251      72,739      71,708      32,648      28,243
Selected Financial Ratios:
-------------------------
 Return on Average Assets....................        0.64%        0.59%        0.61%       0.73%       1.02%       1.01%       0.72%
 Return on Average Total Equity..............        8.87         7.16         8.28        7.41        7.92       14.37       12.15
 Nonperforming Assets as % of Net Loans and
  Foreclosed Property/(2)/...................        0.91         0.57         0.85        0.50        2.46        3.95        3.28
 Nonperforming Loans as % of Net Loans/(2)/..        0.39         0.16         0.38        0.05        0.09        1.34        3.04
 Loan Loss Reserve as % of Net Loans.........        0.67         0.61         0.65        0.59        1.02        1.04        0.64
 Net Charge-Offs as % of Average Loans.......        0.00         0.00         0.02        0.01        0.01        0.01        0.41
 Total Equity to Assets......................        7.31         6.60         7.02        8.45       12.65        7.81        6.21
 Tangible Equity to Assets/(3)/..............        6.09         5.48         5.83        8.45       12.65        7.81        6.21
 Tier 1 Risk-Based Capital...................        9.91        12.74        10.50       14.41       20.60       13.50       11.05
 Total Risk-Based Capital....................       10.71        13.36        11.33       15.25       21.80       14.58       11.33
---------------------------

/(1)/ The information set forth in this table does not give effect to Jefferson's pending material acquisition of L&B Financial, Inc. See "THE PARTIES -- Jefferson -- Pending Acquisition" and "PRO FORMA FINANCIAL DATA."
/(2)/ For periods prior to 1993, nonperforming assets consisted of restructured and nonaccruing loans and foreclosed assets. During 1993, management determined that a $3.1 million loan which was restructured during 1991 was not considered a nonperforming loan or a nonperforming asset because the borrower has been current in meeting restructured terms since the date of restructuring, the restructured loan provides for principal amortization, and the loan has an interest rate and other features that are at least equivalent to market terms.
/(3)/ Tangible equity to assets is defined as total equity less all intangibles as a percentage of total tangible assets.

                    TEXAS HERITAGE SAVINGS ASSOCIATION/BANC
                            SELECTED FINANCIAL DATA

                                                      Year Ended June 30,
                                        -----------------------------------------------
                                          1996      1995      1994      1993      1992
                                        -------   -------   -------   -------   -------
                                         (dollars in thousands, except per share data)
Summarized Income Statement:
---------------------------
 Net Interest Income..................  $ 3,483   $ 2,827   $ 2,064   $ 1,470   $ 1,254
 Provision for Loan Losses............        9       186       103       166        99
 Noninterest Income...................      394       208       268       289       415
 Noninterest Expense..................    2,199     1,797     1,393     1,166     1,239
 Income Tax Expense...................      567       350       286       145       112
 Income Before Extraordinary Item.....    1,102       702       550       282       219
 Extraordinary Item...................       --        --        --       145       112
 Income Before Cumulative Effect of
   Change in Accounting Principle.....    1,102       702       550       427       331
 Cumulative Effect of Change in
   Accounting Principle...............       --        --       235        --        --
 Net Income...........................    1,102       702       785       427       331
Per Common Share Data:
---------------------
 Before Extraordinary Item............  $  1.96   $  1.25   $  0.98   $  0.50   $  0.39
 Extraordinary Item...................       --        --        --      0.26      0.20
 Before Cumulative Effect of Change
   in Accounting Principle............     1.96      1.25      0.98      0.76      0.59
 Cumulative Effect of Change in
  Accounting Principle................       --        --      0.42        --        --
 Net Income...........................     1.96      1.25      1.40      0.76      0.59
 Cash Dividends Paid..................     0.00      0.25      0.24      0.00      0.00
 Common Shareholders' Equity..........     8.58      6.69      5.71      4.56      3.79
Financial Position at Period End:
--------------------------------
 Total Assets.........................  $69,235   $62,012   $47,696   $37,462   $31,599
 Loans, Net...........................   54,155    47,465    33,901    19,237    18,887
 Deposits.............................   60,695    48,691    34,503    31,212    28,837
 Stockholders' Equity.................    4,811     3,753     3,201     2,557     2,123
Selected Financial Ratios:
-------------------------
 Return on Average Assets.............     1.71%     1.29%     1.89%     1.26%     1.10%
 Return on Average Total Equity.......    25.96     20.08     26.41     18.43     16.69
 Non-Performing Assets as % of Total
  Loans and Foreclosed Property/(1)/..     2.42      1.95      2.86      4.75      6.96
 Nonperforming Loans as % of
  Net Loans...........................     1.10      1.59      1.64      0.43      0.85
 Loan Loss Reserve as % of Net Loans..     1.23      1.35      1.56      2.55      1.45
 Net Charge-Offs as % of
  Average Loans.......................     0.03      0.18      0.27      0.27      1.07
 Total Equity to Total Assets.........     6.95      6.05      6.71      6.83      6.72
 Tangible Equity to Assets/(2)/.......     6.95      6.05      6.71      6.83      6.72
 Tier 1 Risk-Based Capital............    10.67      9.16     10.79     13.11     10.54
 Total Risk-Based Capital.............    11.92     10.32     11.69     13.84     11.02
---------------------------

/(1)/ Nonperforming assets include nonaccrual, restructured and impaired loans, loans past due 90 days or more, and foreclosed property.
/(2)/ Tangible equity to assets is defined as total equity less all intangibles as a percentage of total tangible assets.

                        JEFFERSON SAVINGS BANCORP, INC.
                                      AND
                    TEXAS HERITAGE SAVINGS ASSOCIATION/BANC
                PRO FORMA COMBINED SELECTED FINANCIAL DATA/(1)/
                                  (UNAUDITED)

                                                      Six Months Ended           Year Ended
                                                        June 30, 1996         December 31, 1995
                                                    --------------------    ---------------------
                                                    (dollars in thousands, except per share data)
Summarized Income Statement:
---------------------------
 Net Interest Income.........................            $   17,457               $   29,588
 Provision for Loan Losses...................                   298                      450
 Noninterest Income..........................                 2,894                    3,065
 Noninterest Expense.........................                13,313                   20,885
 Income Tax Expense..........................                 2,714                    4,084
 Net Income/(2)/.............................                 4,026                    7,234
Per Common Share Data:
---------------------
 Net Income/(2)/.............................            $     0.84               $     1.50
 Cash Dividends Paid.........................                  0.16                     0.00
 Stockholders' Equity (period end)...........                 21.96                    21.69
Financial Position at Period End:
--------------------------------
 Total Assets................................            $1,346,899               $1,356,767
 Loans, Net..................................               925,831                  897,703
 Deposits....................................             1,041,023                1,025,535
 Borrowed Money..............................               184,763                  211,666
 Stockholders' Equity........................               100,920                   98,928
Selected Financial Ratios:
-------------------------
 Return on Average Assets....................                  0.60%                    0.58%
 Return on Average Total Equity..............                  8.06                     7.59
 Nonperforming Assets as % of Net Loans and
  Foreclosed Property/(3)/...................                  0.99                     1.03
 Nonperforming Loans as % of Net Loans/(3)/..                  0.41                     0.48
 Loan Reserve as % of Net Loans..............                  0.74                     0.73
 Net Charge-Offs as % of Average Loans.......                  0.00                     0.02
 Equity to Assets............................                  7.49                     7.29
 Tangible Equity to Assets/(4)/..............                  5.73                     5.64
 Tier 1 Risk-Based Capital...................                  9.62                    10.23
 Total Risk-Based Capital....................                 10.48                    11.13
---------------------------

/(1)/ The information set forth in this table gives effect to Jefferson's pending acquisition of L&B Financial, Inc. See "THE PARTIES -- Jefferson -- Pending Acquisition" and "PRO FORMA FINANCIAL DATA."
/(2)/ Net income includes amortization of goodwill which would result from the acquisition of Texas Heritage and L&B Financial, Inc. as if the goodwill existed as of the earliest period presented. Goodwill arising from the purchase of Texas Heritage and L&B Financial, Inc. will approximate $10.6 million to be amortized over 15 years.
/(3)/ For periods prior to 1993, Jefferson's nonperforming assets consisted of restructured and nonaccruing loans and foreclosed assets. During 1993, Jefferson's management determined that a $3.1 million loan which was restructured during 1991 was not considered a nonperforming loan or a nonperforming asset because the borrower has been current in meeting restructured terms since the date of restructuring, the restructured loan provides for principal amortization, and the loan has an interest rate and other features that are at least equivalent to market terms.
/(4)/ Tangible equity to assets is defined as total equity less all intangibles as a percentage of total tangible assets.

                              THE SPECIAL MEETING


DATE, TIME AND PLACE OF THE SPECIAL MEETING

     This Proxy Statement/Prospectus is being furnished to shareholders of Texas Heritage Savings Association/Banc, a Texas savings association ("Texas Heritage"), in connection with the solicitation of proxies by the Board of Directors of Texas Heritage for use at the special meeting of shareholders (the "Special Meeting") to be held at the offices of Texas Heritage, 9802 Lakeview Parkway, Rowlett, Texas 75088 on ___________, 1996, at 5:00 p.m., local time, and at any adjournment or postponement thereof.


MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING

     At the Special Meeting, the holders of common stock, par value $2.50 per share, of Texas Heritage ("Texas Heritage Common") will be asked to approve the Agreement and Plan of Merger, dated May 31, 1996, as amended by the First Amendment to Agreement and Plan of Merger, dated as of August 31, 1996 as further amended by the Second Amendment to Agreement and Plan of Merger, dated October 9, 1996 (as amended, the "Merger Agreement"), by and among Texas Heritage, Jefferson Savings Bancorp, Inc., a Delaware corporation ("Jefferson"), and First Federal Savings Bank of North Texas, a federal savings association and wholly owned subsidiary of Jefferson ("First Federal"), providing for, among other matters, the merger of Texas Heritage with and into First Federal. In addition, the holders of Texas Heritage Common may be asked to vote on a proposal to adjourn or postpone the Special Meeting, which adjournment or postponement could be used for the purpose, among others, of allowing time for the solicitation of additional votes to approve the Merger Agreement.

RECORD DATE FOR THE SPECIAL MEETING

     The Board of Directors of Texas Heritage has fixed the close of business on _________________, 1996, as the record date for the determination of holders of shares of Texas Heritage Common to receive notice of and to vote at the Special Meeting. On the record date, there were 561,000 shares of Texas Heritage Common outstanding. Only holders of shares of Texas Heritage Common of record on the record date are entitled to vote at the Special Meeting. No shares of Texas Heritage Common can be voted at the Special Meeting unless the record holder is present in person or represented by proxy.


VOTE REQUIRED TO APPROVE THE MERGER AGREEMENT

     The presence in person or by proxy of a majority of the issued and outstanding shares of Texas Heritage Common entitled to vote on the record date is necessary to constitute a quorum at the Special Meeting. The affirmative vote of a majority of the outstanding shares of Texas Heritage Common entitled to vote thereon is required to approve the Merger Agreement and the transactions contemplated thereby, including the Merger. Each holder of Texas Heritage Common is entitled to one vote per share of Texas Heritage Common. Proxies marked as abstentions and shares held in street name, which have been designated by brokers on proxy cards as not voted, will not be counted as votes cast and, as a result, will have the same effect as a vote against the Merger and the Merger Agreement. Proxies marked as abstentions or as broker non-votes, however, will be treated as shares present for purposes of determining whether a quorum is present.

     As of the record date, the executive officers and directors of Texas Heritage and their affiliates have the power to vote 232,228 shares (representing approximately 41.40% of the shares outstanding) of Texas Heritage Common, all of which are expected by management of Texas Heritage to be voted in favor of the Merger Agreement. For information regarding the shares of Texas Heritage Common beneficially owned, directly or indirectly, by certain shareholders, by each director and executive officer of Texas Heritage, and by all directors and officers of Texas Heritage as a group, see "INFORMATION ABOUT TEXAS HERITAGE -- Security Ownership of Certain Beneficial Owners and Management." As of the record date, the subsidiaries of Jefferson, and the directors and executive officers of Jefferson, did not own beneficially any shares of Texas Heritage Common.


VOTING AND REVOCATION OF PROXIES FOR THE SPECIAL MEETING

     Proxies for use at the Special Meeting accompany this Proxy Statement/Prospectus. A shareholder may use his or her proxy if he or she is unable to attend the Special Meeting in person or wishes to have his or her shares voted by proxy even if he or she does attend the Special Meeting. Shares of Texas Heritage Common represented by a proxy properly signed and returned to Texas Heritage at, or prior to, the Special Meeting, unless subsequently revoked, will be voted at the Special Meeting in accordance with instructions thereon. If a proxy is properly signed and returned and the manner of voting is not indicated on the proxy, all shares of Texas Heritage Common represented by such proxy will be voted FOR the Merger Agreement and the transactions contemplated thereby, including the Merger, and FOR any proposal regarding adjournment or postponement, if such a proposal is made. The failure to submit a proxy card (or to vote in person) at the Special Meeting, the abstention from voting at the Special Meeting and, in the case of shares held in street name, the failure of the beneficial owner thereof to give specific voting instructions to the broker holding such shares (broker non-votes), will have the same effect as a vote against approval of the Merger Agreement.

     Any proxy given pursuant to this solicitation may be revoked by the grantor at any time prior to the voting thereof on the Merger Agreement and the Merger by filing with the Secretary of Texas Heritage a written revocation or a duly executed proxy bearing a later date. A holder of Texas Heritage Common who previously signed and returned a proxy and who elects to attend the Special Meeting and vote in person may withdraw his or her proxy at any time before it is exercised by giving notice of such revocation to the Secretary of Texas Heritage at the Special Meeting and voting in person by ballot at the Special Meeting; however, attendance at the Special Meeting will not in and of itself constitute a revocation of the proxy.


SOLICITATION OF PROXIES FOR THE SPECIAL MEETING

     In addition to solicitation of proxies from shareholders of Texas Heritage Common by use of the mail, proxies also may be solicited by personal interview, telephone and wire by directors, officers and employees of Texas Heritage, who will not be specifically compensated for such services, and it is expected that banks, brokerage houses and others will be requested to forward the soliciting material to their principals and obtain authorization for the execution of proxies. Except as set forth herein, all costs of soliciting proxies, assembling and mailing this Proxy Statement/Prospectus and all papers which now accompany or hereafter may supplement the same will be borne by Texas Heritage.

EXPENSES FOR PREPARATION OF PROXY STATEMENT/PROSPECTUS

     Jefferson and Texas Heritage have agreed to share in the expense of preparing this Proxy Statement/Prospectus, and Jefferson will bear the entire cost of printing this Proxy Statement/Prospectus and all Securities and Exchange Commission ("S.E.C.") and other regulatory filing fees incurred in connection therewith.


MAILING DATE OF PROXY STATEMENT/PROSPECTUS

     This Proxy Statement/Prospectus, the attached notice of Special Meeting and the enclosed proxy card are first being sent to shareholders of Texas Heritage on or about _______________, 1996 (the "Mailing Date").


                                  THE PARTIES

JEFFERSON

     General.
     -------

     Jefferson, a Delaware corporation organized in 1993, is a savings and loan holding company headquartered in Ballwin, Missouri, a suburb of St. Louis, Missouri. Jefferson owns all of the capital stock of two subsidiary financial institutions: Jefferson Savings and Loan Association, F.A., a federal savings and loan association ("Jefferson Savings and Loan"), and First Federal. Jefferson Savings and Loan was originally chartered as a mutual savings and loan association by the State of Missouri in 1927 and presently serves the St. Louis metropolitan area. First Federal, which is further described herein, is a federal savings bank resulting from Jefferson's acquisitions of three institutions located in Texas, which acquisitions (and related mergers into First Federal) were completed in 1995. At June 30, 1996, Jefferson had consolidated assets of approximately $1.1 billion and shareholders' equity of approximately $82.2 million.

     Jefferson's thrift subsidiaries operate from 10 locations in Missouri and 12 locations in Texas. Through these subsidiaries, Jefferson is principally engaged in the business of accepting deposits from the general public and originating permanent loans which are secured by first mortgages on one-to four-family residential properties located in its market areas. It also maintains a substantial investment portfolio and, to a lesser extent, originates consumer and other loans secured by various types of collateral in its market areas. The deposits of Jefferson Savings and Loan and First Federal are insured by the Savings Association Insurance Fund (the "S.A.I.F.") of the Federal Deposit Insurance Corporation (the "F.D.I.C.").

     To improve operating efficiencies within the organization, Jefferson is seeking regulatory approval from the Office of Thrift Supervision (the "O.T.S.") to merge Jefferson Savings and Loan and First Federal under the charter of the latter. It is presently anticipated that the title of the resulting entity will be JeffersonBanc. An application to merge Jefferson's thrift subsidiaries has been filed with the O.T.S. and is pending. The merger of Jefferson's thrift subsidiaries, which is expected to be completed on or about December 31, 1996, is not conditioned upon consummation of the Merger. The principal executive offices of Jefferson are at 14915 Manchester Road, Ballwin, Missouri 63011 (telephone number (314) 227-3000).

     Pending Acquisition.
     -------------------

     On September 25, 1996, Jefferson entered into an Agreement and Plan of Merger with L&B Financial, Inc. ("L&B"), located in Sulphur Springs, Texas, to acquire all of the outstanding capital stock of L&B. Pursuant to the terms of the Agreement and Plan of Merger, the shares of L&B common stock would be exchanged for a combination of cash and shares of Jefferson Common with an aggregate per share value equal to $18.50, increased to reflect L&B's earnings from April 1, 1996 through the end of the month immediately preceding the month during which the closing occurs, and decreased to reflect dividends paid or declared on L&B common stock during such period.

     L&B owns all of the outstanding capital stock of Loan & Building State Savings Bank, a Texas chartered savings bank, which would be merged into First Federal. Organized in 1890, Loan & Building State Savings Bank is the oldest savings institution in the State of Texas. L&B had consolidated assets of approximately $144 million, deposits of approximately $105 million and shareholder's equity of approximately $25 million at June 30, 1996 and operates from its main office in Sulphur Springs, Texas and its five branches located in Mt. Vernon, Mt. Pleasant, Daingerfield, Pittsburg and Texarkana, Texas.

     The shares of Jefferson Common to be issued in connection with the acquisition of L&B would constitute approximately 13.6% of the outstanding shares of Jefferson Common, assuming consummation of the Merger of Texas Heritage with and into First Federal. The acquisition of L&B, which is subject to, among other things, approval of the shareholders of L&B and receipt of regulatory approval, is expected to be completed in the first quarter of 1997. There can be no assurance that this timetable will be met or that the transaction will be consummated. The Merger is not conditioned upon consummation of the acquisition of L&B.

     Additional information regarding Jefferson and its subsidiaries is set forth in the Jefferson's documents incorporated by reference herein. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."


FIRST FEDERAL

     First Federal is a federal savings bank and wholly owned subsidiary of Jefferson operating from regional locations headquartered in Longview and Denton, Texas. First Federal has 12 full-service offices and is regulated by the O.T.S. At June 30, 1996, First Federal had assets of approximately $372.1 million and shareholders' equity of approximately $36.8 million.


TEXAS HERITAGE

     Texas Heritage, organized in 1984, is a Texas savings association headquartered in Rowlett, Texas, a suburb of Dallas/Fort Worth, Texas. Texas Heritage operates from four full-service offices located in Rowlett, Garland, Rockwall and Bedford, Texas. Texas Heritage offers complete banking services to the commercial and residential areas that it serves, and focuses its activity on construction lending. At June 30, 1996, Texas Heritage had assets of approximately $69.2 million and shareholders' equity of approximately $4.8 million. The deposits of Texas Heritage are insured by the S.A.I.F. Texas Heritage is regulated and examined by the O.T.S. and the Texas Savings and Loan Department (the "Texas S&L Department"). The principal executive offices of Texas Heritage are at 9802 Lakeview Parkway, Rowlett, Texas 75088 (telephone number (972) 475-1213).

                                  THE MERGER

GENERAL

     This section of the Proxy Statement/Prospectus describes certain aspects of the Merger, including the principal provisions of the Merger Agreement. The following information relating to the Merger is qualified in its entirety by reference to the other information contained elsewhere in this Proxy Statement/Prospectus, including the Appendices hereto and the documents incorporated herein by reference. A copy of the Merger Agreement is attached hereto as Appendix A and is incorporated by reference herein. Reference is made thereto for a complete description of the terms of the Merger. ALL SHAREHOLDERS OF TEXAS HERITAGE ARE URGED TO READ THE MERGER AGREEMENT IN ITS ENTIRETY.


BACKGROUND OF THE MERGER

     Several years ago, the Board of Directors of Texas Heritage considered and adopted a strategic plan providing that the Board would entertain an offer to purchase Texas Heritage provided all of the following principal objectives were met:

     (a) The offer must provide a return to the shareholders of Texas Heritage equal to or greater than the market price for similar thrift purchases.

     (b) The offer must have a purchase price at least equal to 1.5 times the net book value of Texas Heritage, and the consideration to be received by shareholders of Texas Heritage must not be less than 50% cash.

     (c) The entity resulting from any business combination must have a stated commitment to continue to provide financial services to the local community currently served by Texas Heritage.

     (d) Employees of Texas Heritage must be given consideration for continued employment.

     Representatives of Texas Heritage were initially approached in March 1996 by representatives of Jefferson regarding a proposed business combination of Texas Heritage and a subsidiary of Jefferson. After negotiation of the principal terms of the transaction and completion of satisfactory due diligence, the Board of Directors of Texas Heritage decided that Jefferson's offer met the criteria expressed above and that each shareholder of Texas Heritage should have the opportunity to consider Jefferson's offer. On May 31, 1996, the Board of Directors of Texas Heritage executed the Merger Agreement. The Merger is subject to final approval by the shareholders of Texas Heritage.


REASONS FOR THE MERGER

     Texas Heritage.
     --------------

     The Board of Directors of Texas Heritage has determined that the Merger and the Merger Agreement, including the Merger Consideration (as defined herein), are fair to, and in the best interests of, Texas Heritage and its shareholders. The Board of Directors of Texas Heritage believes that a business combination with a larger financial institution and more geographically diversified savings and loan holding company would, in addition to providing significant value to all shareholders, enable Texas Heritage to compete more effectively in its market area and participate in the expanded opportunities for growth that the Merger will make possible. Accordingly, the Board recommends that shareholders of Texas Heritage vote FOR approval and adoption of the Merger Agreement.

     Certain members of the management and Board of Directors of Texas Heritage have interests in the Merger that are in addition to the interests of shareholders generally. See "THE MERGER -- Interests of Certain Persons in the Merger."

     Jefferson.
     ---------

     As part of its ongoing operations, Jefferson continually is presented with and seeks out acquisition opportunities to enhance its banking franchise. A component of Jefferson's acquisition strategy is to increase its presence in Texas. The Board of Directors of Jefferson believes the acquisition of Texas Heritage would be a natural and desirable addition to Jefferson's existing banking franchise in East and North Central Texas.


RECOMMENDATION OF THE BOARDS OF DIRECTORS

     FOR THE REASONS SET FORTH ABOVE, THE BOARD OF DIRECTORS OF TEXAS HERITAGE RECOMMENDS THAT THE HOLDERS OF TEXAS HERITAGE COMMON VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER.


MERGER CONSIDERATION

     The Merger Agreement provides that each share of Texas Heritage Common, other than shares held by any shareholder properly exercising dissenters' rights under the Texas Business Corporation Act (the "Texas Act"), will be converted, at the effective time of the Merger (the "Effective Time"), into the right to receive a combination of cash and shares of common stock of Jefferson, $0.01 par value per share, ("Jefferson Common"), including any attached rights thereto under or by virtue of the Rights Agreement, dated August 17, 1994, between Jefferson and Boatmen's Trust Company, as Rights Agent, in an amount equal to two hundred percent (200%) of the per share Closing Book Value (as defined herein) of Texas Heritage determined as of the last day of the month immediately preceding the month in which the Effective Time occurs (such aggregate amount of cash and shares of Jefferson Common as described herein, is referred to herein as the "Merger Consideration"). For a description of the Rights Agreement, See "COMPARISON OF SHAREHOLDER RIGHTS -- Shareholder Rights Plan." Not more than one half of the total Merger Consideration received by all shareholders of Texas Heritage will be payable in cash (the "Cash Component"), and the remaining portion of the Merger Consideration will be payable in shares of Jefferson Common (the "Stock Component"). The number of shares of Jefferson Common issued in the Merger will equal the quotient of (A) divided by (B), where (A) equals one-half of the value of the Merger Consideration and (B) equals the average per share closing price of Jefferson Common as reported on the Nasdaq National Market tier of the Nasdaq Stock Market ("Nasdaq") for the twenty (20) trading days immediately preceding the 5th calendar day prior to the date on which the Effective Time occurs (the "Jefferson Average Price"). No fractional shares of Jefferson Common will be issued and, in lieu thereof, holders of shares of Texas Heritage Common who would otherwise be entitled to a fractional share interest in Jefferson Common (after taking into account all shares of Texas Heritage Common held by such holder) will be paid an amount in cash (which such cash will be added to, and considered a part of, the Cash Component) in an amount equal to the product of such fractional share interest and the closing price of a share of Jefferson Common on Nasdaq on the business day immediately preceding the date on which the Effective Time occurs. The number of whole shares of Jefferson Common issued to each shareholder of Texas Heritage will be increased, as necessary, and the Cash Component of the Merger Consideration payable to each shareholder of Texas Heritage will be decreased, as necessary, such that the aggregate value of the Stock Component, determined as of the date on which the Merger is consummated (the "Closing Date"), will be not less than fifty percent (50%) of the aggregate Merger Consideration payable to all shareholders of Texas Heritage.

     As used in the Merger Agreement, the term "Closing Book Value" means the amount of the shareholders' equity account, exclusive of preferred stock, of Texas Heritage, reduced by (i) any and all accruals, expenses, charge-offs, deductions or adjustments to the accounts of Texas Heritage in connection with the Merger, and (ii) the amount by which Texas Heritage's aggregate legal and accounting fees and expenses relative to the transactions contemplated by this Agreement exceeds Fifty Thousand Dollars ($50,000), and increased by (iii) an amount equal to twenty-five percent (25%) of the difference of (a) the aggregate price paid by Texas Heritage to redeem its outstanding class of preferred stock and (b) the aggregate par value of such preferred stock, provided that such amount shall not exceed Thirty-Nine Thousand Dollars ($39,000) in the aggregate, and further increased by (iv) any amounts paid by, or accrued on the books of, Texas Heritage relative to any special assessment(s) levied by the F.D.I.C. on the deposits of Texas Heritage through the Closing Date to recapitalize the S.A.I.F.

     The Closing Book Value shall be determined as of the last day of the month immediately preceding the month in which the Closing Date occurs and shall be determined by Texas Heritage's independent accountants in accordance with generally accepted accounting principles consistently applied, which such determination of Closing Book Value shall be verified by Jefferson's independent accountants.

     The Merger Consideration was determined through negotiations between Jefferson and Texas Heritage, taking into account the relative value of Jefferson Common and Texas Heritage Common.

     Based on the approximate Closing Book Value of Texas Heritage at June 30, 1996, calculated in accordance with the terms of the Merger Agreement as described above, the Merger Consideration had an approximate per share value of $17.01 and an approximate total value of $9.5 million to holders of Texas Heritage Common. The value of the Merger Consideration as stated above may increase or decrease depending on the components making up the determination of Texas Heritage's Closing Book Value and the date on which the Effective Time occurs.

    The actual value of the Merger Consideration to be received by shareholders of Texas Heritage, including the number of shares of Jefferson Common constituting the Stock Component and the value of the Cash Component, cannot be calculated as of the date of this Proxy Statement/Prospectus and will not be known until five calendar days prior to the Effective Time.


FRACTIONAL SHARES

     No fractional shares of Jefferson Common will be issued and, in lieu thereof, holders of Texas Heritage Common who would otherwise be entitled to a fractional share interest of Jefferson Common (after taking into account all shares of Texas Heritage Common held by such holder) will be paid an amount in cash (which such cash will be added to, and considered a part of, the Cash Component) in an amount equal to the product of such fractional share interest and the closing price of a share of Jefferson Common on Nasdaq on the business day immediately preceding the date on which the Effective Time occurs.

SHARE ADJUSTMENTS

     If, prior to the Effective Time, a share of Jefferson Common would be changed into a different number of shares of Jefferson Common or a different class of shares (a "Share Adjustment"), by reason of reclassification, recapitalization, splitup, exchange of shares or readjustment, or if a stock dividend thereon should be declared with a record date prior to the Effective Time, then the number of shares of Jefferson Common into which a share of Texas Heritage Common would be converted pursuant to the Merger Agreement will be appropriately and proportionately adjusted so that each shareholder of Texas Heritage will be entitled to receive such number of shares of Jefferson Common as such shareholder would have received pursuant to such Share Adjustment had the record date thereof been immediately following the Effective Time.


FORM OF THE MERGER

     The Merger Agreement provides that, subject to the satisfaction or waiver (where permissible) of the conditions set forth therein, at the Effective Time, Texas Heritage will merge into First Federal, which is a wholly owned subsidiary of Jefferson, and First Federal will be the surviving corporation in the Merger. Upon consummation of the Merger, First Federal will continue to be a wholly owned subsidiary of Jefferson, and the separate corporate existence of Texas Heritage will terminate.


CLOSING DATE; EFFECTIVE TIME

     The Merger Agreement provides that the Closing of the Merger will take place at the close of business on the last business day of the month during which all of the conditions to the Merger are satisfied or waived (where permissible), or on such other date thereafter as Jefferson and Texas Heritage may agree. The Merger Agreement provides that the Merger will become effective upon the endorsement of the Articles of Combination by the Secretary of the O.T.S. Assuming that the Merger is approved by the requisite vote of the shareholders of Texas Heritage and that the other conditions to the Merger are satisfied or waived (where permissible), it is presently anticipated that the Merger will be consummated during the fourth quarter of 1996, but no assurance can be given that such timetable will be met.


CONDUCT OF BUSINESS PENDING THE MERGER; DIVIDENDS

     Pursuant to the Merger Agreement, Texas Heritage has agreed to carry on its business in the usual, regular and ordinary course in substantially the same manner as conducted prior to the execution of the Merger Agreement. The Merger Agreement provides that Texas Heritage may declare and pay regular dividends in such amounts and at such times as are consistent with Texas Heritage's historical practices, but may not make any other distribution to shareholders, whether in cash, stock or other property.


REGULATORY APPROVALS

     The Merger is subject to the prior approval of the O.T.S. and the Texas S&L Department. The Home Owners Loan Act (the "H.O.L.A.") and the Federal Deposit Insurance Act (the "F.D.I.A.") require that the O.T.S. take into consideration the financial and managerial resources and future prospects of the existing and proposed institutions and the convenience and needs of the communities to be served. The

H.O.L.A. and the F.D.I.A. also prohibit the O.T.S. from approving the Merger if it would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States, or its effect in any section of the country may be substantially to lessen competition or to tend to create a monopoly, or if it would in any other manner be a restraint of trade, unless the O.T.S. finds that the anticompetitive effects of the Merger are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the communities to be served. The O.T.S. also has the authority to deny an application if it concludes that the combined organization would have an inadequate capital position.

     Under the F.D.I.A., the Merger may not be consummated until the 30th day following the date of O.T.S. approval, during which time the United States Department of Justice may challenge the Merger on antitrust grounds; provided, however, that the Merger may be consummated after the 15th day following the date of O.T.S. approval if the O.T.S. has not received any adverse comments from the United States Department of Justice relating to the competitive aspects of the transaction, and the Department of Justice has consented to such shorter waiting period. The commencement of an antitrust action would stay the effectiveness of the O.T.S.'s approval unless a court specifically orders otherwise.

     Under the Texas Savings and Loan Act, the Commissioner of the Texas S&L Department would be required to deny the Merger if he or she finds that (i) the Merger would substantially lessen competition or be in restraint of trade and would result in a monopoly or be in furtherance of a combination or conspiracy to monopolize or attempt to monopolize the savings and loan industry in any part of the state, unless the anticompetitive effects of the proposed reorganization, consolidation, or merger are clearly outweighed in the public interest by the probable effect of the reorganization, merger, or consolidation in meeting the convenience and needs of the community to be served; (ii) the financial stability of either First Federal or Texas Heritage would be jeopardized by the Merger; (iii) the Merger would not be in the best interest of First Federal or Texas Heritage; (iv) the experience, ability, standing, competence, trustworthiness, or integrity of the management of First Federal or Texas Heritage is such that the Merger would not be in the best interest of First Federal or Texas Heritage; (v) after the Merger, the surviving entity would not be solvent, have adequate capital structure, or be in compliance with Texas laws; (vi) First Federal and Texas Heritage have not furnished all of the information pertinent to the application reasonably requested by the Commissioner; or (vii) First Federal and Texas Heritage are not acting in good faith.

     Both the F.D.I.A. and the Texas Savings and Loan Act provide for the publication of notice and public comment on the applications.

     Applications for the required regulatory approvals from the O.T.S. and the Texas S&L Department have been filed and are pending.

CONDITIONS TO CONSUMMATION OF THE MERGER

     The Merger is subject to various conditions. Specifically, as set forth in the Merger Agreement, the obligations of each party to effect the Merger are subject to the fulfillment or waiver (where permissible) by each of the parties, at or prior to the Closing Date, of the following conditions: (i) the representations and warranties of the respective parties to the Merger Agreement as set forth therein will be true and correct in all material respects on and as of the Closing Date; (ii) each of the respective parties to the Merger Agreement will have performed and complied in all material respects with all of its obligations and agreements required to be performed prior to the Closing Date;
(iii) no party to the Merger Agreement will be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the Merger; (iv) all necessary regulatory approvals and consents required to consummate the Merger, including the approval of the shareholders of Texas Heritage, will have been obtained and all waiting periods in respect thereof will have expired; (v) each party will have received all required documents from the other party; (vi) the Registration Statement relating to the Jefferson Common to be issued pursuant to the Merger will have become effective, and no stop order suspending the effectiveness of the Registration Statement will have been issued and no proceedings for that purpose will have been initiated or threatened by the S.E.C.; and (vii) Jefferson will have received an opinion of Lewis, Rice & Fingersh, L.C., counsel to Jefferson, and Texas Heritage will have received a copy of such opinion, to the effect that (a) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), (b) gain will be realized by each holder of Texas Heritage Common who receives both Jefferson Common and cash in exchange for his or her shares of Texas Heritage Common, and will be recognized, but not in excess of the amount of cash received, (c) the basis of shares of Jefferson Common received by a shareholder of Texas Heritage will be the same as the basis of his or her shares of Texas Heritage Common exchanged therefor decreased by the amount of cash received by the shareholder and increased by the amount, if any, treated as a dividend and the amount of gain recognized by the shareholder in the exchange, and (d) the holding period of the shares of Jefferson Common received by the shareholders of Texas Heritage will include, in each instance, the holding period of the shares of Texas Heritage Common exchanged therefor, provided such shares were held as capital assets as of the Effective Time.

     The obligations of Jefferson and First Federal to effect the Merger are further subject to the condition that, prior to the Closing Date, Jefferson and First Federal have received certain environmental inspection reports required to be obtained on Texas Heritage's real properties and Jefferson will not have elected to exercise its termination rights in connection therewith. See "THE MERGER -- Termination or Abandonment" and "THE MERGER -- Certain Other Agreements -- Environmental Inspections."

     The conditions described in item (iv) above (the receipt of shareholder and regulatory approvals) may not be waived by any party. Although the remaining conditions to effect the Merger may be waived by the party entitled to the benefit thereof, neither Jefferson, First Federal nor Texas Heritage intend to waive any such conditions except in those circumstances where the Board of Directors of either Jefferson, First Federal or Texas Heritage, as the case may be, deems such waiver to be in the best interests of Jefferson, First Federal or Texas Heritage, as the case may be, and their respective shareholders.

     Applications for the required regulatory approvals of the Merger have been filed with the O.T.S. and the Texas S&L Department, which applications are pending.

     No assurance can be provided as to if or when all of the foregoing conditions precedent to the Merger will be satisfied or waived (where permissible) by the party permitted to do so. If the Merger is not effected on or before January 31, 1997, the Merger Agreement may be terminated by Jefferson, First Federal or Texas Heritage. See "THE MERGER -- Termination or Abandonment."


TERMINATION OR ABANDONMENT

     The Merger Agreement may be terminated at any time prior to the Effective
Time: (i) by any party if the Merger is not consummated on or prior to January 31, 1997; (ii) by mutual written agreement of the parties; (iii) by any party in the event of a material breach by the other of any of its representations and warranties or agreements under the Merger Agreement not cured within 30 days after notice of such breach is given by the non-breaching party; (iv) by any party in the event all the conditions to its obligations are not satisfied or waived (and not cured within any applicable cure period); (v) by any party in the event that the other becomes a party or subject to any new or amended written agreement, memorandum of understanding, cease and desist order, imposition of civil money penalties or other regulatory enforcement action or proceeding with any federal or state agency charged with the supervision or regulation of thrifts or banks after the date of the Merger Agreement; (vi) if any regulatory application filed in connection with the Merger should be finally denied or disapproved by the applicable regulatory authority or, by either party, if Jefferson fails to obtain any regulatory approvals required to consummate the Merger on or before January 15, 1997; (vii) by Texas Heritage if the Jefferson Average Price is greater than $36.25 and by Jefferson if the Jefferson Average Price is less than $21.75; and (viii) by any party if the shareholders of Texas Heritage do not approve the Merger.


PAYMENT UPON OCCURRENCE OF CERTAIN TRIGGERING EVENTS

     The Merger Agreement provides that Jefferson shall pay to Texas Heritage the sum of $250,000 upon termination of the Merger Agreement by Texas Heritage due to a material breach thereof by Jefferson not cured within 30 days after written notice of such breach is given by Texas Heritage to Jefferson. If such material breach by Jefferson should occur subsequent to the redemption of Texas Heritage's preferred stock, then Jefferson shall pay to Texas Heritage an additional $39,000 upon termination of the Merger Agreement by Texas Heritage.

     In addition, the Merger Agreement provides that Texas Heritage shall pay to Jefferson the sum of $250,000 upon termination of the Merger Agreement (i) by Jefferson upon a material breach thereof by Texas Heritage not cured within 30 days after written notice of such breach is given by Jefferson to Texas Heritage, or (ii) as a result of the failure of Texas Heritage's shareholders to approve the Merger Agreement and the Merger at the Special Meeting (other than as a result of a material breach of the Merger Agreement by Jefferson), provided that, in either case, one or more Triggering Events (as defined below) shall have occurred within 24 months of the occurrence of either of the foregoing events. As used in the Merger Agreement, the term "Triggering Event" means any of the following events: (a) any person or group of persons (other than Jefferson and/or its affiliates) acquires, or has the right to acquire, more than 50% of the outstanding shares of Texas Heritage Common; (b) the expiration date of a tender or exchange offer by any person or group of persons (other than Jefferson and/or its affiliates) to purchase or acquire securities of Texas Heritage if upon consummation of such offer, such person or group of persons would own, control or acquire the right to acquire more than 50% of the outstanding shares of Texas Heritage Common; or (c) the entry by Texas Heritage into a definitive agreement with a person or group of persons (other than Jefferson and/or its affiliates) for such person or group of persons to acquire, merge or consolidate with Texas Heritage or to acquire all or substantially all of Texas Heritage's assets or more than 50% of the outstanding shares of Texas Heritage Common.

     Notwithstanding the foregoing, a Triggering Event will not be deemed to have occurred in the event that, subsequent to any termination of the Merger Agreement, a holding company is formed with respect to Texas Heritage, provided that (i) the shareholders of such holding company are identical to the shareholders of Texas Heritage immediately prior to the formation thereof and
(ii) the holding company agrees to be bound by those provisions of the Merger Agreement described in the preceding paragraph.


DISSENTERS' RIGHTS

     The following summary of the rights of Texas Heritage shareholders who choose to dissent and demand payment for their shares of Texas Heritage Common does not purport to be a complete statement of the Texas Act relating to their rights, and is qualified by reference to the excerpts of the Texas Act that have been set forth as Appendix B to this Proxy Statement/Prospectus. Each shareholder of Texas Heritage who chooses to dissent from the Merger Agreement should consult with his or her own legal counsel concerning his or her rights and the specific procedures and available remedies under the Texas Act.

     ANY FAILURE TO FOLLOW THE DETAILED PROCEDURES SET FORTH IN THE TEXAS ACT MAY RESULT IN A SHAREHOLDER OF TEXAS HERITAGE LOSING ANY RIGHT HE OR SHE MAY HAVE TO DISSENT FROM THE MERGER AGREEMENT AND DEMAND AN APPRAISAL FOR THE VALUE FOR HIS OR HER SHARES OF TEXAS HERITAGE COMMON.

     The rights of Texas Heritage shareholders who choose to dissent from the Merger are governed by provisions of the Texas Act. An excerpt of the Texas Act (Sections 5.11-5.13) is attached as Appendix B to this Proxy Statement/Prospectus. Under the Texas Act, a shareholder of a Texas corporation who wishes to assert dissenters' rights with respect to a merger must file with the corporation, prior to the shareholders' meeting at which the merger is to be voted upon, a written objection stating that the shareholder's right to dissent will be exercised if the merger is effected and giving the shareholder's mailing address for receiving notice of the merger if it becomes effective.

     In addition, in order to dissent, the shareholder must not vote in favor of the merger. It is not necessary that a shareholder vote against the merger in order to dissent, so long as the shareholder files a written objection in advance of the proposed action. However, merely voting against the proposal, either by proxy or at the shareholders' meeting, will not take the place of filing the required written objection.

     If the merger is effected and the dissenters' rights provisions of the Texas Act are applicable to such merger, the surviving corporation of such merger must, within 10 days thereafter, mail or deliver notice thereof to each shareholder who has filed a written objection and who has not voted in favor of the merger. Shareholders who have not voted in favor of the merger and who have filed objections must make written demand for the payment of the fair value of his or her shares within 10 days of the date the surviving corporation mailed or delivered the notice in accordance with the provisions of Article 5.12 of the Texas Act, a copy of which is attached to this Proxy Statement/Prospectus as Appendix B. Such written demand must state the number and class of the shares owned by the shareholder and the shareholder's estimate of the fair value of such shares. Also, within 20 days after demanding payment, the shareholder must submit the certificates representing his or her shares to the surviving corporation for notation on the certificate that such demand has been made in accordance with the provisions of Article 5.13 of the Texas Act, a copy of which is attached to this Proxy Statement/Prospectus as Appendix B.

     A shareholder who votes for the merger, or does not file a written objection stating an intent to assert dissenters' rights prior to the shareholder's meeting at which the merger is voted upon, or does not demand payment within 10 days after receiving notice of the effectiveness of the merger, will be deemed to have waived his or her right to dissent and will be bound by the terms of the merger. A shareholder who fails to submit his or her certificate for notation of demand for payment will, at the option of the surviving corporation, terminate his or her right to dissent unless a court for good and sufficient cause directs otherwise.

     Within 20 days after receiving demand for payment from a dissenting shareholder, the surviving corporation must (i) notify the shareholder that it agrees to the amount claimed as the fair value of the shares, or (ii) set forth the surviving corporation's estimate of the fair value of the shares. If the surviving corporation and the shareholder agree on a value within 60 days after the merger, the surviving corporation must pay that value for the shares within 90 days after the merger. If the surviving corporation and the dissenting shareholder do not so agree, either the surviving corporation or such shareholder may file a petition in a court of competent jurisdiction in the appropriate Texas State district court within 120 days after the merger asking for a finding and determination of the fair value of the shares owned by the dissenting shareholder.

     All shareholders who properly dissent from a proposed merger involving a Texas corporation in accordance with Article 5.12 of the Texas Act will lose all rights with respect to their shares except the right to receive payment for the shares and the right to maintain an appropriate action to obtain relief on the grounds that the merger would be or was fraudulent. A shareholder may withdraw his or her demand before payment is made for the shares or before a petition has been filed asking for a finding and determination of the fair value of such shares, but no demand may be withdrawn after such payment has been made, or, unless the surviving corporation consents, after any such petition has been filed.

     If a shareholder withdraws his or her demand, or if neither party timely files a petition asking for a determination of fair value of the shares, such shareholder shall be bound by the terms of the merger and restored to the status of shareholder.

     The dissenters' rights provisions of the Texas Act described herein are applicable to all proposed mergers involving Texas corporations, except in those instances where (i) the shares of such corporation are listed on a national securities exchange or (ii) such shares are held of record by 2,000 holders or more. Texas Heritage Common shares are not listed on a national securities exchange, and Texas Heritage has substantially fewer than 2,000 record shareholders (____ as of the record date for the Special Meeting). Therefore, Texas Heritage shareholders are entitled to assert dissenters' rights under the Texas Act in connection with the Merger.

     THE FOREGOING SUMMARY OF THE RIGHTS OF SHAREHOLDERS TO DISSENT AND DEMAND PAYMENT FOR THEIR SHARES DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF THE TEXAS ACT RELATING TO THE RIGHTS OF DISSENTING SHAREHOLDERS OF TEXAS HERITAGE, AND IS QUALIFIED BY REFERENCE TO THE EXCERPTS OF THE TEXAS ACT WHICH HAVE BEEN SET FORTH IN FULL AS APPENDIX B TO THIS PROXY STATEMENT/PROSPECTUS.


EXCHANGE OF TEXAS HERITAGE STOCK CERTIFICATES; FRACTIONAL SHARES

     The conversion of Texas Heritage Common into the Merger Consideration (other than any shares as to which dissenters' rights are properly exercised) will occur by operation of law at the Effective Time. After the Effective Time, certificates theretofore evidencing shares of Texas Heritage Common (such certificates, other than certificates held by shareholders exercising their dissenters' rights, being collectively referred to herein as the "Texas Heritage Certificates") which may be exchanged for the Merger Consideration will be deemed, for all corporate purposes other than the payment of dividends and other distributions on shares of Jefferson Common, to evidence ownership of and entitlement to receive such Merger Consideration.

     As soon as reasonably practicable after the Effective Time, and in no event more than 5 business days thereafter, Boatmen's Trust Company (the "Exchange Agent") will mail a transmittal letter and instructions to each record holder of a Texas Heritage Certificate whose shares were converted into the right to receive the Merger Consideration, advising such holder of the amount of cash and number of shares of Jefferson Common such holder is entitled to receive pursuant to the Merger, and of the procedures for surrendering such Texas Heritage Certificates in exchange for a certificate for the number of whole shares of Jefferson Common constituting the Stock Component, and a check for the cash amount such holder is entitled to receive for the Cash Component. The letter of transmittal will also specify that delivery will be effected, and risk of loss and title to the Texas Heritage Certificates will pass, only upon proper delivery of the Texas Heritage Certificates to the Exchange Agent and will be in such form and have such other provisions as Jefferson may reasonably specify. SHAREHOLDERS OF TEXAS HERITAGE ARE REQUESTED NOT TO SURRENDER THEIR TEXAS HERITAGE CERTIFICATES FOR EXCHANGE UNTIL SUCH LETTER OF TRANSMITTAL AND INSTRUCTIONS ARE RECEIVED. The shares of Jefferson Common constituting the Stock Component of the Merger Consideration into which Texas Heritage Common will be converted in the Merger will be deemed to have been issued at the Effective Time. Unless and until the Texas Heritage Certificates are surrendered, along with a duly executed letter of transmittal, any other required documents and notification of the holder's federal taxpayer identification number, dividends on the shares of Jefferson Common constituting the Stock Component of the Merger Consideration issuable with respect to such Texas Heritage Common, which would otherwise be payable, will not be paid to the holders of such Texas Heritage Certificates and, in such case, upon surrender of the Texas Heritage Certificates and a duly executed Letter of Transmittal, any other required documents and notification of taxpayer identification number, there will be paid any dividends on such shares of Jefferson Common which became payable between the Effective Time and the time of such surrender and notification. No interest on any such dividends will accrue or be paid.


REPRESENTATIONS AND WARRANTIES OF TEXAS HERITAGE, JEFFERSON AND FIRST FEDERAL

     The Merger Agreement contains various representations and warranties of the parties thereto. These include, among other things, representations and warranties by Texas Heritage, except as otherwise disclosed to Jefferson, as to:
(i) its organization and good standing; (ii) its capitalization; (iii) the due authorization and execution of the Merger Agreement by Texas Heritage; (iv) subsidiaries, partnerships and joint ventures; (v) the accuracy of the financial statements of Texas Heritage; (vi) the absence of material adverse changes in the financial condition, results of operations, business or prospects of Texas Heritage; (vii) the absence of certain orders, agreements or memoranda of understanding between Texas Heritage and any federal or state agency charged with the supervision or regulation of thrifts; (viii) the filing of tax returns and payment of taxes; (ix) the absence of pending or threatened litigation or other such actions; (x) agreements with employees, including employment agreements; (xi) certain reports required to be filed with various regulatory agencies; (xii) its investment portfolio; (xiii) its loan portfolio; (xiv) employee matters and ERISA; (xv) title to its properties, the absence of liens (except as specified) and insurance matters; (xvi) environmental matters; (xvii) compliance with applicable laws and regulations; (xviii) the absence of undisclosed liabilities; (xix) the absence of brokerage commissions or similar finder's fees in connection with the Merger; and (xx) the accuracy of information supplied by Texas Heritage in connection with the Registration Statement, this Proxy Statement/Prospectus and any other documents to be filed with the S.E.C. or any banking or other regulatory authority in connection with the transactions contemplated by the Merger Agreement.

     Jefferson's and First Federal's representations and warranties include, among other things, those as to (i) their organization and good standing; (ii) their capitalization; (iii) the due authorization and execution of the Merger Agreement by each of Jefferson and First Federal, and the absence of the need (except as specified) for governmental or third party consents to the Merger;
(iv) subsidiaries of Jefferson; (v) the accuracy of Jefferson's financial statements and filings with the S.E.C.; (vi) the absence of material adverse changes in the financial condition, results of operations, business or prospects of Jefferson on a consolidated basis; (vii) the absence of material pending or threatened litigation or other such actions; (viii) certain reports required to be filed with various regulatory agencies; (ix) compliance with applicable laws and regulations; (x) the accuracy of information supplied by Jefferson and First Federal in connection with the Registration Statement, this Proxy Statement/Prospectus and any other documents to be filed with the S.E.C. or any banking or other regulatory authority in connection with the transactions contemplated by the Merger Agreement; (xi) the absence of brokerage commissions or similar finder's fees in connection with the Merger; (xii) the absence of certain orders, agreements or memoranda of understanding between Jefferson or First Federal and any federal or state agency charged with the supervision or regulation of thrifts or thrift holding companies; (xiii) the filing of tax returns and payment of taxes; (xiv) the absence of undisclosed liabilities; and
(xv) employee matters and ERISA.


CERTAIN OTHER AGREEMENTS

     Business of Texas Heritage in Ordinary Course. Pursuant to the Merger Agreement, Texas Heritage has agreed, among other things, that it will conduct its business and engage in transactions only in the usual, regular and ordinary course as previously conducted, and that it will not, without the prior written consent of Jefferson (which consent shall not be unreasonably withheld): (i) issue additional shares of Texas Heritage Common or other capital stock, options, warrants or other rights to subscribe for or purchase shares of Texas Heritage Common, or any other capital stock or any other securities convertible into or exchangeable for any capital stock of Texas Heritage; (ii) directly or indirectly redeem, purchase or otherwise acquire Texas Heritage Common or any other capital stock of Texas Heritage (other than shares of preferred stock of Texas Heritage); (iii) effect a reclassification, recapitalization, splitup, exchange of shares, readjustment or other similar change in any capital stock or otherwise reorganize or recapitalize; (iv) change its charter or certificate or articles of incorporation or association, as the case may be, or bylaws; (v) grant any increase (other than ordinary and normal increases consistent with past practices) in the compensation payable or to become payable to directors, officers or salaried employees, grant any stock options or, except as required by law, adopt or change any bonus, insurance, pension, or other employee plan, payment or arrangement made to, for or with any such directors, officers or employees; (vi) borrow or agree to borrow any amount of funds (except for Federal Home Loan Bank Advances and certificates of deposit originated in the ordinary course of business and having maturities of 18 months or less) or directly or indirectly guarantee or agree to guarantee any obligations of others; (vii) make or commit to make any new loan or letter of credit or any new or additional discretionary advance under any existing line of credit, in excess of $750,000, or that would increase the aggregate credit outstanding to any one borrower or group of affiliated borrowers to more than $750,000, provided, however, that Texas Heritage may make single family residential mortgage loans or construction loans in principal amounts of up to $1,000,000; (viii) purchase or otherwise acquire any investment security for its own account having an average remaining maturity greater than five years or any asset-backed securities other than those issued or guaranteed by the Government National Mortgage Association, the Federal National Mortgage Association or the Federal Home Loan Mortgage Corporation; (ix) increase or decrease the rate of interest paid on time deposits or certificates of deposit except in accordance with past practices; (x) enter into any agreement, contract or commitment out of the ordinary course of business having a term in excess of three months other than letters of credit, loan agreements, and other lending, credit and deposit agreements and documents made in the ordinary course of business; (xi) mortgage, pledge, subject to lien or charge or otherwise encumber any of its assets or properties except in the ordinary course of business; (xii) cancel, accelerate or waive any material indebtedness, claims or rights owing to Texas Heritage except in the ordinary course of business; (xiii) sell or otherwise dispose of any real property or any material amount of personal property other than properties acquired in foreclosure or otherwise in the ordinary collection of indebtedness; (xiv) foreclose or otherwise take title to or possess any real property, other than single family, non-agricultural residential property of one acre or less, without first obtaining a phase one environmental report which indicates that the property is free of hazardous, toxic or polluting waste materials; (xv) commit any act or fail to do any act which will result in a material breach of any agreement, contract or commitment which will materially adversely affect the business, financial condition or earnings of Texas Heritage; (xvi) violate any law, statute, rule, governmental regulation or order which will materially adversely affect the business, financial condition or earnings of Texas Heritage; (xvii) purchase any real or personal property or make any capital expenditure in excess of $50,000; (xviii) change accounting principles or practices, or the method of applying such principles or practices; or (xix) engage in any transaction or take any action that would render untrue, in any material respect, any of the representations and warranties made by Texas Heritage in the Merger Agreement, if such representations or warranties were given as of the date of such transaction or action.

     Additional Texas Heritage Reserves, Accruals, Charges and Expenses. The Merger Agreement provides that Jefferson and Texas Heritage will consult and cooperate with each other prior to the Effective Time to determine the amount and the timing for recognizing for financial accounting purposes the expenses of the Merger and the restructuring charges related to or to be incurred in connection with the Merger. At the request of Jefferson, Texas Heritage has agreed to establish and take such reserves and accruals as Jefferson reasonably shall request so as to conform Texas Heritage's loan, accrual, reserve and other accounting policies to Jefferson's policies, and shall establish and take such accruals, reserves and changes in order to implement such policies in respect of excess facilities and equipment capacity, severance costs, litigation matters, write-off or write-down of various assets and other appropriate accounting adjustments, provided, however, that Texas Heritage is not required to take any action which is inconsistent with generally accepted accounting principles and provided further that any such reserve and/or accrual taken at the request of Jefferson will not affect the calculation of the Closing Book Value.

     Environmental Inspections. Texas Heritage has provided Jefferson reports of phase one environmental investigations on certain real property owned or leased by Texas Heritage. In addition, Jefferson has the right to obtain similar reports of a phase one environmental investigation on all other real properties owned, leased or operated by Texas Heritage (not including leased space in retail and similar establishments and space leased for automatic teller machines). If required by the phase one reports in Jefferson's reasonable opinion, Jefferson shall have the right to obtain a report of a phase two environmental investigation on all properties requiring additional study.
Should the cost of obtaining such phase two reports and the cost of taking all remedial and corrective measures required by applicable law, recommended or suggested by such report or reports, or prudent in light of serious life, health or safety concerns exceed $100,000 as reasonably estimated by an environmental expert retained for such purpose by Jefferson and reasonably acceptable to Texas Heritage (or cannot be so estimated to be $100,000 or less), then Jefferson will have the right for a period of 10 business days to terminate the Merger Agreement by giving written notice to Texas Heritage, which shall be Jefferson's sole remedy in such event.

     Environmental investigations routinely are conducted by Jefferson in connection with transactions involving the acquisition of real property, whether pursuant to the acquisition of a bank or other business or in its ongoing business operations. These investigations are intended to identify and quantify potential environmental risks of ownership, such as contamination, which could lead to liability for clean-up costs under the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and other applicable laws. A "phase one" investigation is an initial environmental inquiry intended to identify areas of concern which might require more in-depth assessment. The scope of a phase one investigation varies depending on the environmental consultant utilized and the property assessed, but will typically include (i) visual inspection of the property; (ii) review of governmental records to ascertain the presence of such things as "Superfund" sites, underground storage tanks or landfills, etc. on or near the site; (iii) review of all relevant site records such as air or water discharge permits and hazardous waste manifests; and (iv) research regarding previous owners and uses of the property as well as those of surrounding properties. In bank or other business acquisition transactions, Jefferson's policy is to obtain phase one environmental investigations of real property to ensure that environmental problems do not exist which could result in unacceptably high or unquantifiable risk to Jefferson and its shareholders.

     Other Texas Heritage Agreements. In addition, Texas Heritage has agreed to: (i) give Jefferson prompt written notice of any occurrence, or impending or threatened occurrence, of any event or condition which would cause or constitute a breach of any of Texas Heritage's representations or agreements in the Merger Agreement or of the occurrence of any matter or event known to and directly involving Texas Heritage (not including changes in conditions that affect the thrift industry generally) that is materially adverse to the business, operations, properties, assets or condition (financial or otherwise) of Texas Heritage; (ii) use its best efforts to obtain all necessary consents with respect to any material leases, licenses, contracts, instruments and rights which require the consent of another person for their transfer or assumption pursuant to the Merger; (iii) use its best efforts to perform and fulfill all conditions and obligations to be performed or fulfilled under the Merger Agreement and to effect the Merger; (iv) permit Jefferson reasonable access to Texas Heritage's properties and to disclose and make available all books, documents, papers and records relating to assets, stock ownership, properties, operations, obligations and liabilities in which Jefferson may have a reasonable and legitimate interest in furtherance of the transactions contemplated by the Merger Agreement; and (v) maintain and keep all of its benefit plans fully funded and, to the extent any such benefit plan may not be fully or adequately funded, make such contributions as are necessary to fully restore such inadequately funded plan.

     Jefferson's Agreements. Pursuant to the Merger Agreement, Jefferson and First Federal have agreed, as applicable, among other things, to: (i) file all regulatory applications required in order to consummate the Merger and to keep Texas Heritage reasonably informed as to the status of such applications; (ii) file the Registration Statement with the S.E.C. and use its best efforts to cause the Registration Statement to become effective; (iii) timely file all documents required to obtain all necessary permits and approvals under applicable state securities laws; (iv) prepare and file any other filings required under the Securities Exchange Act of 1934, as amended, relating to the Merger and related transactions; (v) promptly notify Texas Heritage in writing should Jefferson or First Federal have knowledge of any event or condition which would cause or constitute a breach of any of its representations or agreements contained in the Merger Agreement; (vi) use their respective best efforts to perform and fulfill all conditions and obligations to be performed or fulfilled under the Merger Agreement and to effect the Merger; and (vii) permit Texas Heritage reasonable access to their properties and to disclose and make available all books, documents, papers and records relating to the assets, stock ownership, properties, operations, obligations and liabilities of Jefferson in which Texas Heritage may have a reasonable and legitimate interest in furtherance of the transactions contemplated in the Merger Agreement. In addition, the Merger Agreement states that Jefferson shall provide certain employee benefit plans and programs to the employees of Texas Heritage who continue their employment after the Effective Time.


NO SOLICITATION

     The Merger Agreement provides that, unless and until the Merger Agreement has been terminated, Texas Heritage will not solicit, encourage or initiate any inquiries with respect to, or, without prior written notice to Jefferson, participate in negotiations with, or provide information to, any person in connection with any proposal from any person relating to the acquisition of all or a substantial portion of the business, assets or stock of Texas Heritage. Texas Heritage is required to promptly advise Jefferson of its receipt of, and the substance of, any such proposal or inquiry.

WAIVER AND AMENDMENT

     Prior to or at the Effective Time, any provision of the Merger Agreement, including, without limitation, the conditions to consummation of the Merger, may be (i) waived, to the extent permitted under law, in writing by the party which is entitled to the benefits thereof; or (ii) amended at any time by written agreement of the parties, whether before or after approval of the Merger Agreement by the shareholders of Texas Heritage at the Special Meeting. It is anticipated that any given condition to the obligations of Texas Heritage and Jefferson to consummate the Merger would be waived only in those circumstances where the Board of Directors of Texas Heritage or Jefferson, as the case may be, deems such waiver to be in the best interests of such company and its shareholders.


EXPENSES AND FEES

     In the event the Merger Agreement is terminated or the Merger is abandoned, all costs and expenses incurred in connection with the Merger Agreement will be paid by the party incurring such costs and expenses, and no party shall have any liability to the other party for costs, expenses, damages or otherwise, except that: (i) in the event the Merger Agreement is terminated on account of a willful breach of any of the representations or warranties therein or any breach of the agreements set forth therein, the non-breaching party is entitled to seek damages against the breaching party; and (ii) in certain events, a fee of $250,000 will be required to be paid to Texas Heritage or Jefferson by the other party. See "THE MERGER -- Payment Upon Occurrence of Certain Triggering Events."


FEDERAL INCOME TAX CONSEQUENCES

     The Merger has been structured to qualify as a reorganization under Section 368(a) of the Code. Except for shareholders perfecting their dissenters' rights, and cash received constituting the Cash Component of the Merger Consideration, holders of shares of Texas Heritage Common will recognize no gain or dividend income on the receipt of Jefferson Common in the Merger. Additionally, their aggregate basis in the shares of Jefferson Common received in the Merger will be the same as their aggregate basis in their shares of Texas Heritage Common converted in the Merger decreased by the amount of cash received by the shareholder and increased by the amount, if any, treated as a dividend and the amount of gain recognized by the shareholder on the exchange. Provided the shares surrendered are held as capital assets, the holding period of the shares of Jefferson Common received by them will include the holding period of their shares of Texas Heritage Common exchanged therefor. Cash received as the Cash Component of the Merger Consideration and cash received by shareholders exercising their dissenters' rights will be treated as a distribution in full payment of such interests, or shares surrendered in exercise of dissenters' rights, resulting in capital gain or ordinary income, as the case may be, depending upon each shareholder's particular situation. Jefferson, Texas Heritage and First Federal will each be a "party to a reorganization" within the meaning of Section 368(b) of the Code and no gain will be recognized by Jefferson, Texas Heritage or First Federal by reason of the Merger.

     Consummation of the Merger is conditioned upon receipt by Jefferson of an opinion of Lewis, Rice & Fingersh, L.C., counsel to Jefferson, a copy of which opinion shall be delivered to and may be relied upon by Texas Heritage, to the effect that if the Merger is consummated in accordance with the terms set forth in the Merger Agreement: (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code; (ii) gain or income will be realized by each holder of shares of Texas Heritage Common who receives both Jefferson Common and cash in exchange for his or her shares of Texas Heritage

Common, and will be recognized, but not in excess of the amount of cash received; (iii) the basis of shares of Jefferson Common received by a shareholder of Texas Heritage will be the same as the basis of his or her shares of Texas Heritage Common exchanged therefor decreased by the amount of cash received by the shareholder and increased by the amount, if any, treated as a dividend and the amount of gain recognized by the shareholder in the exchange; and (iv) the holding period of the shares of Jefferson Common received by such shareholders will include, in each instance, the holding period of the shares of Texas Heritage Common exchanged therefor, provided such shares were held as capital assets as of the Effective Time.

     THE FOREGOING IS A GENERAL SUMMARY OF ALL OF THE MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO TEXAS HERITAGE SHAREHOLDERS, WITHOUT REGARD TO THE PARTICULAR FACTS AND CIRCUMSTANCES OF EACH SHAREHOLDER'S TAX SITUATION AND STATUS. EACH TEXAS HERITAGE SHAREHOLDER SHOULD CONSULT HIS OR HER OWN TAX ADVISOR REGARDING ANY SUCH SPECIFIC TAX SITUATION AND STATUS, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL AND FOREIGN LAWS AND THE POSSIBLE EFFECT OF CHANGES IN FEDERAL AND OTHER TAX LAWS.


RESALE OF JEFFERSON COMMON

     The shares of Jefferson Common issued pursuant to the Merger will be freely transferable under the Securities Act of 1933, as amended (the "Securities Act"), except for shares issued to any Texas Heritage shareholder who may be deemed to be an "affiliate" of Texas Heritage or Jefferson for purposes of Rule 145 under the Securities Act. The Merger Agreement provides that each such affiliate will enter into an agreement with Jefferson providing that such affiliate will not transfer any shares of Jefferson Common received in the Merger except in compliance with the Securities Act. This Proxy Statement/Prospectus does not cover resales of shares of Jefferson Common received by any person who may be deemed to be an affiliate of Texas Heritage. Persons who may be deemed to be affiliates of Texas Heritage generally include individuals who, or entities which, control, are controlled by or are under common control with Texas Heritage and will include directors and certain executive officers of Texas Heritage and may include principal shareholders of Texas Heritage.


INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Certain members of management and the Board of Directors of Texas Heritage may be deemed to have interests in the Merger in addition to their interests as shareholders of Texas Heritage generally. For information about the percentage of Texas Heritage Common owned by the directors and executive officers of Texas Heritage, see "INFORMATION ABOUT TEXAS HERITAGE -- Security Ownership of Certain Beneficial Owners and Management." None of the directors or executive officers of Texas Heritage would own, on a pro forma basis giving effect to the Merger, more than 1% of the issued and outstanding shares of Jefferson Common.

     Insurance; Indemnification. The Merger Agreement provides that for a period of three years following the Effective Time, Jefferson shall cause First Federal to continue Texas Heritage's directors' and officers' liability insurance coverage for the benefit of its current directors and officers to the extent that such coverage is obtainable for an aggregate premium not to exceed 150% of the annual premium presently being paid by Texas Heritage. The Merger Agreement also provides that for a period of six years after the Effective Time, Jefferson will cause First Federal, as the surviving corporation in the Merger, or any successor of First Federal, to indemnify the present directors, officers, employees and agents of Texas Heritage against any liability arising out of actions occurring prior to the Effective Time, to the maximum extent such indemnification is required under federal law and regulations applicable to federally chartered thrifts, including provisions relating to advances of expenses incurred in the defense of any action or suit.

     Employee Benefits. The Merger Agreement contains certain provisions regarding employee benefits which are described under "THE MERGER -- Effect on Employee Benefit Plans."

     Advisory Directors. Pursuant to the terms of the Merger Agreement, each director of Texas Heritage may, at his option, become an advisory director of First Federal for a period of three years beginning upon consummation of the Merger with respect to the branches of First Federal attributable to Texas Heritage. Except as described in the following paragraphs, each such advisory director will receive, during such three-year period, a director's fee commensurate with the fee such director received from Texas Heritage as of May 31, 1996, the date of the Merger Agreement.

     Employment Agreement. It is presently anticipated that Joe L. Williams, President and Chief Executive Officer of Texas Heritage, will continue as an executive officer and an advisory director of First Federal following the Merger. On the Closing Date, Mr. Williams will enter into an Employment Agreement with Jefferson and First Federal, the form of which is attached as an exhibit to the Merger Agreement attached hereto as Appendix A.

     The Employment Agreement provides that First Federal will employ Mr. Williams as President and Chief Operating Officer of the Dallas/Fort Worth, Texas division of First Federal for a period of three years, subject to renewals for additional one year periods thereafter. Pursuant to the terms of the Employment Agreement, Mr. Williams will receive an initial annual salary of $125,000 and will be eligible to participate in Jefferson's executive bonus plan. The annual salary may be increased from time to time as established by the Board of Directors of First Federal. In addition, Mr. Williams will be entitled to participate in all employee welfare, benefit, retirement and medical plans of First Federal, will receive at least four weeks of paid vacation, and will be provided an automobile for use in the performance of his duties as an officer of First Federal.

     The Employment Agreement provides that, in the event that his employment with First Federal is lawfully terminated for cause or resignation, Mr. Williams will not compete with First Federal, in Dallas, Texas, for a period of two years following such termination.


ACCOUNTING TREATMENT

     The Merger will be accounted for by Jefferson under the purchase method of accounting in accordance with Accounting Principles Board Opinion No. 16, "Business Combinations", as amended. Under this method of accounting, the purchase price will be allocated to assets acquired and liabilities assumed based on their estimated fair values at the Effective Time. Income of the combined company will not include results of operations of Texas Heritage prior to the Effective Time. See "PRO FORMA FINANCIAL DATA."

MANAGEMENT AND OPERATIONS AFTER THE MERGER

     First Federal will be the surviving association in the Merger. Following consummation of the Merger, the present offices of Texas Heritage will be operated as branch offices of First Federal. It is not anticipated that the Board of Directors of Jefferson will be affected as a result of the Merger. Current members of the Board of Directors of Texas Heritage may, however, at each member's option, become an advisory director of First Federal for a period of three years following consummation of the Merger with respect to the branches of First Federal attributable to Texas Heritage. See "THE MERGER -- Interests of Certain Persons in the Merger -- Advisory Directors." It is presently anticipated that the executive officers of Texas Heritage will continue as officers of First Federal following the Merger.

     Mr. Joe L. Williams, President of Texas Heritage, will enter into a three-year Employment Agreement with Jefferson and First Federal to be executed on the Closing Date. See "THE MERGER -- Interests of Certain Persons in the Merger -- Employment Agreement." A copy of the form of Mr. Williams' Employment Agreement is attached as an exhibit to the Merger Agreement attached hereto as Appendix A. There are no other employment agreements between Jefferson, First Federal and any other officers of Texas Heritage.


EFFECT ON EMPLOYEE BENEFIT PLANS

     The Merger Agreement provides that each employee of Texas Heritage who becomes an employee of First Federal following the Effective Time will be entitled, as an employee of a subsidiary of Jefferson, to participate in certain employee benefit and stock plans that may be in effect for employees of all of Jefferson subsidiaries, from time to time, on the same basis as similarly situated employees of other Jefferson subsidiaries, subject to the right of Jefferson to amend, modify or terminate any such plans or programs in its sole discretion. Jefferson will, for purposes of measuring periods of time for vesting and any age or period of service requirements for commencement of participation with respect to any employee benefit plans in which former employees of Texas Heritage may participate, credit each such employee with his or her term of service with Texas Heritage.


JEFFERSON'S DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

     Jefferson has an automatic Dividend Reinvestment and Stock Purchase Plan (the "Jefferson DRP") which provides, in substance, for those shareholders of Jefferson who elect to participate, that dividends on shares of Jefferson Common and optional cash payments of not less than $100 per payment, up to a maximum of $10,000 for each quarter, will be invested in shares of Jefferson Common. Shares of Jefferson Common will be purchased either in the market, in private transactions or directly from Jefferson. The purchase price for Jefferson Common purchased in the market or in private transactions will be the actual purchase price, exclusive of brokerage commissions and expenses. The purchase price of shares of Jefferson Common purchased directly from Jefferson will equal the average of the high and low price of Jefferson Common on the dividend payment date, as reported on Nasdaq, reduced by a discount of at least 2%. After the Effective Time, shareholders of Texas Heritage who receive Jefferson Common in the Merger will have the right to participate in the Jefferson DRP.

                            PRO FORMA FINANCIAL DATA

     The following unaudited pro forma combined condensed balance sheet as of June 30, 1996, and the unaudited pro forma combined condensed statements of income for the six month period ended June 30, 1996 and the year ended December 31, 1995, give effect to the Merger based on the historical consolidated financial statements of Jefferson and its subsidiaries and the historical financial statements of Texas Heritage under the assumptions and adjustments set forth in the accompanying notes to the pro forma financial statements.

     The pro forma financial statements have been prepared by the management of Jefferson and Texas Heritage based upon their respective financial statements. The following pro forma combined condensed balance sheet and condensed statements of income include:

     (a) Jefferson's historical consolidated financial information, which has been designated herein as "Jefferson."

     (b) Texas Heritage's historical financial information, which has been designated herein as "Texas Heritage." The information for Texas Heritage, the fiscal year end of which is June 30, has been restated to conform with Jefferson's fiscal year end of December 31 by adding the results of Texas Heritage for the six month period ended December 31, 1995 to the six month period ended June 30, 1995.

     (c) The combined statements of Jefferson and Texas Heritage, which have been designated herein as "Jefferson and Texas Heritage Pro Forma."

     (d) L&B's historical consolidated financial information, which has been designated herein as "L&B Financial." Jefferson has entered into a definitive agreement, dated September 25, 1996, to acquire, for a combination of cash and shares of Jefferson Common, all of the issued and outstanding shares of common stock of L&B. The proposed transaction would be accounted for as a purchase; accordingly, historical financial data for L&B is included for the current period. There can be no assurance that the acquisition of L&B will be completed. See "THE PARTIES -- Jefferson -- Pending Acquisition."

     (e) The combined statements of Jefferson, Texas Heritage and L&B which have been designated herein as "All Entities Pro Forma."

     These pro forma statements assume the Merger was consummated at the beginning of each period presented. The pro forma statements may not be indicative of the results that actually would have occurred if the Merger had been in effect on the dates indicated or which may be obtained in the future. The pro forma financial statements should be read in conjunction with the historical consolidated financial statements and notes thereto of Jefferson and Texas Heritage either incorporated by reference herein or contained elsewhere in this Proxy Statement/Prospectus. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

                   PRO FORMA COMBINED CONDENSED BALANCE SHEET
                                 JUNE 30, 1996
                                  (UNAUDITED)
                             (DOLLARS IN THOUSANDS)

                                                               Texas        Jefferson                    L&B
                                                              Heritage      and Texas                 FINANCIAL         ALL
                                                  Texas      Pro Forma      Heritage        L&B       PRO FORMA      ENTITIES
                                   Jefferson     Heritage   Adjustments     Pro Forma    FINANCIAL   ADJUSTMENTS     PRO FORMA
                                   ----------   ---------   -----------     ---------    ---------   -----------     ---------
ASSETS:
Cash                               $    1,679     $ 1,368       $          $    3,047     $  1,386      $           $    4,433
Interest-bearing deposits              11,879       2,431         3,000 a      12,499        2,565        15,000 a      14,659
                                                                 (4,772)b                                (15,405)e
                                                                    (39)c
Federal funds sold                      6,365         465                       6,830        4,965                      11,795
Investment securities
  Available for sale, at fair
   value                               86,296         490                      86,786        7,127                      93,913
  Held to maturity, at cost                 0         503           (12)g         491        8,172           (44)g       8,619
Mortgage-backed securities, net
  Available for sale, at fair
   value                              160,470       3,546                     164,016       14,859                     178,875
  Held to maturity, at cost                 0       2,941          (141)g       2,800       34,007            96 g      36,903
Loans receivable, net                 805,374      54,155                     859,529       66,302                     925,831
Real estate acquired through
 foreclosure, net                       4,278         752                       5,030          353                       5,383
Stock in Federal Home Loan Bank        15,073         659                      15,732          751                      16,483
Office properties and
 equipment, net                         8,491       1,139                       9,630        2,268                      11,898
Deferred tax asset                          0          99           (99)i           0            0                           0
Excess of cost over fair value
 of assets acquired                    14,632           0         5,524 j      20,156            0         5,072 j      25,228
Accrued income and other assets        10,856         687         9,544 b      11,543        1,336        29,310 d      12,879
                                                                 (9,544)c                                (29,310)e
                                    ---------      ------        ------     ---------      -------       -------     ---------
                                   $1,125,393     $69,235       $ 3,461    $1,198,089     $144,091      $  4,719    $1,346,899
                                    =========      ======        ======     =========      =======       ========    ==========

LIABILITIES AND STOCKHOLDERS'
 EQUITY
Savings deposits                   $  875,823     $60,695       $          $  936,518     $104,505      $           $1,041,023
Borrowed Money                        150,425       2,838         3,000 a     156,263       13,500        15,000 a     184,763
Accrued interest on savings
 deposits                                 261           0                         261          106                         367
Deferred tax liability                    957           0                         957           81                       1,038
Advance payments by borrowers
 for taxes and insurance                7,893         307                       8,200          826                       9,026
Accrued expenses and other
 liabilities                            7,791         584           500 h       8,875          387           500 h       9,762
                                    ---------      ------        ------     ---------      -------       -------     ---------
       Total liabilities            1,043,150      64,424         3,500     1,111,074      119,405        15,500     1,245,979
                                    ---------      ------        ------     ---------      -------       -------     ---------
Stockholders equity:
  Preferred stock                           0          39           (39)c           0            0                           0
  Common Stock                             45       1,402        (1,402)d          45           17             5 e          50
                                                                                                             (17)f
  Additional paid-in capital           43,615       1,616         1,976 b      45,591       15,165        13,591 e      59,182
                                                                 (1,616)d                                (15,165)f
  Retained earnings, subject to
   certain restriction                 52,148       1,797        (1,797)d      52,148       10,756       (10,756)f      52,148
  Unrealized gain (loss) on
   assets available for sale           (2,777)        (43)           43 d      (2,777)        (118)          118 f      (2,777)
  Unamortized restricted stock
   awards                                (451)          0                        (451)        (308)          308 f        (451)
  Unallocated ESOP shares              (5,732)          0                      (5,732)        (825)       (1,500)e      (7,232)
                                                                                                             825 f
  Treasury stock at cost:
   288,486 shares at
   June 30, 1996                                                                                           1,809 e
                                       (4,605)          0         2,796 b      (1,809)          (1)            1 f           0
                                    ---------      ------        ------     ---------      -------       -------     ---------
       Total stockholders'
        equity                         82,243       4,811           (39)       87,015       24,686       (10,781)      100,920
                                    ---------      ------        ------     ---------      -------       -------     ---------
                                   $1,125,393     $69,235       $ 3,461    $1,198,089     $144,091      $  4,719    $1,346,899
                                    =========      ======        ======     =========      =======       ========    ==========


                 See Notes to Pro Forma Condensed Balance Sheet.

                  NOTES TO PRO FORMA CONDENSED BALANCE SHEET

The accompanying pro forma condensed consolidated financial statements were derived from the historical financial records of Jefferson, Texas Heritage and L&B Financial, Inc. and should be read in conjunction with the historical financial statements of Jefferson, Texas Heritage and L&B Financial, Inc.

The following is a summary of the pro forma adjustments:

     (a) In connection with the proposed acquisitions of Texas Heritage and L&B Financial, Inc., First Federal will borrow from the Federal Home Loan Bank of Dallas.

     (b) Purchase of Texas Heritage with assumed consideration of twice book value, excluding preferred stock, paid in $4,772,000 cash and 175,129 Treasury shares of Jefferson Common at an assumed price of $27.25 per share, which price was the closing price on May 31, 1996, the last trading date preceeding the signing of the Merger Agreement with Texas Heritage.

     (c) Preferred stock of Texas Heritage is assumed to be redeemed at $1.00 per share.

     (d)  Elimination of Jefferson's investment in Texas Heritage.

     (e) Purchase of L&B Financial, Inc. with assumed consideration of $15,405,000 in cash and 684,678 shares of Jefferson Common at an assumed price of $22.50 per share, which price was the closing price on September 26, 1996, the last trading date preceeding the signing of the Merger Agreement with L&B Financial. Treasury shares of Jefferson will be utilized to the extent available and additional shares will be issued as needed.

     (f)  Elimination of Jefferson's investment of L&B Financial, Inc.

     (g) Adjustment of Texas Heritage's and L&B Financial, Inc.'s investment securities and mortgage backed securities portfolios to market based upon estimated market prices as of June 30, 1996. Remaining mark-to-market adjustments were not deemed material.

     (h) Estimates of costs to be incurred for anticipated reorganization and restructuring expenses related to the acquisitions.

     (i)  Write off of Texas Heritage's deferred tax debit balance.

     (j) The pro forma excess of cost over fair value of net assets acquired (goodwill) is $5,524,000 and $5,072,000 as of June 30, 1996 for Texas Heritage and L&B Financial, Inc., respectively.

                PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME

                         SIX MONTHS ENDED JUNE 30, 1996
                                  (UNAUDITED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                           TEXAS          JEFFERSON                    L&B           ALL
                                                          HERITAGE        AND TEXAS                 FINANCIAL      ENTITIES
                                              TEXAS      PRO FORMA        HERITAGE       L&B        PRO FORMA        PRO
                                 JEFFERSON   HERITAGE    ADJUSTMENTS      PRO FORMA    FINANCIAL   ADJUSTMENTS      FORMA
                                -----------  --------    -----------     ----------    ---------   -----------    ----------

Interest and dividend income    $   40,666   $  3,420         $ (52)a    $   44,050   $    5,127         $ (12)a  $   49,160
                                                                 16 b                                       (5)b
Interest expense                    26,540      1,681            90 c        28,311        2,942           450 c      31,703
                                ----------   --------    ----------      ----------   ----------   -----------    ----------
  Net interest income               14,126      1,739          (126)         15,739        2,185          (467)       17,457
Provision for loan losses              330         68                           398         (100)                        298
                                ----------   --------    ----------      ----------   ----------   -----------    ----------
Net interest income after
  provision for loan losses         13,796      1,671          (126)         15,341        2,285          (467)       17,159
Noninterest income                   2,287        476                         2,763          131                       2,894
Noninterest expense                 10,189      1,176           184 d        11,549        1,595           169 d      13,313
                                ----------   --------    ----------      ----------   ----------   -----------    ----------
  Income before income taxes         5,894        971          (310)          6,555          821          (636)        6,740
Income tax expense                   2,287        335           (45)e         2,577          305          (168)e       2,714
                                ----------   --------    ----------      ----------   ----------   -----------    ----------
Net income                      $    3,607   $    636    $     (265)     $    3,978   $      516         $(468)   $    4,026
                                ----------   --------    ----------      ----------   ----------   -----------    ----------
Net income available to
  common shareholders           $    3,607   $    636                    $    3,978   $      516                  $    4,026
                                ==========   ========                    ==========   ==========                  ==========
Net income per common share     $     0.91   $   1.13                    $     0.96   $     0.33                  $     0.84
                                ==========   ========                    ==========   ==========
Average shares outstanding       3,970,123    561,000                     4,145,252    1,556,720                   4,796,591
                                ==========   ========                    ==========   ==========                  ==========

         See Notes to Pro Forma Combined Condensed Statement of Income

               PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME

                         YEAR ENDED DECEMBER 31, 1995
                                  (UNAUDITED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                          TEXAS         JEFFERSON &                   L & B
                                                         HERITAGE          TEXAS                    FINANCIAL
                                              TEXAS     PRO FORMA        HERITAGE        L&B        PRO FORMA    ALL ENTITIES
                                JEFFERSON   HERITAGE   ADJUSTMENTS       PRO FORMA    FINANCIAL   ADJUSTMENTS    PRO FORMA
                                ----------  ---------  -----------      ----------   ----------   ------------   ------------

Interest income                  $  73,044   $  5,805      $  (104)a     $  78,776    $  10,173      $    (23)a   $   88,916
Interest expense                                                31 b                                      (10)b
                                    50,298      2,959          180 c        53,437        4,991           900 c       59,328
                                ----------   --------  -----------      ----------   ----------   -----------    -----------
 Net interest income                22,746      2,846         (253)         25,339        5,182          (933)        29,588
Provision for loan losses              367         83                          450            0                          450
                                ----------   --------  -----------      ----------   ----------   -----------    -----------
Net interest income after
 provision for loan losses          22,379      2,763         (253)         24,889        5,182          (933)        29,138
Noninterest income                   2,482        597                        3,079          (14)                       3,065
Noninterest expense                 14,955      2,035          368 d        17,358        3,189           338 d       20,885
                                ----------   --------  -----------      ----------   ----------   -----------    -----------
 Income before income taxes          9,906      1,325         (621)         10,610        1,979        (1,271)        11,318
Income tax expense
                                     3,536        467          (91)e         3,912          508          (336)e        4,084
                                ----------   --------  -----------      ----------   ----------   -----------    -----------
Net income                       $   6,370   $    858      $  (530)      $   6,698    $   1,471      $   (935)    $    7,234
                                ==========   ========  ===========      ==========   ==========   ===========    ===========
Net income available to
 common shareholders             $   6,370   $    858                    $   6,698    $   1,471                   $    7,234
                                ----------   --------                   ----------   ----------                  -----------
Net income per common
 share                           $    1.60   $   1.53                    $    1.61    $    0.93                   $     1.50
                                ==========   ========                   ==========   ==========                  ===========
Average shares outstanding       3,983,317    561,000                    4,158,446    1,582,540                    4,809,785
                                ==========   ========                   ==========   ==========                  ===========



           NOTES TO PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME
                                  (Unaudited)

(a) Interest income lost at an assumed rate of 5.75% on interest earning assets used for acquisitions.
(b) Amortization of purchase accounting adjustments on investment and mortgage backed securities portfolios over a five-year period.
(c) Interest expense on Federal Home Loan Bank advances at an assumed rate of 6.00.
(d) Amortization of goodwill under the straight line method over a period of 15 years.
(e) Tax effect of pro forma adjustments at an assumed effective tax rate of 36% (goodwill is considered non-deductible).

                     DESCRIPTION OF JEFFERSON CAPITAL STOCK


     The Certificate of Incorporation of Jefferson currently authorizes the issuance of 20,000,000 shares of common stock, par value $0.01 per share (previously defined herein as the "Jefferson Common"), and 5,000,000 shares of preferred stock, par value $0.01 per share, of which 50,000 shares of serial preferred stock are designated "Junior Participating Preferred Stock, Series E", stated value $6,000 per share (the "Jefferson Series E Preferred Stock").

     As of June 30, 1996, 4,181,563 shares of Jefferson Common were issued and outstanding, and 50,000 shares of Jefferson Series E Preferred Stock were reserved for issuance with no shares outstanding.

     With respect to the remaining authorized but unissued preferred shares, Jefferson's Certificate of Incorporation provides that its Board of Directors may, by resolution, cause such serial preferred shares to be issued from time to time, in series, and fix the powers, designations, preferences and relative, participating, optional and other rights and qualifications, limitations and restrictions of such shares.

     The following is a brief description of the terms of the Jefferson Common. For a discussion of the terms of the Jefferson Series E Preferred Stock, see "COMPARISON OF SHAREHOLDER RIGHTS -- Shareholder Rights Plan."

JEFFERSON COMMON

     Dividend Rights. Jefferson may, from time to time, declare dividends to the holders of Jefferson Common, who will be entitled to share equally in any such dividends.

     Voting Rights. Each share of Jefferson Common has the same relative rights and is identical in all respects with every other share of Jefferson Common. The holders of Jefferson Common possess exclusive voting rights in Jefferson, except to the extent that shares of serial preferred stock issued in the future may have voting rights, if any. Each holder of shares of Jefferson Common is entitled to one vote for each share held of record on all matters submitted to a vote of holders of shares of Jefferson Common.

     Preemptive Rights. Holders of Jefferson Common do not have preemptive rights with respect to any additional shares of Jefferson Common which may be issued.

     Liquidation Rights. In the event of a liquidation, dissolution or winding up of Jefferson, each holder of shares of Jefferson Common would be entitled to receive, after payment of all debts and liabilities of Jefferson, a pro rata portion of all assets of Jefferson available for distribution to holders of Jefferson Common. If any serial preferred stock is issued, the holders thereof may have a priority in liquidation or dissolution over the holders of Jefferson Common.

     Assessment and Redemption. Shares of Jefferson Common are not subject to call for redemption, and the outstanding shares of Jefferson Common, when issued and upon receipt by Jefferson of the full purchase price therefor, will be fully paid and nonassessable.

     Transfer Agent and Registrar. Boatmen's Trust Company, St. Louis, Missouri, is the transfer agent and registrar for the Jefferson Common.

SERIAL PREFERRED STOCK

     The Board of Directors of Jefferson is authorized to issue serial preferred stock and to fix and state voting powers, designations, preferences or other special rights of such shares and the qualifications, limitations and restrictions thereof. The serial preferred stock may rank prior to the Jefferson Common as to dividend rights or liquidation preferences, or both, and may have full or limited voting rights. The Board of Directors of Jefferson has no present intention to issue any of the serial preferred stock.


                       COMPARISON OF SHAREHOLDER RIGHTS

     The rights of holders of shares of Jefferson Common are governed by the General Business Corporation Law of Delaware (the "Delaware Law"), the state of Jefferson's incorporation, and by Jefferson's Certificate of Incorporation, Bylaws and other corporate documents of Jefferson. The rights of holders of shares of Texas Heritage Common are governed by the Texas Savings and Loan Association Act (the "Savings and Loan Act"), the Texas Business Corporation Act, Texas Heritage's Articles of Association, Bylaws and other corporate documents of Texas Heritage. The rights of holders of shares of Jefferson Common differ in certain respects from the rights which such holders would have as shareholders of Texas Heritage. A summary of the material differences between the respective rights of holders of Jefferson Common and Texas Heritage Common is set forth herein.

SHAREHOLDER VOTE REQUIRED FOR CERTAIN TRANSACTIONS

     Business Combinations. The Delaware Law provides that a merger or consolidation of domestic corporations requires the approval of holders of a majority of the outstanding stock of the corporation entitled to vote thereon.

     Jefferson's Certificate of Incorporation provides that any "Business Combination" (as defined herein) will require the affirmative vote of the holders of not less than 80% and at least a majority of the outstanding shares entitled to vote. The term "Business Combination" means: (i) any merger or consolidation of, with or into a Related Person (as defined herein); (ii) any sale, lease, exchange, transfer or other disposition, including without limitation, a mortgage, or any other capital device, of all or any Substantial Part (as defined herein) of the assets of Jefferson (including without limitation any voting securities of a subsidiary) or of a subsidiary, to a Related Person (iii) any merger or consolidation of a Related Person with or into Jefferson or a subsidiary of Jefferson; (iv) any sale, lease, exchange, transfer or other disposition of all or any Substantial Part of the assets of a Related Person to Jefferson or a subsidiary of Jefferson; (v) the issuance of any securities of Jefferson or a subsidiary of Jefferson to a Related Person;
(vi) the acquisition by Jefferson or a subsidiary of Jefferson of any securities of a Related Person; (vii) any reclassification of Jefferson Common or any recapitalization involving Jefferson Common; and (viii) any agreement, contract or other arrangement providing for any of the transactions described in Article XV of the Certificate of Incorporation. The term "Related Person" means and includes (i) any individual, corporation, partnership or other person or entity which together with its affiliates beneficially owns in the aggregate 10% or more of the outstanding shares of Jefferson Common; and (ii) any affiliate of any such individual, corporation, partnership or other person or entity. Without limitation, any shares of Jefferson Common which any Related Person has the right to acquire pursuant to any agreement, or upon exercise or conversion rights, warrants or options, or otherwise, shall be deemed beneficially owned by such Related Person. The Term "Substantial Part" means more than 25% of the total assets of Jefferson, as of the end of its most recent fiscal year ending prior to the time the determination is made.

     The Savings and Loan Act provides that a Texas savings association may merge or consolidate with another association provided that merger or consolidation is approved by a majority of the total vote the members are entitled to cast. Approval may be voted at either an annual meeting or at a special meeting called to consider such action. Texas Heritage's Articles of Association and Bylaws do not contain any specific provision relating to the vote necessary to effect a business combination or merger.

     Because of the differences between Jefferson's Certificate of Incorporation and the Savings and Loan Act, it may be more difficult for Jefferson's shareholders to cast sufficient votes to approve certain business combinations than it is for shareholders of Texas Heritage.

     Removal of Directors. The Certificate of Incorporation of Jefferson provides that any director or the entire board of directors of Jefferson may be removed, at any time, but only for cause and only by the affirmative vote of the holders of at least 80% of the outstanding shares of capital stock of Jefferson entitled to vote generally in the election of directors cast at a meeting of the stockholders called for that purpose. Notwithstanding the foregoing, whenever the holders of any one or more series of preferred stock of Jefferson shall have the right, voting separately as a class, to elect one or more directors of Jefferson, the removal provisions described above do not apply with respect to the directors elected by such holders of preferred stock.

     The Texas Act permits the removal of directors only by specific provision in the articles of incorporation or bylaws at a meeting specifically called for that purpose, which such removal is approved by not less than a majority of shareholders then entitled to vote at any election of directors. Neither Texas Heritage's Articles of Association nor Bylaws address the ability of shareholders to remove a director either with or without cause from the Board of Texas Heritage.

     Because the Articles of Association and Bylaws of Texas Heritage do not address the ability of shareholders of Texas Heritage to remove a director either with or without cause, it may be easier for shareholders of Jefferson to remove a director.

     Amendments to Certificate of Incorporation. The Delaware Law provides that the certificate of incorporation of a Delaware corporation may be amended only if first approved by the corporation's board of directors and thereafter by a majority of the outstanding stock entitled to vote thereon. The Delaware Law also provides that if a greater vote is specified in the certificate of incorporation, then amending such provision in the certificate of incorporation likewise requires such a greater than majority shareholder vote.

     The Certificate of Incorporation of Jefferson provides that the Corporation reserves the right to repeal, alter, amend or rescind any provision contained in its Certificate in the manner now or hereafter prescribed by law, and all rights conferred on stockholders therein are granted subject to this reservation. The Certificate of Incorporation of Jefferson further provides that the affirmative vote of the holders of not less than 80% of the outstanding shares of capital stock of Jefferson entitled to vote generally in the election of directors shall be required to amend or repeal certain provisions of Jefferson's Certificate generally related to business combinations and anti-takeover protections.

     The Savings and Loan Act provides that a Texas savings association may amend its articles of incorporation by resolution adopted by a majority vote of shareholders attending an annual meeting or special meeting called for that purpose. Any such amendment may not take effect before it is filed and approved by the Texas Savings and Loan Commissioner.

     The Delaware Corporate Law and provisions of Jefferson's Certificate of Incorporation make it more difficult for the shareholders of Jefferson to amend the Certificate of Incorporation than it is for the shareholders of Texas Heritage to amend its Articles of Association.

     Amendments to Bylaws. Jefferson's Certificate of Incorporation provides that the Board of Directors of Jefferson is expressly authorized to adopt, repeal, alter, amend and rescind the bylaws of Jefferson by a vote of two-thirds of the Board of Directors. In addition, the bylaws may be repealed, altered, amended or rescinded by the vote of the holders of not less than 80% of the outstanding shares of capital stock of Jefferson entitled to vote generally in the election of directors (considered for this purpose as one class) cast at a meeting of the stockholders called for that purpose (provided that notice of such proposed adoption, repeal, alteration, amendment or rescission is included in the notice of such meeting).

     The Savings and Loan Act provides that any association may, by resolution adopted by a majority vote of its shareholders at any annual meeting or any special meeting called for such purpose, amend its bylaws in any manner not inconsistent with the Savings and Loan Act. Any such amendment may not take effect before it is filed with and approved by the Texas Savings and Loan Commissioner.

     Texas Heritage's Bylaws provide that the bylaws may be amended at any regular or special meeting of the members by vote of a majority of the members with voting rights represented at such meeting in person or by proxy, due notice of any special meeting having been first given.

     Because of the differences between Jefferson's Certificate of Incorporation and Texas Heritage's Bylaws, it is more difficult for shareholders of Jefferson to amend its bylaws.

VOTING RIGHTS

     In accordance with Delaware law, and as provided in Jefferson's Bylaws, each outstanding share of Jefferson is entitled to one vote on each matter voted on at a meeting of shareholders. A shareholder of Jefferson may vote in person or by proxy. Directors of Jefferson are elected by a plurality of the votes cast, and shareholders of Jefferson are not entitled to cumulative voting in the election of directors. All other matters voted on by stockholders are determined by a majority of the stockholder votes cast, except those matters specifically requiring a greater than majority vote pursuant to the Delaware Law or Jefferson's Certificate of Incorporation.

     The Savings and Loan Act provides that the basis for computing the number of votes which a shareholder shall be entitled to cast may be dictated by the bylaws.

     Texas Heritage's Bylaws provide that only the holders of Capital Stock of Texas Heritage will have the right to vote. Each holder of Capital Stock is entitled to cast one vote for each share of the Capital Stock of Texas Heritage owned. Voting may be by proxy, which shall conform with the requirements of the Insurance Regulations. Texas Heritage's Bylaws specifically prohibit cumulative voting.

     The rights of shareholders of Jefferson and those of Texas Heritage are not materially different in these respects.

SPECIAL MEETINGS OF SHAREHOLDERS; SHAREHOLDER ACTION BY WRITTEN CONSENT

     Jefferson's Certificate of Incorporation provides that special meetings of stockholders of the Corporation for any purposes may be called at any time by the Board of Directors of Jefferson or by a committee of the Board of Directors which has been duly designated by the Board of Directors and whose powers and authorities, as provided in a resolution of the Board of Directors or in the bylaws of Jefferson, include the power and authority to call such meetings, but such special meetings may not be called by any other person or persons. Neither Jefferson's Certificate of Incorporation nor its Bylaws specifically authorize shareholder action by unanimous written consent of the shareholders.

     The Savings and Loan Act provides that special meetings may be called as provided in the bylaws. Texas Heritage's Bylaws provide that special meetings of the shareholders may be called by the president and shall be called by the president or secretary on the request, in writing, or by vote, of a majority of the directors.

     The Texas Act also provides that unless otherwise provided for in the articles of incorporation, any action required or permitted to be taken at a meeting of shareholders may be taken without a meeting if a consent, in writing, setting forth the action taken is signed by the holders of all shares entitled to vote on the subject matter. Under the Texas Act, the articles of incorporation may also specifically allow for such actions to be taken by written consent of the shareholders having not less than the minimum number of votes necessary to authorize such action at a meeting at which all shares entitled to vote thereon are present.

     The rights of shareholders of Jefferson and those of Texas Heritage are not materially different in these respects.

NOTICE OF SHAREHOLDER NOMINATIONS OF DIRECTORS AND PROPOSALS

     The Delaware Law does not contain any specific provisions regarding notice of shareholders' nominations of directors or proposals.

     Jefferson's Certificate of Incorporation provides that nominations for the election of directors and proposals for any new business to be taken up at any annual or special meeting of stockholders may be made by the Board of Directors of Jefferson or by any stockholder of Jefferson entitled to vote generally in the election of directors. In order for a stockholder of Jefferson to make any such nominations and/or proposals, he or she shall give notice thereof in writing, delivered or mailed to the Secretary of Jefferson not less than thirty days nor more than sixty days prior to any such meeting provided, however, that if less than forty days' notice of the meeting is given to stockholders, such written notice shall be delivered or mailed to the Secretary of Jefferson not later than the close of the tenth day following the day on which notice of the meeting was mailed to stockholders.

     Texas Heritage's Articles of Association and Bylaws do not contain provisions comparable to those described above.

SHAREHOLDER RIGHTS PLAN

     On August 17, 1994, the Board of Directors of Jefferson declared a dividend of one Preferred Share Purchase Right (a "Right") for each outstanding share of Jefferson Common. The dividend was payable on September 7, 1994 (the "Record Date") to the stockholders of record on that date. Each Right entitles the registered holder to purchase from Jefferson one one-hundredth share of Jefferson Series E Preferred Stock at a price of $60.00 per one one-hundredth Jefferson Series E Preferred Stock (the "Purchase Price"), subject to adjustment. The description and terms of the Rights are set forth in a Rights Agreement (the "Rights Agreement") between Jefferson and Boatmen's Trust Company, as Rights Agent.

     Until the earlier to occur of (i) 10 days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") have acquired beneficial ownership of 19.9% or more of the outstanding shares of Jefferson Common or (ii) 10 business days (or such later date as may be determined by action of the Board of Directors prior to such time as any person becomes an Acquiring Person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 19.9% or more of such outstanding shares of Jefferson Common (the earlier of such dates being called the "Distribution Date"), the Rights are evidenced, with respect to any of the certificates of Jefferson Common, by such certificate.

     The Rights Agreement provides that, until the Distribution Date, the Rights will be transferred with and only with the Jefferson Common. Until the Distribution Date (or earlier redemption or expiration of the Rights), new certificates representing shares of Jefferson Common issued after the Record Date, upon transfer or new issuance of Jefferson Common will contain a notation incorporating the Rights Agreement by reference. Until the Distribution Date (or earlier redemption or expiration of the Rights), the surrender for transfer of any certificates for Jefferson Common, outstanding as of the Record Date, even without such notation or a copy of this Summary of Rights being attached thereto, will also constitute the transfer of the Rights associated with the Jefferson Common represented by such certificate. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights ("Right Certificates") will be mailed to holders of record of the Jefferson Common as of the close of business on the Distribution Date and such separate Right Certificate alone will evidence the Rights.

     The Rights are not exercisable until the Distribution Date. The Rights will expire on August 17, 2004 (the "Final Expiration Date"), unless the Final Expiration Date is extended or unless the Rights are earlier redeemed by Jefferson, in each case, as described below.

     The Purchase Price payable, and the number of Jefferson Series E Preferred Stock or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Jefferson Series E Preferred Stock, (ii) upon the grant to holders of Jefferson Series E Preferred Stock of certain rights or warrants to subscribe for or purchase shares of Jefferson Series E Preferred Stock at a price, or securities convertible into shares of Jefferson Series E Preferred Stock with a conversion price, less than the then current market price of Jefferson Series E Preferred Stock or (iii) upon the distribution to holders of Jefferson Series E Preferred Stock of evidences of indebtedness or assets (excluding regular periodic cash dividends paid out of earnings or retained earnings or dividends payable on Jefferson Common) or of subscription rights or warrants (other than those referred to above).

     The number of outstanding Rights and the number of one one-hundredths of a share of Jefferson Series E Preferred Stock issuable upon exercise of each Right are also subject to adjustment in the event of a stock split on Jefferson Common or a stock dividend on Jefferson Common payable in Jefferson Common or subdivisions, consolidations or combinations of Jefferson Common occurring, in any such case, prior to the Distribution Date.

     Shares of Jefferson Series E Preferred Stock purchasable upon exercise of the Rights will not be redeemable. Each share of Jefferson Series E Preferred Stock will be entitled to a minimum preferential quarterly dividend payment of $25.00 per share, but will be entitled to an aggregate dividend of 100 times the dividend declared per share of Jefferson Common. In the event of liquidation, the holders of Jefferson Series E Preferred Stock will be entitled to a minimum preferential liquidation payment of $6,000.00 per share, but will be entitled to an aggregate payment of 100 times the payment made per share of Jefferson

Common. The Jefferson Series E Preferred Stock do not have general voting rights. Finally, in the event of any merger, consolidation or other transaction in which shares of Jefferson Common are exchanged, each share of Jefferson Series E Preferred Stock will be entitled to receive 100 times the amount received per share of Jefferson Common. These rights are protected by customary anti-dilution provisions.

     Because of the nature of the dividend and liquidation rights on Jefferson Series E Preferred Stock, the value of the one one-hundredth interest in a share of Jefferson Series E Preferred Stock purchasable upon exercise of each Right should approximate the long term value of one share of Jefferson Common.

     In the event that Jefferson is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold, proper provision will be made so that each holder of a Right will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Right, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the Right. In the event that (i) any person or group of affiliated or associated persons becomes the beneficial owner of 19.9% or more of the outstanding shares of Jefferson Common or (ii) during such time as there is an Acquiring Person, there shall be a reclassification of securities or a recapitalization or reorganization of Jefferson or other transaction or series of transactions involving Jefferson which has the effect of increasing by more than 1% of the proportionate share of the outstanding shares of any class of equity securities of Jefferson or any of its subsidiaries beneficially owned by the Acquiring Person, proper provision shall be made so that each holder of a Right, other than Rights beneficially owned by the Acquiring Person (which will thereafter be void), will thereafter have the right to receive upon exercise that number of shares of Jefferson Common having a market value of two times the exercise price of the Right.

     At any time after the acquisition by a person or group of affiliated or associated persons of beneficial ownership of 19.9% or more of the outstanding shares of Jefferson Common and prior to the acquisition by such person or group of 50% or more of the outstanding shares of Jefferson Common, the Board of Jefferson may exchange the Rights (other than Rights owned by such person or group which have become void), in whole or in part, at an exchange ratio of one share of Jefferson Common per Right (subject to adjustment).

     With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price. No fractional shares of Jefferson Series E Preferred Stock will be issued (other than fractions which are integral multiples of one one-hundredth of a share of Jefferson Series E Preferred Stock and which may, at the election of Jefferson, be evidenced by depository receipts) and in lieu thereof, an adjustment in cash will be made based on the market price of Jefferson Common on the last trading day prior to the date of exercise.

     At any time prior to the acquisition by a person or group of affiliated or associated persons of beneficial ownership of 19.9% or more of the outstanding shares of Jefferson Common, the Board of Directors of Jefferson may redeem the Rights in whole, but not in part, at a price of $0.01 per Right (the "Redemption Price"). The redemption of the Rights may be made effective at such time on such basis and with such conditions as the Board of Directors in its sole discretion may establish. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

     In addition, if a bidder who does not beneficially own more than 1% of the shares of Jefferson Common and all other voting shares of Jefferson (together the "Voting Shares") (and who has not within the past year owned in excess of 1% of the Voting Shares and, at a time the bidder held such greater than

1% stake, disclosed, or caused the disclosure of, an intention which relates to or would result in the acquisition or influence of control of Jefferson) proposes to acquire all of the Voting Shares for cash at a price which a nationally recognized investment banker selected by such bidder states in writing is fair, and such bidder has obtained written financing commitments (or otherwise has financing) and complies with certain procedural requirements, then Jefferson, upon the request of the bidder, will hold a special meeting of shareholders to vote on a resolution requesting the Board of Directors to accept the bidder's proposal. If a majority of the outstanding shares entitled to vote on the proposal vote in favor of such resolution, then for a period of 60 days after such meeting, the Rights will be automatically redeemed at the Redemption Price immediately prior to the consummation of any tender offer for all of such shares at a price per share in cash equal to or greater than the price offered by such bidder; provided, however, that no redemption will be permitted or required after the acquisition by any person or group of affiliated or associated persons of beneficial ownership of 19.9% or more of the outstanding shares of Jefferson Common. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

     The terms of the Rights may be amended by the Board of Directors of Jefferson without the consent of the holders of the Rights, including an amendment to lower certain thresholds described above to not less than the greater of (i) any percentage greater than the largest percentage of the outstanding shares of Jefferson Common then known to Jefferson to be beneficially owned by any person or group of affiliated or associated persons or (ii) 10%, except that from and after such time as any person becomes an Acquiring Person no such amendment may adversely affect the interests of the holders of the Rights.

     Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of Jefferson, including, without limitation, the right to vote or to receive dividends.

     The Rights Plan has certain anti-takeover effects. The Rights may cause substantial dilution to a person or entity that attempts to acquire Jefferson on terms not approved by the Board of Directors.

     Texas Heritage does not have a shareholder rights plan.

DISSENTERS' RIGHTS

     The Delaware Law provides that, unless the certificate of incorporation of a Delaware corporation provides otherwise, no dissenters' appraisal rights are available to holders of shares that are listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, or are held of record by more than 2,000 stockholders. However, appraisal rights are available under the Delaware Law where stockholders of a corporation are required to accept and exchange for their shares (i) shares of stock of the corporation surviving or resulting from a merger or consolidation, or depository receipts in respect thereof; (ii) shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers or held of record by more than 2,000 holders; (iii) cash in lieu of fractional shares or fractional depository receipts described in (i) or (ii) above; or (iv) any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing items (i), (ii), and (iii). Jefferson's Certificate of Incorporation does not contain provisions concerning this matter.

     Under the Texas Act, a shareholder of a Texas corporation is entitled to receive payments for the fair value of his or her shares under certain circumstances. See "THE MERGER -- Dissenter's Rights."

TAKEOVER STATUTES

     Section 203 of the Delaware Law, in general, prohibits a Delaware corporation (such as Jefferson) from engaging in a Business Combination (as defined in Section 203) with an Interested Stockholder (as defined in Section
203) for a period of three years following the date that such person became an Interested Stockholder unless (a) prior to the date that such person became an Interested Stockholder, the board of directors of the corporation approved either the Business Combination or the transaction that resulted in the stockholder becoming an Interested Stockholder, (b) upon consummation of the transaction that resulted in the stockholder becoming an Interested Stockholder, the Interested Stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding stock held by directors who are also officers of the corporation and employee stock plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, (c) the business combination is proposed prior to the consummation or abandonment of and subsequent to the public announcement of a proposed transaction which (i) constitutes a merger or consolidation of the corporation,
(ii) is with or by a person who either was not an Interested Stockholder during the previous three years or who became an Interested Stockholder with the approval of the corporation's board of directors and (iii) is approved or not opposed by a majority of the board of directors then in office who were directors prior to any person becoming an Interested Stockholder during the previous three years, or (d) on or subsequent to the date such person became an Interested Stockholder, the Business Combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders, and not by written consent, by the affirmative vote of the holders of at least 66-2/3% of the outstanding voting stock of the corporation not owned by the Interested Stockholder. A copy of Section 203 of the Delaware Law has been annexed as Appendix B hereto.

     The Texas Act does not contain a takeover statute or a "control share acquisition" provision.

     Because of the differences between the Delaware Law and the Texas Act, it is more difficult to effect an unsolicited business combination with Jefferson than it is to effect an unsolicited business combination with Texas Heritage.

INDEMNIFICATION

     The Delaware Law grants Delaware corporations broad indemnification powers, including the authority to provide forms of indemnification set forth by the Delaware Law. The Certificate of Incorporation of Jefferson provides indemnification for each person who was or is made a party or threatened to be made a party to or is otherwise involved in any proceeding by reason of the fact that he or she is or was a director or officer of Jefferson or is or was serving or has agreed to serve at the request of Jefferson as a director, officer, employee, agent partner or trustee of another corporation. In derivative suits, indemnification covers all expenses including attorneys' fees, but excludes amounts paid in settlement actually and reasonably incurred by him in connection with the defense or settlement of the action or suit. A person shall be indemnified in a derivative suit only if (i) he is successful on the merits or otherwise; or (ii) he acted in good faith in the transaction which is the subject of the suit or action, and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation. In non-derivative suits, indemnification covers amounts actually and reasonably incurred by him in connection with the defense or settlement of the non-derivative suit, including but not limited to (i) expenses (including attorneys' fees), (ii) amounts paid in settlement, (iii) judgments, and (iv) fines. A determination that the standard for indemnification has been met may be made by (i) the board of directors by a majority vote of a quorum consisting of directors of the corporation who were not parties to the action, suit or proceeding; or (ii) independent legal counsel (appointed by a majority of the disinterested directors of the corporation, whether or not a quorum) in a written opinion; or (iii) the stockholders of the corporation. Furthermore, Jefferson will pay in advance any expenses (including attorneys' fees) which may become subject to indemnification if the board of directors authorizes the specific payment and the person receiving the payment undertakes in writing to repay the same, if it is ultimately determined that he is not entitled to indemnification by Jefferson. Jefferson's Certificate of Incorporation also authorizes Jefferson to maintain insurance to protect Jefferson and any director, officer, employee or agent of Jefferson or another corporation against any expense, liability or loss, whether or not Jefferson would have the power to indemnify such person against such expense, liability or loss under its Certificate of Incorporation and the Delaware Law.

     The Texas Act authorizes corporations to indemnify any party to any threatened, pending or completed action, suit or proceeding who is or was a director, officer, employee or agent of the corporation and any person who is or was serving at the request of the corporation as director, officer, partner, venturer, proprietor, trustee, employee or agent of another corporation or other enterprise, if such individual acted in good faith and reasonably believed (i) in the case of conduct in his or her official capacity as a director, that his or her conduct was in the corporation's best interests, and (ii) in all other cases, that his or her conduct was at least not opposed to the corporation's best interest. In the case of any criminal proceeding, the individual must have no reasonable cause to believe that his or her conduct was unlawful in order for the corporation to indemnify him or her. The Texas Act provides that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged liable where the defendant's conduct was judged to be willful or intentional misconduct in the performance of his or her duty to the corporation, and will be limited to reasonable expenses actually incurred in connection with the proceeding where the defendant is found liable to the corporation or liable for receipt of improper personal benefits. Whether such director, officer, employee or agent acted properly is determined by a majority of a quorum of non-party directors, independent legal counsel opinion or by non-party shareholders. A corporation may pay expenses incurred by a director or officer before final disposition of an action or proceeding, but the director or officer must repay such expenses if it is determined that he or she was not entitled to indemnification. The corporation may purchase insurance on a director, officer, employee or agent for liability asserted against him or her whether or not the corporation could indemnify that party.

     Texas Heritage's Bylaws provide that Texas Heritage will indemnify any director or officer or former director or officer of Texas Heritage against expenses (including the amount of judgments and the amount of settlements made with view to the curtailment of costs of litigation, other than amounts paid to Texas Heritage itself) actually and necessarily incurred by him or her in connection with the defense of any action, suit, or proceeding in which he or she is made a party by reason of being or having been such director or officer. However, such person will not be indemnified in a suit or proceeding in which he or she is adjudged to be liable for negligence or misconduct in performance of his or her duty. Such indemnification will not be deemed exclusive of any other rights to which such director or officer may be entitled, under any agreement, vote of shareholders, or otherwise. The indemnity will not apply with respect to a compromise settlement of any such action or suit or proceeding unless the settlement is approved by the Board of Directors of Texas Heritage and the Savings and Loan Commissioner of Texas. A blanket indemnity bond, as required by law, covering all officers, employees, and any director of Texas Heritage is maintained by Texas Heritage.

     The rights of shareholders of Jefferson and those of Texas Heritage are not materially different in these respects.

LIMITATION ON DIRECTORS' LIABILITY

     Under Jefferson's Certificate of Incorporation, a director of Jefferson will not be personally liable to Jefferson or its stockholders for monetary damages resulting from a breach of his fiduciary duty as a director, except: (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions that are not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the Delaware Law, or (iv) for any transaction from which the director derived an improper personal benefit.

     The Texas Act provides that a Texas corporation may include any provision in its articles of incorporation which is not inconsistent with law, including any provision which under the Texas Act is required or permitted to be set forth in the bylaws which the incorporators elect to set forth in the articles of incorporation for the regulation of the internal affairs of the corporation. The Texas Miscellaneous Corporation Laws Act provides that a corporation may limit the liability of its directors by provision in its articles of incorporation; provided, however, such provision may not limit the liability of a director to the extent the director is found liable for (i) breach of his or her duty of loyalty to the corporation or it shareholders, (ii) an act or omission not in good faith that constitutes a breach of duty or an act or omission that involves intentional misconduct or a knowing violation of the law, (iii) a transaction from which the director received an improper benefit, or (iv) an act or omission for which liability is expressly provided for by statute.

CONSIDERATION OF NON-SHAREHOLDER INTERESTS

     The Delaware Law does not address Delaware director's ability to consider non-shareholder interests when discharging his or her duties. Delaware case law, however, provides that in discharging his or her responsibilities, a director of a Delaware corporation must limit consideration of non-shareholder interests, and that a board of directors of a Delaware corporation may consider non-shareholder interests only if those interests are rationally related to benefits accruing to the shareholders of the Delaware corporation. Revlon, Inc. v. MacAndrews & Forbes Holding, Inc., 506 A.2d 173 (Del. 1986). Delaware case law further provides that when a board of directors of a Delaware corporation decides to sell a Delaware corporation, concern for non-shareholder interests is inappropriate. Id.

     The Certificate of Incorporation of Jefferson grants the Board of Directors of Jefferson broader discretion than that addressed by Delaware case law. Specifically, Jefferson's Certificate of Incorporation provides that the Board of Directors of Jefferson may, when evaluating a business combination or any tender or exchange offer, give due consideration to all relevant factors including, without limitation, social and economic effects of acceptance of such offers on present and future customers and employees of Jefferson and subsidiaries of Jefferson, the communities in which Jefferson and its subsidiaries operate or are located and the ability of Jefferson and its subsidiaries to fulfill their respective corporate objectives.

     The Texas Act does not contain provisions comparable to those described above.

     These differences do not materially affect the rights of shareholders of either organization.

                       INFORMATION ABOUT TEXAS HERITAGE

BUSINESS OF TEXAS HERITAGE

     Texas Heritage is a state stock institution, chartered in Texas, with offices in Rowlett, Garland, Bedford and Rockwall, Texas. Texas Heritage's primary business is that of providing deposit services and loans, with an emphasis in construction lending, to customers in the North Texas area.

RECENT DEVELOPMENTS

     Effective September 30, 1996, President Clinton signed legislation that recapitalizes the S.A.I.F. by instituting a one-time special assessment on all deposits insured by S.A.I.F. The special assessment was computed at 0.657% of all deposits held by Texas Heritage as of March 31, 1995, and must be paid by November 29, 1996. The special assessment on the deposits held by Texas Heritage, which was recognized as of September 30, 1996, was approximately $285 thousand pre-tax. The financial impact of the special assessment is expected to be offset over the next few years as a result of the anticipated reduction of the assessment rate for deposits insured by the S.A.I.F. from 0.23% to approximately 0.064%, effective January 1, 1997.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF TEXAS HERITAGE

     This section presents an analysis of the financial condition and results of operations of Texas Heritage for the years ended June 30, 1996, 1995 and 1994. This review should be read in conjunction with the financial statements, notes to financial statements and financial data presented elsewhere in this document.

                FOR THE YEARS ENDED JUNE 30, 1996, 1995 AND 1994

RESULTS OF OPERATIONS

     Net income for the years ended June 30, 1996, 1995 and 1994 was $1,101,640, $702,417 and $785,478, respectively. Net income per share for such periods was $1.96, $1.25 and $1.40, respectively. The decrease in net income from 1994 to 1995 was due primarily to a change in accounting principle (the adjustment) at June 30, 1994, which increased net income $235,000. Excluding the adjustment, there was an increase in net income from 1994 to 1995, due primarily to an increase in interest earning assets. The increase in net income from 1995 to 1996 was due to an increase in net interest margin. Net income for each of the three years, as a percent of average assets and average equity, was:

                 Return on Average     Return on Average Equity
                      Assets                   June 30,
                     June 30,
               ----------------------  -----------------------
                1996    1995    1994    1996    1995     1994
               ------  ------  ------  ------  ------   ------
Net income      1.71%   1.29%   1.89%  25.96%  20.08%   26.41%

     Dividends declared and paid during the years ended June 30, 1995 and 1994 were $150,000 and $142,200, respectively. No dividends were declared or paid for the year ended June 30, 1996.

     Following is an analysis of the primary components of net income for the years ended June 30, 1996, 1995 and 1994.

NET INTEREST INCOME

     The major source of revenue of Texas Heritage is net interest income. Net interest income is the difference between gross interest and fees earned on earning assets, primarily loans and investment securities, and interest paid on deposits and borrowed funds. Net interest income is affected by the interest rate earned and paid, and by volume changes, principally in loans, investment securities, deposits and borrowed funds. The following tables present, for the periods indicated, the total dollar amount of interest income from average interest-earning assets and the resultant yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates. No tax equivalent adjustments were made. All average balances are monthly average balances. Non-accruing loans have been included in the table as loans carrying a zero yield.


                                                           JUNE 30, 1996
                                          ----------------------------------------------
                                                        PERCENT OF    INTEREST   AVERAGE
                                            AVERAGE       TOTAL       INCOME/     YIELD/
                                            BALANCE       ASSETS      EXPENSE      RATE
                                          -----------   ----------  ----------   -------
Interest-earning assets:
  Loans receivable, net                   $49,797,345       77.08%  $6,065,315    12.18%
  Taxable investment securities             9,089,037       14.07      529,626     5.83
  FHLB deposits                             2,429,825        3.76      119,621     4.92
  Interest earning deposits with banks        220,769        0.34       11,373     5.15
                                          -----------   ---------   ----------
   Total interest earning assets           61,536,976       95.25    6,725,935    10.93
                                          -----------   ---------   ----------
Non-interest earning assets:
  Cash and due from banks                     531,756        0.82
  Other assets                              2,532,258        3.93
                                          -----------   ---------
   Total assets                           $64,600,990      100.00%
                                          ===========   =========
Interest-bearing liabilities:
  Interest bearing demand and NOW
   deposits                               $ 5,023,891        7.78%     127,144     2.53
  Savings deposits                          1,393,258        2.16       38,053     2.73
  Time deposits                            46,247,892       71.59    2,757,740     5.96
  Borrowings-FHLB advances                  5,551,142        8.59      320,219     5.77
                                          -----------   ---------   ----------
   Total interest-bearing liabilities      58,216,183       90.12    3,243,156     5.57
                                          -----------   ---------   ----------
Non-interest bearing liabilities:
  Non-interest bearing deposits             1,239,226        1.92
  Other liabilities                           901,442        1.39
Stockholders' equity                        4,244,139        6.57
                                          -----------   ---------
Total liabilities and
  stockholders' equity                    $64,600,990      100.00%
                                          ===========   =========
Net interest income                                                 $3,482,779
                                                                    ==========
Interest rate spread                                                               5.36%
Net interest margin                                                                5.66%

                                                                JUNE 30, 1995
                                              --------------------------------------------------
                                                            PERCENT OF      INTEREST     AVERAGE
                                                AVERAGE        TOTAL        INCOME/       YIELD/
                                                BALANCE       ASSETS        EXPENSE        RATE
                                              -----------   ----------     ----------    -------
Interest-earning assets:
  Loans receivable, net                       $39,881,919        73.26%    $4,579,429      11.48%
  Taxable investment securities                10,219,939        18.77        568,656       5.56
  FHLB deposits                                 1,607,617         2.95         79,679       4.96
  Interest earning deposits with banks            406,923         0.75         21,358       5.25
                                              -----------        -----     ----------
   Total interest earning assets               52,116,398        95.73      5,249,122      10.07
                                              -----------        -----     ----------
Non-interest earning assets:
  Cash and due from banks                         287,308         0.53
  Other assets                                  2,035,981         3.74
                                              -----------       ------
   Total assets                               $54,439,687       100.00%
                                              ===========       ======
Interest-bearing liabilities:
  Interest bearing demand and NOW deposits    $ 5,261,993         9.67%       134,979       2.57
  Savings deposits                              1,260,594         2.31         34,902       2.77
  Time deposits                                32,637,198        59.95      1,680,009       5.15
  Borrowings-FHLB advances                     10,189,139        18.72        571,890       5.61
                                              -----------       ------     ----------
   Total interest-bearing liabilities          49,348,924        90.65      2,421,780       4.91
                                              -----------       ------     ----------
Non-interest bearing liabilities:
  Non-interest bearing deposits                   852,357         1.56
  Other liabilities                               740,539         1.36
Stockholders' equity                            3,497,867         6.43
                                              -----------       ------
Total liabilities and stockholders' equity    $54,439,687       100.00%
                                              ===========       ======
Net interest income                                                        $2,827,342
                                                                           ==========
Interest rate spread                                                                        5.16%
Net interest margin                                                                         5.43%

                                                          JUNE 30, 1994
                                           ---------------------------------------------------
                                                           PERCENT OF     INTEREST    AVERAGE
                                            AVERAGE          TOTAL        INCOME/      YIELD/
                                            BALANCE          ASSETS       EXPENSE      RATE
                                           ----------     -----------    ---------    -------
Interest-earning assets:
  Loans receivable, net                   $24,280,546        58.29%      $2,784,792    11.47%
  Taxable investment securities            11,362,501        27.28          597,928     5.26
  FHLB deposits                             2,941,255         7.06           88,447     3.01
  Interest earning deposits with banks      1,017,846         2.44           50,960     5.01
                                          -----------     ---------      ----------
   Total interest earning assets           39,602,148        95.07        3,522,127     8.89
                                          -----------     ---------      ----------
Non-interest earning assets:
  Cash and due from banks                     275,980         0.66
  Other assets                              1,777,526         4.27
                                          -----------     --------
   Total assets                           $41,655,654       100.00%
                                          ===========     ========
Interest-bearing liabilities:
  Interest bearing demand and NOW
   deposits                               $ 5,848,574        14.04%         154,006     2.63
  Savings deposits                          1,027,673         2.47           11,610     1.13
  Time deposits                            25,803,230        61.94        1,078,457     4.18
  Borrowings-FHLB advances                  5,001,860        12.01          214,422     4.29
                                          -----------     ---------      ----------
   Total interest-bearing liabilities      37,681,337        90.46        1,458,495     3.87
                                          -----------     ---------      ----------
Non-interest bearing liabilities:
  Non-interest bearing deposits               592,571         1.42
  Other liabilities                           407,773         0.98
Stockholders' equity                        2,973,973         7.14
                                          -----------     ---------
Total liabilities and
  stockholders' equity                    $41,655,654       100.00%
                                          ===========     ========
Net interest income                                                      $2,063,632
                                                                         ==========
Interest rate spread                                                                    5.02%
Net interest margin                                                                     5.21%

     The increase in net interest income from 1994 to 1995 and from 1995 to 1996 was attributable to higher interest margins. Interest expense on deposits increased $605,817 from 1994 to 1995 and cost of funds increased 1.04%. Interest expense on deposits increased from 1995 to 1996 by $1,073,047 and the cost of funds increased 0.66%, due primarily to rising interest rates. Interest income on earning assets increased $1,726,995 from 1994 to 1995, representing an increase in the average yield of 1.18%. Interest income on earning assets increased from 1995 to 1996 by $1,476,813, representing an increase in the average yield of 0.86%. The net interest margin increased by 0.22% from 1994 to 1995, due primarily to an increase in loan yields. The net interest margin increased by 0.23% from 1995 to 1996, as loan yield continued to increase. Average interest bearing liabilities increased from $37,681,337 at June 30, 1994 to $49,348,924 at June 30, 1995. This increase resulted in increased interest expense. During the same period, average earning assets increased from $39,602,148 at June 30, 1994 to $52,116,398 at June 30, 1995, and continued to increase to $61,536,976 at June 30, 1996. Average interest bearing liabilities increased from $49,348,924 at June 30, 1995 to $58,216,183 at June 30, 1996.

     Net interest income is affected by the volume and rate of both interest-earning assets and interest-bearing liabilities. The following table depicts the dollar effect and rate change for the different categories of interest-earning assets and interest-bearing liabilities and the resultant change in interest income and interest expense. Non-performing loans are included with loans in this table.

                                                     RATE/VOLUME ANALYSIS OF NET INTEREST INCOME

                                         1996 VS. 1995                            1995 VS. 1994
                                   INCREASE (DECREASE) DUE TO               INCREASE (DECREASE) DUE TO
                                   --------------------------     TOTAL     --------------------------    TOTAL
                                                                INCREASE                                 INCREASE
                                      VOLUME       RATE/(1)/   (DECREASE)      VOLUME       RATE/(1)/   (DECREASE)
                                    -----------   ----------   ----------    -----------   -----------  ----------
Interest earned on:
------------------
  Loans                              $1,138,291     $347,595   $1,485,886     $1,789,477    $   5,160   $1,794,637

  Taxable investment securities         (62,878)      23,848      (39,030)       (60,099)      30,827      (29,272)

  FHLB deposits                          40,782         (840)      39,942        (40,143)      31,375       (8,768)

  Interest earning                       (9,773)        (212)      (9,985)       (30,607)       1,005      (29,602)
   deposits with banks
                                     ----------     --------   ----------     ----------    ---------   ----------
  Total interest earning assets       1,106,422      370,391    1,476,813      1,658,628       68,367    1,726,995
                                     ----------     --------   ----------     ----------    ---------   ----------
Interest paid on:
----------------
  Interest bearing demand
   and NOW deposits                      (6,119)      (1,716)      (7,835)       (15,427)      (3,600)     (19,027)

  Savings deposits                        3,675         (524)       3,151          2,632       20,660       23,292

  Time deposits                         700,951      376,780    1,077,731        285,660      315,892      601,552

  Borrowings-FHLB
   advances                            (260,192)       8,521     (251,671)       222,534      134,934      357,468
                                     ----------     --------   ----------     ----------    ---------   ----------
  Total interest bearing
   liabilities                          438,315      383,061      821,376        495,399      467,886      963,285
                                     ----------     --------   ----------     ----------    ---------   ----------
  Net interest income                $  668,107     $(12,670)  $  655,437     $1,163,229    $(399,519)  $  763,710
                                     ==========     ========   ==========     ==========    =========   ==========

(1) Changes in interest income and interest expense due to both rate and volume are included in rate variances.

PROVISION FOR LOAN LOSSES

     The provision for loan losses provides a reserve (the allowance for loan losses) against which loan losses are charged as those losses become evident. Management determines the appropriate level of the allowance for loan losses on a quarterly basis. These quarterly analyses take into consideration the results of an ongoing loan review and grading process, the purpose of which is to determine the level of credit risk within the portfolio at any given time.

     Utilizing the results of the loan review and grading process, a specific portion of the reserve is allocated to those loans which appear to represent a more than normal exposure to risk. In addition, estimates are made for potential losses within the acceptably graded portfolios of consumer loans, residential mortgage loans, commercial real estate loans, and commercial loans not otherwise specifically reviewed, based on historical loss experience and other factors and trends. Provisions for loan loss expense of $8,594, $186,300 and $102,696 were made in 1996, 1995 and 1994, respectively.

     Following is a table setting forth the activity in the allowance for loan losses and the allocation of the allowance for loan losses, along with certain ratios for non-performing loans and total loans:

                                            Year Ended June 30,
                                      ------------------------------
                                        1996       1995       1994
                                      ---------  --------   --------
Balance at beginning of period        $639,309   $528,431   $491,209
Loans charged off:
  Mortgage                                  --    (14,122)   (64,958)
  Construction, net                     (6,375)        --         --
  Installment                          (19,558)   (62,800)      (716)
                                      ---------  --------   --------
Total charge offs                      (25,933)   (76,922)   (65,674)
                                      ---------  --------   --------
Recoveries:
  Mortgage                              40,500         --         --
  Installment                            1,500      1,500        200
                                      ---------  --------   --------
Total recoveries                        42,000      1,500        200
                                      ---------  --------   --------
Net loans recovered (charged off)       16,067    (75,422)   (65,474)
Provision for possible loan losses
  charged against income                 8,594    186,300    102,696
                                      ---------  --------   --------
Balance at end of period              $663,970   $639,309   $528,431
                                      =========  ========   ========
Net charge offs (recoveries)/
  average loans                          (0.03)%     0.19%      0.27%
Loan reserve/total loans                  1.18%      1.28%      1.48%
Loan reserve/non-performing loans       111.91%     84.71%     94.85%

     The following table sets forth the breakdown of the allowance for loan losses by loan category for the periods indicated. The allocation of an allowance to each category is not necessarily indicative of future losses and does not restrict the use of the allowance to absorb losses in any other category.


                                                    JUNE 30,
                     ---------------------------------------------------------------------
                                   % OF                    % OF                    % OF
                                 LOANS IN                LOANS IN                LOANS IN
                                 CATEGORY                CATEGORY                CATEGORY
                                 TO TOTAL                TO TOTAL                TO TOTAL
                        1996       LOANS       1995        LOANS        1994       LOANS
                     -------------------     --------------------     --------------------
Mortgage             $ 78,699      66.39%    $125,421       66.00%    $146,703       88.52%

Construction, net      56,980      29.69       85,575       29.85      132,488        6.12

Installment                --       3.92        2,478        4.15           --        5.36

Unallocated           528,291         --      425,835          --      249,240          --
                     --------     ------     --------      ------     --------      ------
Total Allowance      $663,970     100.00%    $639,309      100.00%    $528,431      100.00%
                     ========     ======     ========      ======     ========      ======

     Based on Texas Heritage's loan review process, historical loan loss experience and economic conditions, management believes the allowance for loan losses at June 30, 1996 is adequate to cover any potential losses in the loan portfolio.


RISK ELEMENTS IN A LOAN PORTFOLIO; INTEREST RECOGNITION

     Risk elements in a loan portfolio include loans accounted for as impaired, nonaccrual loans, accruing loans that are contractually past due 90 days or more as to interest or principal payments, loans where there are serious doubts as to the ability of the borrower to comply with the present loan repayment terms, other real estate and significant industry concentrations (such as real estate, energy or agricultural loans).

     Nonperforming assets are defined as loans delinquent 90 or more days, nonaccrual and impaired loans, and foreclosed assets. Such assets do not necessarily represent future losses to Texas Heritage, since underlying collateral can be sold and the financial condition of the borrower may improve. The following table sets forth the details of nonperforming assets. Texas Heritage had no restructured loans at any of the dates listed herein.

     The following table sets forth the detail of nonperforming assets:

                                                           JUNE 30,
                                             ----------------------------------
                                                1996        1995        1994
                                             ----------   --------   ----------
Impaired loans                               $  593,314   $754,716   $  557,116

Other real estate owned                         793,099    221,334      473,405
                                             ----------   --------   ----------
Total nonperforming assets                   $1,386,413   $976,050   $1,030,521
                                             ==========   ========   ==========
Total nonperforming assets to total assets         2.00%      1.57%        2.16%


     The following table compares the allowance for loan losses and the total nonperforming loans:

                                                       JUNE 30,
                                        -------------------------------------
                                            1996         1995         1994
                                        -----------  -----------  -----------
Allowance for loan losses                 $663,970     $639,309     $528,431
Nonperforming loans                       $593,314     $754,716     $557,116
Allowance as a percentage of
 nonperforming loans                        111.91%       84.71%       94.85%

     At June 30, 1996, 1995 and 1994, there were no significant commitments to lend additional funds to borrowers whose loans were considered nonperforming.


NON-INTEREST INCOME

     Income, other than from interest-earning assets, is derived primarily from services provided to customers for which fees are charged. These services are chiefly deposit services such as account service charges, overdraft and non-sufficient funds privileges, account analysis, issuance of cashiers' checks and letters of credit, income for other real estate transactions and income from securities transactions. The following table lists the accounts from which non-interest income is derived, provides the totals for those accounts and reflects the changes from the preceding period shown to the next comparable period:


                          YEAR ENDED JUNE 30,               PERCENT CHANGE
                    -------------------------------     ----------------------
                        1996      1995      1994        1996/1995    1995/1994
                    ---------- --------- ----------     ---------   ----------
Service charges on
 deposit accounts     $140,361  $ 99,603  $ 97,240        40.92%        2.43%
Gain on sale of
 real estate           153,979    20,438    84,691       653.40       (75.87)
Other income            99,664    88,369    85,687        12.78         3.13
                    ---------- --------- ----------     ----------------------
Total non-interest
 income               $394,004  $208,410  $267,618        89.05%      (22.12%)
                    ========== ========= ==========     =========   ==========

     The decrease in non-interest income from 1994 to 1995 is due primarily to a decrease in gains on sale of real estate. The increase in non-interest income from 1995 to 1996 is primarily due to an increase in gains on real estate sales during such period.


OTHER EXPENSES

     Non-interest expense, which Texas Heritage incurs in the ordinary course of business, includes salaries and other types of expenses, such as occupancy, professional fees, ad valorem taxes and supplies. The following table sets forth the accounts that make up non-interest expense, provides the totals for those accounts and reflects the changes from the preceding period shown to the next comparable period:

                                        YEAR ENDED JUNE 30,              PERCENT CHANGE
                              -------------------------------------  ----------------------
                                   1996         1995        1994     1996/1995   1995/1994
                              ------------  -----------  ----------  ----------  ----------
Personnel expense               $1,114,408   $  945,338  $  748,370      17.88%      26.32%

Occupancy expense                  407,098      309,711     238,321      31.44       29.96

Computer/office supplies           105,734       78,813      66,878      34.16       17.85

State franchise tax expense        (27,014)      37,119      21,499    (172.78)      72.65

Postage expense                     29,949       26,012      23,664      15.14        9.92

Advertising expense                 62,672       54,287      37,537      15.45       44.62

Insurance expense                  111,399       82,552      77,172      34.94        6.97

Legal and professional fees        140,988       96,255      78,083      46.47       23.27

Real estate owned expense           58,157       29,925      39,544      94.34      (24.32)

Dues, fees and subscriptions        13,107       12,814       9,514       2.29       34.69

Courier expense                     23,230       11,216       6,930     107.11       61.85

Automatic teller machine            16,080       15,440      18,928       4.15      (18.43)
 expense

Other expenses                      47,458       35,500      22,438      33.68       58.21

Loss on sale of securities              --       31,094          --    (100.00)     100.00

Loss on sale of real estate         96,327       30,634       3,635     214.44      742.75
                              ------------  -----------  ----------  ----------  ----------
Total non-interest expense      $2,199,593   $1,796,710  $1,392,513      22.42%      29.03%
                              ============  ===========  ==========  ==========  ==========

     The increase in personnel expense from 1995 to 1996 and from 1994 to 1995 was primarily due to increased salary levels. The increase in occupancy expense from 1995 to 1996 was primarily due to additional bank equipment placed in service and the additional lease expense associated with the opening of a new branch. State franchise tax expense decreased from 1995 to 1996 due to the receipt of an approximate $43,000 refund of franchise taxes from amending the returns for 1991 through 1995. All other expenses increased proportionately as Texas Heritage grew in size.

INCOME TAXES

     Texas Heritage adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," in 1994. The cumulative effect on years prior to 1994 of this change in accounting principle was an increase in net income of $235,000.


FINANCIAL CONDITION

LOANS

     The loan portfolio constitutes the major earning asset of most financial institutions and typically offers the best alternative for obtaining the maximum interest spread above the cost of funds. The overall economic strength of any financial institution generally parallels the quality and yield of its loan portfolio. Total loans (net of allowance for loan losses, net deferred loan origination fees, and unearned discounts) were $54,155,231 (78.22% of total assets) at June 30, 1996, $47,464,720 (76.54% of total assets) at June 30, 1995, and $33,900,509 (71.08% of total assets) at June 30, 1994. The following table presents loans outstanding, net of the undisbursed portion of construction loans:

                                                        JUNE 30,
                     -----------------------------------------------------------------------------
                               1996                      1995                        1994
                     -----------------------  ------------------------    ------------------------
                                    PERCENT                    PERCENT                     PERCENT
                        AMOUNT     OF TOTAL     AMOUNT        OF TOTAL      AMOUNT        OF TOTAL
                     ------------  ---------  -----------   ------------  -----------   ----------
Mortgage loans        $37,499,422     66.39%  $32,938,984         66.00%  $31,516,149       88.52%
Interim loans, net     16,771,400     29.69    14,896,139         29.85     2,180,000        6.12
Installment and
 savings loans          2,211,266      3.92     2,073,961          4.15     1,905,899        5.36
                     ------------  ---------  -----------   ------------  -----------   ----------
         Total        $56,482,088    100.00%  $49,909,084        100.00%  $35,602,048      100.00%
                     ============  =========  ============  ============  ===========   ==========

     The loan portfolio does not include any loans to foreign countries, credit card loans or highly leveraged transaction loans. Texas Heritage primarily originates or participates in mortgage loans to individuals and businesses in its local lending area of North Texas. Texas Heritage has written policies requiring security for loans, including liens on residential mortgage loans. In addition, policies and procedures are in place to assess the creditworthiness of borrowers for all loans and commitments. Borrowers' ability to honor their loan contracts are largely dependent upon the economic conditions within their market and on the national level.


MATURITY OF LOANS

     The following table sets forth the maturity of total loans, gross of unearned discount:


                                          JUNE 30, 1996
                                    -------------------------
                                                  PERCENT OF
                                       LOANS        TOTAL
                                    ------------  -----------
In one year or less                  $31,084,342       55.03%

After one year through five years     12,520,949       22.17

After five years                      12,876,797       22.80
                                    ------------  -----------
    Total                            $56,482,088      100.00%
                                    ============  ===========

INTEREST SENSITIVITY

     The following table reflects the maturity by rate structure of total loans, gross of unearned discount:

                                          JUNE 30, 1996
                                    -------------------------
                                                   VARIABLE
                                     FIXED RATES    RATES
                                    ------------  -----------
In one year or less                  $ 6,582,949  $24,501,393

After one year through five years      6,879,583    5,641,366

After five years                      12,876,797           --
                                    ------------  -----------
    Total                            $26,339,329  $30,142,759
                                    ============  ===========


INVESTMENTS

     On January 1, 1995, Texas Heritage adopted Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" (SFAS 115). Under SFAS 115, each security is classified as either available for sale or held to maturity. Investments held to maturity are recorded at amortized cost. Securities available for sale are recorded at their fair value. The after-tax difference between amortized cost and fair value of securities available for sale is recorded as an unrealized gain or loss on securities and either increases (in the case of all unrealized gain) or decreases (in the case of an unrealized loss) total stockholders' equity. The tax impact of such adjustment is recorded as an adjustment to the amount of the deferred tax liability. As permitted by the Financial Accounting Standards Board, Texas Heritage transferred securities, on December 31, 1995, with a carrying value of $4,472,012 and an unrealized loss of $23,531 to available for sale from held to maturity.

     The following table presents the composition of investments and the change in each category for the periods presented:

                                                                  JUNE 30,
                            ----------------------------------------------------------------------------------
                                       1996                       1995                         1994
                            ------------------------   --------------------------    -------------------------
                                            PERCENT                     PERCENT                      PERCENT
                                BOOK       OF TOTAL       BOOK         OF TOTAL        BOOK          OF TOTAL
                                VALUE     SECURITIES     VALUE        SECURITIES       VALUE        SECURITIES
                            ------------  -----------  ----------     ----------     ----------   -------------
Available for sale (AFS):

 U.S. Government agencies     $  490,123        6.02%  $       --            --%      $      --              --%

 Mortgage-backed               3,546,581       43.57           --            --              --              --

 Other                           659,500        8.10      620,300          6.36        $461,300            4.35
                            ------------  ----------   ----------     ---------      ----------    ------------
   Total AFS                   4,696,204       57.69      620,300          6.36         461,300            4.35
                            ------------  ----------   ----------     ---------      ----------    ------------

Held to maturity (HTM):

 U.S. Government agencies             --          --    1,003,631         10.28       1,000,000            9.42

 Mortgage-backed               2,941,187       36.13    7,630,711         78.20       8,137,524           76.68

 Other                           502,953        6.18      503,935          5.16       1,013,008            9.55
                            ------------  ----------   ----------     ---------      -----------   ------------
   Total HTM                   3,444,140       42.31    9,138,277         93.64      10,150,532           95.65
                            ------------  ----------   ----------     ---------     -----------    ------------
Total securities              $8,140,344      100.00%  $9,758,577        100.00%    $10,611,832          100.00%
                            ============  ==========   ==========     =========     ===========    ============

     The market value of investment securities was $7,987,796, $9,576,808 and $10,166,300 at June 30, 1996, 1995 and 1994, respectively.

The following table reflects the maturities and yields for the various types of investment securities as of June 30, 1996:

                                                                            MATURITY
                             ------------------------------------------------------------------------------------------------------
                                                           AFTER ONE THROUGH          AFTER FIVE THROUGH
                             IN ONE YEAR OR LESS              FIVE YEARS                  TEN YEARS               AFTER TEN YEARS
                             -------------------        -----------------------       ------------------        -------------------
                             AMOUNT        YIELD          AMOUNT          YIELD       AMOUNT       YIELD          AMOUNT      YIELD
                             ------        -----        ----------        -----       ------       -----        ----------    -----
AFS:
U.S. Government
  agencies                   $ --            --%        $  490,123        5.44%       $ --           --%        $       --      --%
Mortgage-backed                --            --                 --          --          --           --          3,546,581    6.16
Other                          --            --                 --          --          --           --            659,500    6.15
HTM:
U.S. Government
  agencies                     --            --                 --          --          --           --                 --      --
Mortgage-backed                --            --          2,828,913        5.79          --           --            112,274    5.76
Other                          --            --            502,953        6.01          --           --                 --      --
                             ------                     ----------                    ------                    ----------
Total securities             $ --                       $3,821,989                    $ --                      $4,318,355
                             ======                     ==========                    ======                    ==========
Weighted average rate                        --%                          5.77%                      --%                      6.15%
                                           =====                          =====                    =====                      =====

     By maturity, 46.95% of the portfolio will mature after one year through five years and 53.05% will mature after ten years.

DEPOSITS

     Deposits represent Texas Heritage's primary source of funds. The fundamental use of funds available to Texas Heritage is to build earning assets, principally in the form of loans. The following table reflects the deposit mix for the periods indicated:

                                                                       JUNE 30,
                         ---------------------------------------------------------------------------------------------------
                                         1996                             1995                             1994
                         --------------------------------   -------------------------------  -------------------------------
                                        AVERAGE                          AVERAGE                          AVERAGE
                             AVERAGE    COST OF               AVERAGE    COST OF               AVERAGE    COST OF
                             BALANCE     FUNDS    PERCENT     BALANCE     FUNDS    PERCENT     BALANCE     FUNDS    PERCENT
                           -----------  -------   -------   -----------  -------   -------   -----------  -------   -------
Noninterest bearing
deposits                   $ 1,239,226       --%     2.30%  $   852,357       --%     2.13%  $   592,571       --%     1.78%
Interest bearing demand
and NOW deposits             5,023,891     2.53      9.32     5,261,993     2.57     13.15     5,848,574     2.63     17.58
Savings deposits             1,393,258     2.73      2.58     1,260,594     2.77      3.15     1,027,673     1.13      3.09
Time deposits               46,247,892     5.96     85.80    32,637,198     5.15     81.57    25,803,230     4.18     77.55
                           -----------             ------   -----------             ------   -----------             ------
Total deposits             $53,904,267             100.00%  $40,012,142             100.00%  $33,272,048             100.00%
                           ===========             ======   ===========             ======   ===========             ======
Weighted average rate                      5.42%                            4.63%                            3.74%
                                           ====                             ====                             ====

     No material trends have been noted in the deposit mix and no foreign deposits are maintained at Texas Heritage. No significant out-of-area deposits are maintained. There is no single person or group of persons that represent such a material portion of Texas Heritage's total deposits, that the loss of such deposits would have a material adverse effect on the business of Texas Heritage.

     At June 30, 1996, demand deposits (including NOW and money market deposits), as a percentage of savings and time deposits, was 15.12%.

     Certificates of deposit, issued in amounts of $100,000 or more, represent the type of deposit most likely to affect Texas Heritage's future earnings because of rate sensitivity. Certificates of deposit of $100,000 or more represented 19.90%, 17.75% and 18.60% of total deposits as of June 30, 1996, 1995 and 1994, respectively. The following table sets forth the amount and maturities of time deposits of $100,000 or more:


                                  June 30, 1996  Percent of Total
                                  -------------  ----------------
Three months or less                $ 1,600,000             13.25%

Over three through six months         6,531,042             54.07

Over six through twelve months        3,046,723             25.23

Over twelve months                      900,000              7.45
                                  -------------  ----------------
    Total                           $12,077,765            100.00%
                                  =============  ================

     The effective cost of these funds is generally higher than other time deposits because the funds are usually obtained at premium rates of interest. Time deposits of $100,000 or more can be a very volatile source of funds. Management believes, however, that Texas Heritage's time deposits of $100,000 or more exhibit core deposit characteristics and none are brokered deposits. Texas Heritage follows prevailing market rates in determining interest rates payable on certificates of deposits.


BORROWINGS

     Borrowings from the Federal Home Loan Bank of Dallas (FHLB) may be used on a short term basis to compensate for reductions in deposits or deposit inflows at less than projected levels, and may be used on a longer-term basis to support expanded activities. Texas Heritage obtains FHLB advances upon the security of certain of its residential first mortgage loans, and other assets, including FHLB stock, provided certain standards related to Texas Heritage's creditworthiness have been met. FHLB advances are available for investment, purchasing and lending activities and other general business purposes.

     The following table sets forth the maximum month-end balance and average balance of FHLB advances for the periods indicated:

                                                       June 30,
                                         -------------------------------------
                                            1996         1995          1994
                                         ----------   -----------   ----------
Maximum balance FHLB advances            $8,566,044   $12,016,362   $9,225,921

Average balance FHLB advances            $5,551,142   $10,189,139   $5,001,860

     The following table sets forth certain information as to Texas Heritage's borrowing at thedates indicated:

                                                        June 30,
                                         ---------------------------------------
                                            1996          1995         1994
                                         -----------   -----------  ------------
FHLB advances                            $2,838,554    $8,566,044   $9,225,921
Weighted average interest rates             5.99%         6.82%        4.79%

LIQUIDITY AND RATE SENSITIVITY

     Liquidity is the measure of Texas Heritage's ability to meet its customers' present and future deposit withdrawals or increased loan demand without penalizing earnings. Interest rate sensitivity involves the relationships between rate sensitive assets and liabilities and is an indication of the probable effects of interest rate fluctuations on Texas Heritage's net interest income.

     Liquidity is provided by projecting credit demand and other financial needs, and maintaining sufficient cash and assets readily convertible into cash to meet these projected requirements. Texas Heritage provides for liquidity needs through core deposits, maturing loans and scheduled maturities of investment securities. Cash and cash equivalents were $4,264,090, $2,706,533 and $1,373,633 at June 30, 1996, 1995 and 1994, respectively. These levels are considered adequate in view of projected liquidity needs.

     Interest rate-sensitive assets and liabilities are those with yields or rates subject to change within a future time period, due to maturity or changes in market rates. An ongoing objective of the use of an asset/liability model is to monitor gaps between rate-adjustable assets and liabilities, and to ascertain that these gaps fall within the Board of Director's approved ranges, given the current interest rate market. The Board of Directors review this information to determine if the projected future net interest income levels would be acceptable. Texas Heritage maintains acceptable gap levels and net interest income levels by matching as closely as possible rate-adjustment assets and liabilities with similar maturity horizons.

The following table sets forth an analysis of the gap levels of Texas Heritage as of June 30, 1996:


                                                                             Maturity
                                   --------------------------------------------------------------------------------------------
                                     90 days      91-180      181 days       One to     Three to five   More than
                                     or less       days     to one year    three years      years      five years      Total
                                   -----------  ----------  ------------   -----------  -------------  -----------  -----------
Interest earning assets

  Interest bearing deposits        $ 2,241,106  $  190,000  $        --    $       --   $       --     $       --   $ 2,431,106
                                                                     --
  Federal funds sold                   465,000         --            --            --           --             --       465,000

  Investment securities              1,694,651         --      2,613,826       738,640    3,093,227            --     8,140,344

  Loans                             17,804,885   5,137,853     8,141,604    10,156,194    2,364,755     12,876,797   56,482,088
                                   -----------  ----------  ------------   -----------  -----------    -----------  -----------
    Total interest earning assets   22,205,642   5,327,853    10,755,430    10,894,834    5,457,982     12,876,797   67,518,538
                                   -----------  ----------  ------------   -----------  -----------    -----------  -----------
Interest bearing
  liabilities

  Interest bearing demand and
    NOW deposits                     5,231,778         --            --            --           --             --     5,231,778

  Savings deposits                   1,400,380         --            --            --           --             --     1,400,380

  Time deposits                      7,529,831   6,148,558    23,566,828    12,156,060    2,703,411            --    52,104,688

  Borrowed funds                       911,460     164,756       336,555       973,282      128,437        324,064    2,838,554
                                   -----------  ----------  ------------   -----------  -----------    -----------  -----------
    Total interest bearing
       liabilities                  15,073,449   6,313,314    23,903,383    13,129,342    2,831,848        324,064   61,575,400
                                   -----------  ----------  ------------   -----------  -----------    -----------  -----------
Interest sensitivity
  GAP per period                   $ 7,132,193  $ (985,461) $(13,147,953)  $(2,234,508) $ 2,626,134    $12,552,733  $ 5,943,138
                                   ===========  ==========  ============   ===========  ===========    ===========  ===========
Cumulative GAP                     $ 7,132,193  $6,146,732  $ (7,001,221)  $(9,235,729) ($6,609,595)   $ 5,943,138
                                   ===========  ==========  ============   ===========  ===========    ===========  ===========
Cumulative GAP to total assets           10.30%       8.88%       (10.11%)      (13.34%)      (9.55%)         8.58%

Cumulative ratio of interest
  earning assets to interest
  bearing liabilities                      147%        129%          (85%)         (84%)        (89%)         (110%)


CAPITAL RESOURCES

     Management views capital as a critical element in Texas Heritage's ability to expand its asset base and, ultimately, maintain a high level of earnings per share over a sustained period of time. In addition, a strong capital position is essential in order to maintain the confidence of investors, customers and regulators, to afford protection to depositors, to ensure access to capital markets under favorable terms, to provide a strong foundation for future growth and to provide additional protection against the risk of asset value shrinkage and unforeseen losses.

     Total stockholders equity was $4,811,271 at June 30, 1996, an increase of $1,058,282, or 28.20% from $3,752,989 at June 30, 1995, which was an increase of
$552,417, or 17.26% from $3,200,572 at June 30, 1994. As a percentage of total assets, total stockholders equity was 6.95% at June 30, 1996, 6.06% at June 30, 1995 and 6.71% at June 30, 1994. Texas Heritage is subject to the issuance of capital adequacy guidelines by its regulators, all of which have issued similar guidelines for the measurement of capital adequacy. One measure is the leverage ratio, which equals the ratio of ending total capital less intangible assets to total assets less intangible assets. The guidelines include a definition of capital and provide a framework for calculating weighted risk assets by assigning assets and off-balance sheet instruments to broad risk categories. The risk-based capital standards are a minimum ratio of capital to risk-weighted assets with a minimum of 3% when using Tier 1 capital and a minimum of 8% when using total capital. Tier 1 capital is the sum of the core capital elements (common stockholders equity less intangible assets). Total capital includes the allowance for loan losses limited to a maximum of 1.25% of risk-weighted assets.

     Texas Heritage's capital and capital ratios are as follows:


                                             June 30,
                            ----------------------------------------
                                 1996          1995          1994
                            ------------   -----------   -----------
Tier 1 Capital               $ 4,854,629   $ 3,752,989   $ 3,200,572

Total Capital                $ 5,422,067   $ 4,229,396   $ 3,465,605

Risk-weighted assets         $45,486,150   $40,988,040   $29,653,000

Capital Ratios:

Tier 1 (Core) Capital and
 Tangible Capital                   7.00%         6.05%         6.71%

Tier 1 risk-based capital          10.67%         9.16%        10.79%

Total risk-based capital           11.92%        10.32%        11.69%


SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth, as of June 30, 1996, the names and addresses of each beneficial owner of more than 5% of Texas Heritage Common known to the Board of Directors of Texas Heritage, reflecting the amount and nature of such beneficial ownership, the names of each director and executive officer of Texas Heritage, the number of shares of Texas Heritage Common owned beneficially by each director and executive officer, and the number of shares of Texas Heritage Common owned beneficially by all directors and executive officers as a group. None of the shareholders listed herein would own, on a pro forma basis giving effect to the Merger, more than 1% of the issued and outstanding shares of Jefferson Common.


                                        SHARES OF TEXAS
                                           HERITAGE
                                            COMMON
       NAME AND ADDRESS/(1)/          BENEFICIALLY OWNED       PERCENT OF CLASS
------------------------------       ---------------------     ----------------
James Charles Garner/(2)/                       74,466             13.27%
611 Christian Court
Rockwall, Texas 75087

Gary N. Maxwell                                 55,964              9.98
2911 Turtle Creek Blvd. #1111
Dallas, Texas  75219

Ike Harris/(3)/                                 54,400              9.70
2711 LBJ Freeway #550
Dallas, Texas  75234

Darrell Marshall/(4)/                           44,150              7.87
2402 Club Meadows
Garland, Texas  75043

                                   SHARES OR TEXAS HERITAGE
                                           COMMON
     NAME AND ADDRESS/(1)/           BENEFICIALLY OWNED       PERCENT OF CLASS
---------------------------------  ------------------------   ----------------
Joe D. Loftis                               35,000                 6.24%
2001 South Goliad
Rockwall, Texas 75087

Joe L. Williams/(6)/                        30,000                 5.35
5109 Greensboro
Sachse, Texas  75048

Richard M. Allen/(7)/                       29,230                 5.21
2217 Shari Lane
Garland, Texas 75043

Michael L. Holden/(8)/                      10,937                 1.95

Sherry Millsap/(9)/                          7,547                 1.35

Directors and officers as a group          232,228                41.40
(7 persons)
---------------------------------

     (1) Addresses are provided only with respect to each beneficial owner of more than five percent (5%) of Texas Heritage Common known to the Board of Directors of Texas Heritage.

     (2) Includes 19,500 shares held in the name of James Dale Garner, Mr. Garner's son.

     (3) Mr. Harris serves as a director of Texas Heritage. Represents shares held in the name of Metroplex Holding L.P., of which Mr. Harris's wife owns 89%.

     (4) Mr. Marshall serves as a director of Texas Heritage. Includes 39,000 shares held in the name of Johnnie's Discount Auto Employees Trust, of which Mr. Marshall is the Vice President.

     (5)  Includes 10,000 shares in Mr. Loftis' retirement account.

     (6) Mr. Williams serves as the President, Chief Executive Officer and a director of Texas Heritage.

     (7) Mr. Allen serves as a director of Texas Heritage. Includes 1,300 shares held in the name of Richard A. Allen, Mr. Allen's minor child.

     (8)  Mr. Holden serves as a director of Texas Heritage.

     (9) Ms. Millsap serves as the Senior Vice President of Lending for Texas Heritage.

FAMILY RELATIONSHIPS

     There are no family relationships, other than those disclosed above. See "INFORMATION ABOUT TEXAS HERITAGE -- Security Ownership of Certain Beneficial Owners and Management."

                                 LEGAL OPINION

     The legality of the securities offered hereby will be passed upon by Lewis, Rice & Fingersh, L.C. Members of Lewis, Rice & Fingersh, L.C. and attorneys employed by them owned, directly or indirectly, as of _______________, 1996, __________ shares of Jefferson Common.

                                    EXPERTS

INDEPENDENT AUDITORS FOR JEFFERSON

     The consolidated financial statements of Jefferson at December 31, 1995 and 1994 and for each of the years in the three-year period ended December 31, 1995 incorporated by reference in Jefferson's Annual Report (Form 10-K) for the year ended December 31, 1995 have been audited by KPMG Peat Marwick LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements of L&B appearing in L&B's Annual Report (Form 10-K) for the year ended June 30, 1996, have been audited by Oakerson, Arnold, Walker & Co., independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. The financial statements referred to above are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

INDEPENDENT AUDITORS FOR TEXAS HERITAGE

     The financial statements of Texas Heritage at June 30, 1996 and 1995 and for each of the three years in the period ended June 30, 1996 included in this Proxy Statement/Prospectus and Registration Statement have been audited by Grant Thornton LLP, independent certified public accountants, as stated in their report appearing herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.


PRESENCE AT SPECIAL MEETING

     Representatives of Grant Thornton LLP are expected to be present at the Special Meeting to respond to appropriate questions.


                             SHAREHOLDER PROPOSALS

     The annual meeting of Jefferson was held on May 15, 1996. Shareholder proposals for the annual meeting of Jefferson shareholders to be held in May 1997 must meet the requirements established by the S.E.C. for shareholder proposals and must be received at Jefferson's executive office at 14915 Manchester Road, Ballwin, Missouri 63011 not later than December 13, 1996 in order to be considered for inclusion in the 1997 proxy statement. Shareholder proposals must also satisfy the requirements set forth in the Bylaws of Jefferson described under "COMPARISON OF SHAREHOLDER RIGHTS -- Shareholder Proposal Procedures."

     Upon receipt of any such proposal, Jefferson will determine whether or not to include such proposal in the proxy statement and proxy in accordance with the S.E.C.'s regulations governing the solicitation of proxies.


                                _______________

                       FINANCIAL STATEMENTS AND REPORT OF
                    INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

                    TEXAS HERITAGE SAVINGS ASSOCIATION/BANC

                             June 30, 1996 and 1995

                REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



Board of Directors
Texas Heritage Savings Association/Banc


We have audited the accompanying balance sheets of Texas Heritage Savings Association/Banc as of June 30, 1996 and 1995, and the related statements of earnings, stockholders' equity and cash flows for each of the three years in the period ended June 30, 1996. These financial statements are the responsibility of the Association's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Texas Heritage Savings Association/Banc as of June 30, 1996 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended June 30, 1996, in conformity with generally accepted accounting principles.

As described in Note A to the financial statements, the Association changed its method of accounting for certain debt securities in 1995.



                              /s/ Grant Thornton LLP
                              ----------------------

Dallas, Texas
July 26, 1996

                    TEXAS HERITAGE SAVINGS ASSOCIATION/BANC

                                BALANCE SHEETS

                                   June 30,


                    ASSETS                                                           1996               1995
                                                                                 ------------        -----------

Cash and due from banks                                                          $ 1,367,984         $   307,241
Interest-bearing deposits with banks                                               2,431,106           2,399,292
Federal funds sold                                                                   465,000                   -
                                                                                 -----------         -----------
                    CASH AND CASH EQUIVALENTS                                      4,264,090           2,706,533

Investment securities
   Available for sale                                                              4,696,204             620,300
   Held to maturity                                                                3,444,140           9,138,277
                                                                                 -----------         -----------
                                                                                   8,140,344           9,758,577

Loans, net                                                                        54,155,231          47,464,720
Premises and equipment                                                             1,138,847           1,067,989
Other real estate owned                                                              751,791             200,856
Accrued interest receivable                                                          495,125             495,548
Other assets                                                                         289,600             317,392
                                                                                 -----------         -----------
                                                                                 $69,235,028         $62,011,615
                                                                                 ===========         ===========

                    LIABILITIES

Noninterest-bearing deposits                                                     $ 1,959,688         $ 1,100,888
Interest-bearing demand, NOW and savings deposits                                  6,630,527           6,850,492
Time deposits                                                                     52,104,688          40,739,584
                                                                                 -----------         -----------
                                                                                  60,694,903          48,690,964
Advances from Federal Home Loan Bank (FHLB)                                        2,838,554           8,566,044
Advances from borrowers for taxes and insurance                                      306,643             377,426
Accrued expenses and other liabilities                                               583,657             624,192
                                                                                 -----------         -----------
                    TOTAL LIABILITIES                                             64,423,757          58,258,626

Commitments and contingencies                                                              -                   -

Stockholders' equity
  Preferred stock - par value $1.00; authorized - 120,000 shares;
    issued and outstanding - 39,000 shares                                            39,000              39,000
  Common Stock - par value $2.50; authorized - 1,880,000 shares;
    issued and outstanding - 561,000 shares                                        1,402,500           1,402,500
  Additional paid-in capital                                                       1,616,446           1,616,446
  Retained earnings                                                                1,796,683             695,043
  Unrealized loss on available for sale investment securities, net of tax
    benefit of $22,338                                                               (43,358)                  -
                                                                                 -----------         -----------
                    TOTAL STOCKHOLDERS' EQUITY                                     4,811,271           3,752,989
                                                                                 -----------         -----------
                                                                                 $69,235,028         $62,011,615
                                                                                 ===========         ===========

       The accompanying notes are an integral part of these statements.

                    TEXAS HERITAGE SAVINGS ASSOCIATION/BANC

                             STATEMENTS OF EARNINGS

                              Year ended June 30,

                                                 1996        1995        1994
                                              ----------  ----------  ----------
INTEREST INCOME
 Loans, including fees                        $6,065,315  $4,579,429  $2,784,792
 Investment securities                           529,626     568,656     597,928
 Deposits with banks                             130,994     101,037     139,407
                                              ----------  ----------  ----------
    Total interest income                      6,725,935   5,249,122   3,522,127

INTEREST EXPENSE
 Deposits                                      2,922,937   1,849,890   1,244,072
 FHLB advances                                   320,219     571,890     214,423
                                              ----------  ----------  ----------
    Total interest expense                     3,243,156   2,421,780   1,458,495
                                              ----------  ----------  ----------

    NET INTEREST INCOME                        3,482,779   2,827,342   2,063,632

PROVISION FOR LOAN LOSSES                          8,594     186,300     102,696
                                              ----------  ----------  ----------
    NET INTEREST INCOME AFTER
      PROVISION FOR LOAN LOSSES                3,474,185   2,641,042   1,960,936

OTHER INCOME
 Service charges                                 140,361      99,603      97,240
 Gains on sales of real estate, net              153,979      20,438      84,691
 Other operating income                           99,664      88,369      85,687
                                              ----------  ----------  ----------
    TOTAL OTHER INCOME                           394,004     208,410     267,618

OTHER EXPENSES
 Salaries, wages and benefits                  1,114,408     945,338     748,370
 Occupancy expense, net                          407,098     309,711     238,321
 Other operating expenses                        678,087     510,567     405,822
 Loss on sales of securities                           -      31,094           -
                                              ----------  ----------  ----------
    TOTAL OTHER EXPENSES                       2,199,593   1,796,710   1,392,513

    EARNINGS BEFORE INCOME TAXES               1,668,596   1,052,742     836,041

INCOME TAX EXPENSE                               566,956     350,325     285,563
                                              ----------  ----------  ----------
    EARNINGS BEFORE CUMULATIVE EFFECT
      OF CHANGE IN ACCOUNTING PRINCIPLE        1,101,640     702,417     550,478

CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING
  PRINCIPLE                                            -           -     235,000
                                              ----------  ----------  ----------

    NET EARNINGS                              $1,101,640  $  702,417  $  785,478
                                              ==========  ==========  ==========

Earnings per common share
 Before cumulative effect of change in
   accounting principle                            $1.96       $1.25        $.98
 Cumulative effect of change in accounting
   principle                                           -           -         .42
                                              ----------  ----------  ----------
    Net earnings                                   $1.96       $1.25       $1.40
                                              ==========  ==========  ==========

Weighted average number of common and
  common equivalent shares outstanding           561,000     561,000     561,000
                                              ==========  ==========  ==========

       The accompanying notes are an integral part of these statements.

                    TEXAS HERITAGE SAVINGS ASSOCIATION/BANC

                       STATEMENT OF STOCKHOLDERS' EQUITY

               For the years ended June 30, 1996, 1995 and 1994

                                    Preferred stock     Common stock      Additional     Net unrealized      Retained
                                    ---------------  -------------------   Paid-in     loss on available     earnings
                                    Shares   Amount  Shares     Amount     Capital    for sale securities    (deficit)      Total
                                    ------  -------  -------  ----------  ----------  -------------------   ----------   ----------
Balances at July 1, 1993            39,000  $39,000  561,000  $1,402,500  $1,616,446             $      -   $ (500,652)  $2,557,294

Dividends declared                       -        -        -           -           -                    -     (142,200)    (142,200)

Net earnings                             -        -        -           -           -                    -      785,478      785,478
                                    ------  -------  -------  ----------  ----------           ----------   ----------   ----------
Balances at June 30, 1994           39,000   39,000  561,000   1,402,500   1,616,446                           142,626    3,200,572

Dividends declared                       -        -        -           -           -                    -     (150,000)    (150,000)

Net earnings                             -        -        -           -           -                    -      702,417      702,417
                                    ------  -------  -------  ----------  ----------           ----------   ----------   ----------
Balances at June 30, 1995           39,000   39,000  561,000   1,402,500   1,616,446                    -      695,043    3,752,989

Net earnings                             -        -        -           -           -                    -    1,101,640    1,101,640

Unrealized loss on available
  for sale securities, net of tax
  benefit of $22,338                     -        -        -           -           -              (43,358)           -      (43,358)
                                    ------  -------  -------  ----------  ----------           ----------   ----------   ----------
Balances at June 30, 1996           39,000  $39,000  561,000  $1,402,500  $1,616,446             $(43,358)  $1,796,683   $4,811,271
                                    ======  =======  =======  ==========  ==========           ==========   ==========   ==========

        The accompanying notes are an integral part of this statement.

                    TEXAS HERITAGE SAVINGS ASSOCIATION/BANC

                            STATEMENTS OF CASH FLOWS

                              Year ended June 30,


                                                                         1996                1995                   1994
                                                                     ------------        -------------          -------------
OPERATING ACTIVITIES
 Net earnings                                                        $ 1,101,640         $    702,417           $    785,478
 Adjustments to reconcile net earnings to net
    cash provided by operating activities
      Provisions for losses                                              104,922              216,934                106,331
      Net amortization/accretion of premiums
         and discounts                                                    26,830               20,287                 13,938
      Gains on sales of real estate                                     (131,080)             (20,438)               (84,691)
      Deferred income taxes                                               67,357               44,000                      -
      Depreciation and amortization                                      154,991              119,245                 69,976
      FHLB stock dividends                                               (39,200)             (37,900)                (8,500)
      Changes in operating assets and liabilities
         Accrued interest receivable                                         423             (147,316)              (106,866)
         Deferred loan fees                                               57,712               79,603                 47,707
         Other assets                                                    (17,229)             (53,001)              (230,728)
         Accrued expenses and other liabilities                          (40,534)              81,490                 72,627
                                                                     -----------         ------------           ------------

        NET CASH PROVIDED BY OPERATING ACTIVITIES                      1,285,832            1,005,321                665,272

INVESTING ACTIVITIES
 Loan originations and principal collections, net                     (8,184,651)         (14,198,426)           (15,230,833)
 Advances from borrowers for taxes and insurance                         (70,783)               3,626                197,312
 Purchases of securities
    Available for sale                                                         -             (121,100)              (268,300)
    Held to maturity                                                           -             (503,745)            (1,000,000)
 Maturities of securities
    Held to maturity                                                     500,000              500,000                750,000
 Repayments on securities
    Available for sale                                                   633,914                    -                      -
    Held to maturity                                                     430,995              995,713              2,098,319
 Proceeds from sales of real estate                                    1,014,335              458,237              1,066,130
 Capital expenditures                                                   (328,533)            (334,521)              (344,585)
                                                                     -----------         ------------           ------------

    NET CASH USED IN INVESTING ACTIVITIES                             (6,004,723)         (13,200,216)           (12,731,957)

                                      F-6

                    TEXAS HERITAGE SAVINGS ASSOCIATION/BANC

                              Year ended June 30,

                                                           1996          1995           1994
                                                      ------------   ------------   -----------
FINANCING ACTIVITIES
 Increase in deposits                                 $ 12,003,938   $ 14,187,672   $ 3,291,311
 FHLB advances                                          11,100,000     10,111,401     7,250,000
 Repayments of FHLB advances                           (16,827,490)   (10,771,278)   (1,362,930)
                                                      ------------   ------------   -----------

      NET CASH PROVIDED BY FINANCING
        ACTIVITIES                                       6,276,448     13,527,795     9,178,381
                                                      ------------   ------------   -----------

      NET INCREASE (DECREASE) IN CASH AND
        CASH EQUIVALENTS                                 1,557,557      1,332,900    (2,888,304)

Cash and cash equivalents at beginning of year           2,706,533      1,373,633     4,261,937
                                                      ------------   ------------   -----------

Cash and cash equivalents at end of year              $  4,264,090   $  2,706,533   $ 1,373,633
                                                      ============   ============   ===========

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
 Cash paid during the year for:
    Interest on deposits, FHLB advances and other
       borrowings                                     $  3,237,833   $  2,379,950   $ 1,449,421
                                                      ============   ============   ===========

    Income taxes paid                                 $    492,000   $    214,000   $   216,000
                                                      ============   ============   ===========

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND
 FINANCING ACTIVITIES:
    Real estate acquired through foreclosure          $  1,442,925   $    381,658   $   456,441
                                                      ============   ============   ===========





        The accompanying notes are an integral part of these statements.

                    TEXAS HERITAGE SAVINGS ASSOCIATION/BANC

                         NOTES TO FINANCIAL STATEMENTS

                         June 30, 1996, 1995 and 1994



NOTE A -  NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      Texas Heritage Savings Association/Banc (the Association), a Texas state stock institution, was chartered in September 1984. The Association is located in Rowlett, Texas and has branches in Rockwall, Garland and Bedford, Texas. The Association's primary sources of revenue are from providing loans and services to customers and from interest on investment securities.

      A summary of the significant accounting policies of the Association applied in the preparation of the accompanying financial statements follows. The accounting principles followed by the Association and the methods of applying them are in conformity with both generally accepted accounting principles and prevailing practices of the banking industry.

      Cash and Cash Equivalents
      -------------------------

      For purposes of the statements of cash flows, cash and cash equivalents include cash, Federal funds sold, amounts due from banks, and highly liquid debt instruments purchased with maturities of three months or less.

      Investment Securities
      ---------------------

      On July 1, 1994, the Association adopted Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities." In accordance with SFAS 115, the Association classifies investments as either held to maturity, when the Association has positive intent and ability to hold securities to maturity, or available for sale. Securities classified as held to maturity are reported at cost adjusted for amortization of premiums and accretion of discounts using a method that approximates level yield. Securities classified as available for sale are reported at fair value, with unrealized gains and losses excluded from earnings and reported as a separate component of stockholders' equity.

      Realized gains and losses on sales of securities classified as available for sale and held to maturity are reported in earnings in the year of sale using the specific identification method.

      Prior to adoption of SFAS 115, investments were carried at cost adjusted for premiums and discounts. The effect of adoption of SFAS 115 did not have a significant impact on financial position or results of operations.

      Loans Receivable
      ----------------

      Loans receivable are stated at unpaid principal balances, less the allowance for loan losses, discounts, and net deferred loan origination fees.

                    TEXAS HERITAGE SAVINGS ASSOCIATION/BANC

                          June 30, 1996, 1995 and 1994



NOTE A - NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

     Discounts on mortgage loans purchased by the Association are amortized to income using the interest method over the estimated average maturity.

     The allowance for loan losses is increased by charges to income and decreased by charge-offs (net of recoveries). Management's periodic evaluation of the adequacy of the allowance is based on the Association's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral, and current economic conditions. However, it is at least reasonably possible that this estimate may change in the near term based on unanticipated changes in the financial strength of borrowers or in values of the underlying collateral.

     Uncollectible interest on loans that are contractually past due is charged off or an allowance is established based on management's periodic evaluation. The allowance is established by a charge to interest income equal to all interest previously accrued, and income is subsequently recognized only to the extent that cash payments are received. A loan is returned to accrual status when the borrower is able to resume periodic interest and principal payments.

     Loan-Origination Fees and Related Costs
     ---------------------------------------

     Loan fees and related costs are deferred and recognized as an adjustment to interest income using the interest method over the contractual life of the loans.

     Loan Impairment
     ---------------

     A loan is identified by the Association as impaired when it is probable that interest and principal will not be collected according to the contractual terms of the loan agreement. Interest payments received on impaired loans are recorded as interest income unless collection of the remaining recorded investment is doubtful, at which time payments received are recorded as reductions of principal.

     Other Real Estate Owned and Foreclosed Real Estate
     --------------------------------------------------

     Real estate properties acquired through, or in lieu of, loan foreclosure are initially recorded at the lower of cost or fair value at the date of foreclosure. Real estate properties held for investment are carried at the lower of cost, including cost of improvements and amenities incurred subsequent to acquisition, or net realizable value. Costs relating to development and improvement of property are capitalized, whereas costs relating to the holding of property are expensed.

                    TEXAS HERITAGE SAVINGS ASSOCIATION/BANC

                          June 30, 1996, 1995 and 1994



NOTE A - NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

     Valuations are periodically performed by management, and an allowance for losses is established by a charge to operations if the carrying value of a property exceeds its estimated net realizable value.

     Premises and Equipment
     ----------------------

     Land is carried at cost. Building; leasehold improvements; and furniture, fixtures, and equipment are carried at cost, less accumulated depreciation and amortization. Buildings and furniture, fixtures, and equipment are depreciated using the straight-line method over the following estimated useful lives of the assets: furniture, fixtures and equipment, 2-5 years; buildings, 30 years. The cost of leasehold improvements is amortized using the straight-line method over the terms of the related leases.

     Federal Income Taxes
     --------------------

     The Association adopted Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes", in the year ending June 30, 1994. SFAS 109 requires a change from the deferred to the liability method of computing deferred income taxes. Deferred income taxes are recognized for tax consequences of temporary differences by applying enacted statutory tax rates applicable to future years to differences between the financial reporting and the tax bases of existing assets and liabilities. The cumulative effect on years prior to July 1, 1995 of this change in accounting principle was $235,000. The effect of adoption of SFAS 109 on earnings before the cumulative effect adjustment for the year ended June 30, 1994 was not significant.

     Use of Estimates
     ----------------

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Fair Values of Financial instruments
     ------------------------------------

     In 1996, the Association implemented Statement of Financial Accounting Standards (SFAS) No. 107, "Disclosures About Fair Value of Financial Instruments." SFAS No. 107 requires that the Association disclose estimated fair value information of financial instruments. Such information is based on the requirements set forth in SFAS No. 107 and does not purport to represent the aggregate net fair value of the Association. Further, the fair value estimates are based on various assumptions, methodologies and subjective considerations which vary widely among

                    TEXAS HERITAGE SAVINGS ASSOCIATION/BANC

                          June 30, 1996, 1995 and 1994



NOTE A - NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

different financial institutions and which are subject to change. The following methods and assumptions were used by the Association in estimating financial instruments fair value:

Cash and cash equivalents: The balance sheet carrying amounts approximate the estimated fair values of such assets.

Investment securities: Fair values for investment securities are based on quoted market prices, if available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

Loans: For variable rate loans that reprice frequently and entail no significant change in credit risk, fair values are based on the carrying values. The fair values of other loans are estimated based on discounted cash flow analysis using interest rates currently offered for loans with similar terms to borrowers of similar credit quality. The carrying amount of accrued interest approximates its fair value.

Deposit Liabilities: The fair values estimated for demand deposits (interest and non-interest bearing accounts) are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). The carrying amounts of variable rate, fixed-term money market accounts and certificates of deposit approximate their fair values. Fair values of fixed rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered to a schedule of aggregated expected maturities. The carrying amount of accrued interest payable approximates its fair value.

Adoption of Statement of Financial Accounting Standards No. 114 and No. 118, "Accounting by Creditors for Impairment of a Loan"

In 1996, the Association implemented Statement of Financial Accounting
Standards (SFAS) No. 114, "Accounting by Creditors for Impairment of a Loan" and SFAS No. 118, "Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures." These statements require that certain impaired loans be measured based on either the present value of expected future cash flows discounted at the loan's effective rate, the market price of the loan, or fair value of the underlying collateral if the loan is collateral dependent. Adoption of SFAS No. 114 and No. 118 did not have a significant impact on financial position or results of operations.

Off-Balance Sheet Financial Instruments
---------------------------------------

In the ordinary course of business, the Association has entered into off-balance sheet financial instruments consisting of commitments to extend credit and letters of credit. Such financial instruments are recorded in the financial statements when they are funded or related fees are incurred or received.

                    TEXAS HERITAGE SAVINGS ASSOCIATION/BANC

                          June 30, 1996, 1995 and 1994

NOTE B -  INVESTMENT SECURITIES

     The amortized cost and fair values of investment securities as of June 30, 1996 and 1995 are as follows:



                                      Gross       Gross
                        Amortized   unrealized  unrealized    Fair
                           cost       gains       losses      value
                        ----------  ----------  ----------  ----------
JUNE 30, 1996

Available for sale
 U.S. Government
  agency obligations    $  500,000     $     -    $  9,877  $  490,123
 Mortgage-backed and
  related securities     3,602,400       9,440      65,259   3,546,581
 Other                     659,500           -           -     659,500
                        ----------     -------    --------  ----------

                        $4,761,900     $ 9,440    $ 75,136  $4,696,204
                        ==========     =======    ========  ==========

Held to maturity
 Mortgage-backed and
  related securities    $2,941,187     $   314    $141,367  $2,800,134
 Other                     502,953           -      11,495     491,458
                        ----------     -------    --------  ----------

                        $3,444,140     $   314    $152,862  $3,291,592
                        ==========     =======    ========  ==========

JUNE 30, 1995

Available for sale
 Other                  $  620,300     $     -    $      -  $  620,300
                        ==========     =======    ========  ==========

Held to maturity
 U.S. Government
  agency obligations    $1,003,631     $     -    $ 19,568  $  984,063
 Mortgage-backed and
  related securities     7,630,711      11,460     166,289   7,475,882
 Other                     503,935           -       7,372     496,563
                        ----------     -------    --------  ----------

                        $9,138,277     $11,460    $193,229  $8,956,508
                        ==========     =======    ========  ==========

                    TEXAS HERITAGE SAVINGS ASSOCIATION/BANC

                         June 30, 1996, 1995 and 1994

NOTE B -  INVESTMENT SECURITIES - CONTINUED

There were no realized gains and losses on investment securities for the years ended June 30, 1996 and 1994. Gross realized losses on investment securities held to maturity for the year ended June 30, 1995 were $31,094. There were no realized gains on sales.

The amortized cost and fair value of debt securities at June 30, 1996, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.



                                               Amortized     Fair
                                                  cost       value
                                               ----------  ----------
Available for sale
  Due after one year through five years        $  500,000  $  490,123
  Due after ten years                             659,500     659,500
  Mortgage-backed securities                    3,602,400   3,546,581
                                               ----------  ----------
                                               $4,761,900  $4,696,204
                                               ==========  ==========
Held to maturity
  Due after one year through five years        $  502,953  $  491,458
  Mortgage-backed securities                    2,941,187   2,800,134
                                               ----------  ----------
                                               $3,444,140  $3,291,592
                                               ==========  ==========

Securities with approximate carrying values of $1,451,000 and $6,281,000 and approximate fair values of $1,398,000 and $6,153,000 at June 30, 1996 and 1995, respectively, were pledged for purposes required or permitted by law.

The Association at December 31, 1995, as permitted by the Financial Accounting Standards Board, transferred securities with a carrying value of $4,472,012 and an unrealized loss of $23,531 to available for sale from held to maturity.

                    TEXAS HERITAGE SAVINGS ASSOCIATION/BANC

                         June 30, 1996, 1995 and 1994


NOTE C - LOANS

The Association extends credit to customers in North Texas. Collateral on secured loans generally consists of residential real estate, business inventories, receivables, equipment, vehicles and liquid assets.

The Association's loans consist of the following at June 30:


                                                   1996             1995
                                               -----------      -----------
  First mortgage loans, primarily single-
     family residential                        $37,499,422      $32,938,984
  Single-family construction loans              23,910,222       20,157,945
     Installment loans                           1,592,972        1,505,411
  Savings account loans                            618,294          568,550
                                               -----------      -----------
     Total loans                                63,620,910       55,170,890

  Less:
     Undisbursed portion of                     (7,138,822)      (5,261,806)
        construction loans
     Net deferred loan origination fees           (356,735)        (299,023)
     Discount on purchased loans                (1,306,152)      (1,506,032)
     Allowance for loan losses                    (663,970)        (639,309)
                                               -----------      -----------
  Net loans                                    $54,155,231      $47,464,720
                                               ===========      ===========

Changes in the allowance for loan losses are summarized as follows for the years ended June 30:


                                     1996          1995
                                   --------      --------
  Balance at July 1                $639,309      $528,431
  Provision charged to income         8,594       186,300
  Charge-offs                       (25,933)      (76,922)
  Recoveries                         42,000         1,500
                                   --------      --------
  Balance at June 30               $663,970      $639,309
                                   ========      ========

                    TEXAS HERITAGE SAVINGS ASSOCIATION/BANC

                         June 30, 1996, 1995 and 1994


NOTE C - LOANS - CONTINUED

  Loan impairment is measured by estimating the expected future cash flows and discounting them at the respective effective interest rate or by valuing the underlying collateral.

  Impaired loans with carrying values of $593,314 at June 30, 1996 have been recognized in conformity with SFAS No. 114, as amended by SFAS No. 118. The average recorded investment in impaired loans during 1996 was $878,200. With the adoption of SFAS No. 114 effective July 1, 1995, a valuation allowance for credit losses related to impaired loans was established. The activity in the allowance is as follows for the year ended June 30, 1996:


     Balance at July 1, 1995                 $ 188,821
     Charges to operations for impairment      116,618
     Writedown of loans                        (44,590)
     Transfers to performing loans            (145,737)
                                             ---------

     Balance at June 30, 1996                $ 115,112
                                             =========

  This valuation allowance is included in the allowance for loan losses on the balance sheet.

  Cash payments on impaired loans of $15,155 were recognized in interest income in 1996.

  Interest income on nonaccrual loans of $32,097 and $19,009 was recognized for cash payments received in 1996 and 1995, respectively.

  Loans having carrying values of $1,248,247 and $381,658 were transferred to foreclosed real estate in 1996 and 1995, respectively.

  The Bank is not committed to lend additional funds to debtors whose loans have been modified.

NOTE D - LOAN SERVICING

  Mortgage loans serviced for others under the Federal Home Loan Mortgage Corporation secondary market program are not included in the accompanying balance sheets. The unpaid principal balances of these loans at June 30, 1996 and 1995 were $953,559 and $1,259,681, respectively. Custodial escrow balances maintained in connection with the foregoing loan servicing were $25,449 and $40,308 at June 30, 1996 and 1995, respectively.

                    TEXAS HERITAGE SAVINGS ASSOCIATION/BANC

                         June 30, 1996, 1995 and 1994


NOTE E - ACCRUED INTEREST RECEIVABLE

  Accrued interest receivable at June 30, 1996 is as follows:


                                    1996         1995
                                  --------     --------

    Loans receivable              $438,310     $420,482
    Investment securities           55,727       73,147
    Other                            1,088        1,919
                                  --------     --------
                                  $495,125     $495,548
                                  ========     ========

NOTE F - OTHER REAL ESTATE OWNED

  Real estate held by the Association at June 30 is as follows:


                                     1996         1995
                                   --------     --------
    Foreclosed real estate         $793,099     $221,334
    Allowance for losses            (41,308)     (20,478)
                                   --------     --------
                                   $751,791     $200,856
                                   ========     ========

Changes in the allowance for losses for real estate foreclosed for the years ended June 30 are as follows:


                                           1996          1995
                                         --------     ---------
    Balance at beginning of year         $ 20,478     $ 214,282
    Provision for losses                   96,328        30,634
    Charge offs                           (91,032)     (241,330)
    Recoveries                             15,534        16,892
                                         --------     ---------
                                         $ 41,308     $  20,478
                                         ========     =========

                    TEXAS HERITAGE SAVINGS ASSOCIATION/BANC

                         June 30, 1996, 1995 and 1994


NOTE G - PREMISES AND EQUIPMENT

  Premises and equipment at June 30 are summarized as follows:


                                                  1996        1995
                                               ----------  ----------
    Land and buildings                         $  823,795  $  821,875
    Leasehold improvements                        179,408      79,064
    Furniture, fixtures, and equipment            725,016     601,431
                                               ----------  ----------
                                                1,728,219   1,502,370

    Less accumulated depreciation and
      amortization                                589,372     434,381
                                               ----------  ----------
                                               $1,138,847  $1,067,989
                                               ==========  ==========

  The Association leases certain equipment and office space under noncancellable operating leases. Expenses and future obligations relating to operating leases are not significant.

NOTE H - DEPOSITS

  The aggregate amount of certificates of deposit with a minimum denomination of $100,000 was approximately $12,078,000 and $8,642,000 at June 30, 1996 and
  1995, respectively.

  At June 30, 1996, scheduled maturities of certificates of deposit are as follows:


          Year ending June 30,
          --------------------
          1997                            $37,245,217
          1998                             10,851,269
          1999                              1,304,791
          2000                                743,973
          2001 and thereafter               1,959,438
                                          -----------
                                          $52,104,688
                                          ===========

                    TEXAS HERITAGE SAVINGS ASSOCIATION/BANC

                          June 30, 1996, 1995 and 1994


NOTE H - DEPOSITS - CONTINUED

 Interest expense on deposits for the years ended June 30 is as follows:


                                         1996         1995         1994
                                      -----------  -----------  -----------
 Demand, savings, and NOW deposits     $  165,197   $  169,881   $  165,615
 Certificates of deposit                2,757,740    1,680,009    1,078,457
                                       ----------   ----------   ----------

                                       $2,922,937   $1,849,890   $1,244,072
                                       ==========   ==========   ==========

NOTE I - ADVANCES FROM FEDERAL HOME LOAN BANK

 Pursuant to collateral agreements with the Federal Home Loan Bank (FHLB), advances are secured by FHLB stock owned by the Association, investment securities with an estimated fair value of $1,398,000, and qualifying first mortgage loans in the approximate amount of $33,235,000 at June 30, 1996. Advances at June 30, 1996 have maturity dates as follows:

         During the year
         ending June 30,
         ---------------
         1997                    $1,412,771
         1998                       689,270
         1999                       284,012
         2000                       123,336
         2001                         5,101
         Thereafter                 324,064
                                 ----------

                                 $2,838,554
                                 ==========

 Interest expense on advances from the Federal Home Loan Bank amounted to $320,219, $571,890, and $214,423 for the years ended June 30, 1996, 1995 and
 1994, respectively.

                    TEXAS HERITAGE SAVINGS ASSOCIATION/BANC

                          June 30, 1996, 1995 and 1994

NOTE J - INCOME TAXES

Deferred income taxes, computed by applying the statutory federal income tax rate of 34%, resulted from the following temporary differences at June 30:


                                                1996             1995
                                             ----------       ----------
Deferred tax assets:
  Deferred loan fees                         $  26,709        $  88,981
  Allowance for loan losses                    155,519          202,300
  Depreciation                                  17,515            6,090
  Unrealized losses on securities               22,338                -
  Other                                              -            8,817
                                             ---------        ---------

    Gross deferred tax asset                   222,081          306,188

 Deferred tax liabilities:
  Accrual to cash adjustment                   (70,996)        (123,410)
  FHLB stock dividends                         (52,106)         (38,778)
                                             ---------        ---------

  Gross deferred tax liability                (123,102)        (162,188)
                                             ---------        ---------

  Net deferred tax asset                     $  98,979        $ 144,000
                                             =========        =========

Federal income tax expense consisted of the following for the years ended June
30:


                                     1996         1995         1994
                                   --------     --------     --------

  Current                          $499,597     $306,325     $238,563
  Deferred                           67,359       44,000       47,000
                                   --------     --------     --------

    Total income tax expense       $566,956     $350,325     $285,563
                                   ========     ========     ========

                    TEXAS HERITAGE SAVINGS ASSOCIATION/BANC

                         June 30, 1996, 1995 and 1994

NOTE K - REGULATORY MATTERS

 The Association is subject to various regulatory capital requirements administered by the Office of Thrift Supervision (OTS). Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Association's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Association must meet specific capital guidelines that involve quantitative measures of the Association's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Association's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

 Quantitative measures established by regulation to ensure capital adequacy require the Association to maintain minimum amounts and ratios (set forth in the table below) of Total risk based and Tier I capital to risk weighted assets, and of Tier I (core) and tangible capital to adjusted total assets. Management believes, as of June 30, 1996, that the Association meets all capital adequacy requirements to which it is subject.

 As of May 6, 1996, the most recent notification from the OTS, categorized the Association as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the institution's category. To be categorized as well capitalized the Association must maintain minimum Total risk based, Tier I risk based, and Tier I (core) ratios as set forth in the table below.


                                                                          To be well
                                                                      capitalized under
                                                     For capital      prompt corrective
                                    Actual        adequacy purposes   action provisions
                              ------------------  ------------------  ------------------
                                Amount     Ratio     Amount    Ratio     Amount    Ratio
                                ------     -----     ------    -----     ------    -----
AS OF JUNE 30, 1996
 Total risk based capital     $5,422,067  11.92%   $3,638,892  >8.0%   $4,548,615   >10%
 Tier I risk based capital     4,854,629  10.67     1,364,385  >3.0%    2,729,169   > 6%
 Tier I (core) capital         4,854,629   7.00     2,079,402  >3.0%    3,465,670   > 5%
 Tangible capital              4,854,629   7.00     1,039,705  >1.5%            -     -

AS OF JUNE 30, 1995
 Total risk based capital      4,229,396  10.32     3,279,043  >8.0%    4,098,804   >10%
 Tier I risk based capital     3,752,989   9.16     1,229,641  >3.0%    2,459,282   > 6%
 Tier I (core) capital         3,752,989   6.05     1,860,348  >3.0%    3,100,581   > 5%
 Tangible capital              3,752,989   6.05       930,174  >1.5%            -     -

The Association is subject to various liquidity requirements of the OTS. At June 30, 1996, the amounts of cash and other liquid assets required to meet those requirements were approximately $2,998,000 and $600,000.

                    TEXAS HERITAGE SAVINGS ASSOCIATION/BANC

                         June 30, 1996, 1995 and 1994



NOTE L - OTHER NONINTEREST EXPENSE

 Other noninterest expense is summarized as follows for the years ended June 30:




                                                1996       1995      1994
                                              ---------  --------  --------

 Professional services                        $140,988   $ 96,255  $ 78,083
 Insurance                                     111,399     82,552    77,172
 Advertising                                    62,672     54,287    37,537
 Computer and office supplies                  105,734     78,813    66,878
 State franchise tax (benefit)                 (27,014)    37,119    21,499
 Postage                                        29,949     26,012    23,664
 Operations of real estate owned                58,157     29,925    39,544
 Provision for losses on real estate owned      96,327     30,634     3,635
 Automatic teller machine                       16,080     15,440    18,928
 Dues, fees and subscriptions                   13,107     12,814     9,514
 Courier expense                                23,230     11,216     6,930
 Other                                          47,458     35,500    22,438
                                              --------   --------  --------

                                              $678,087   $510,567  $405,822
                                              ========   ========  ========

NOTE M - FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

 To meet the financing needs of its customers, the Association is a party to financial instruments with off-balance-sheet risk. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the statements of financial condition. The contract or notional amounts of those instruments reflect the extent of the Association's involvement in particular classes of financial instruments.

 The Association's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual or notional amount of those instruments. The Association uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

                    TEXAS HERITAGE SAVINGS ASSOCIATION/BANC

                         June 30, 1996, 1995 and 1994



NOTE M - FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK - CONTINUED

  Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Association evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if it is deemed necessary by the Association upon extension of credit, is based on management's credit evaluation of the borrower. Collateral held varies, but may include accounts receivable, inventory, property, plant, and equipment, and income-producing commercial properties.

  Standby letters of credit are conditional commitments issued by the Association to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. The Association holds marketable securities as collateral supporting those commitments for which collateral is deemed necessary.

NOTE N - RELATED PARTY TRANSACTIONS

  Certain officers and directors of the Association were customers of and had other transactions with the Association in the ordinary course of business. The total amount of loans to such borrowers at June 30, 1996 and 1995 was approximately $622,000 and $604,000, respectively. During 1996, advances and repayments were approximately $121,000 and $63,000, respectively.

NOTE O - DIVIDENDS DECLARED

  On June 16, 1995, the Board of Directors declared a dividend, payable to stockholders of record at June 30, 1995, of $.25 per common and preferred share outstanding. The dividend, amounting to $150,000, was accrued at June 30, 1995.

NOTE P - 401(k) PLAN

  The Association has a 401(k) savings plan which covers substantially all full-time employees who meet the plan's eligibility requirements and elect to participate. Employees may contribute up to 12% of annual compensation, tax deferred. The Association, at its discretion, will match up to 7.5% of employee compensation. For the years ended June 30, 1996 and 1995, the Association's matching contribution was $26,949 and $26,259, respectively.

                    TEXAS HERITAGE SAVINGS ASSOCIATION/BANC

                         June 30, 1996, 1995 and 1994



NOTE Q - CONTINGENCY

In order to recapitalize the Savings Association Insurance Fund (SAIF), Congress is currently considering legislation which would allow the Federal Deposit Insurance Corporation to assess a special assessment of approximately 77 to 80 basis points to be imposed on all deposits subject to SAIF assessments, based on the deposit level as of March 31, 1995. The effect of this assessment on the Association would be an expense of approximately $360,000 during the year ending June 30, 1997.

NOTE R - FAIR VALUE OF FINANCIAL INSTRUMENTS

The following table provides summary information on the fair value of financial instruments.

                                                     June 30, 1996
                                              ----------------------------
                                                Carrying
                                                 amount       Fair value
                                              -------------  -------------

Financial assets:
  Cash and cash equivalents                   $  4,074,090   $  4,074,090
  Investment securities available for sale       4,696,204      4,696,204
  Investment securities held to maturity         3,444,140      3,291,592
  Loans                                         54,155,231     55,664,671
  Accrued interest receivable                      495,125        495,125

Financial liabilities:
  Deposits                                     (60,694,903)   (60,576,468)
  Long-term debt                                (2,838,554)    (2,881,102)

A summary of the notional amounts of the Association's financial instruments with off-balance-sheet risk at June 30, 1996, follows:



                                                               Notional
                                                                amount
                                                              ----------

 Commitments to extend credit                                  $3,318,790
 Unfunded portion of interim construction loans                $7,138,822

                    TEXAS HERITAGE SAVINGS ASSOCIATION/BANC

                         June 30, 1996, 1995 and 1994



NOTE S - MERGER WITH JEFFERSON SAVINGS BANCORP, INC.

  On May 31, 1996, the Association and Jefferson Savings Bancorp, Inc. (Jefferson) signed a definitive agreement pursuant to which the Association will merge with First Federal Savings Bank of North Texas (First Federal), a subsidiary of Jefferson.

  Under the terms of the agreement, each of the shares of the Association's common stock outstanding, par value $2.50 per share, shall be converted into the right to receive a combination of cash and common stock of Jefferson, together with any attached preferred share purchase right in an amount equal to two hundred percent of the per share closing book value of the Association. Each share of preferred stock, par value $1.00 per share, of the Association shall be redeemed prior to the closing of the Merger.

  The consummation of the agreement is subject to the approval by the Association's stockholders and by certain federal and state regulatory authorities, and to certain other conditions. If the merger is approved, it is expected to close by the fourth quarter of 1996; however, there are no assurances the agreement will be approved by all relevant parties. This agreement may be terminated by the mutual written agreement of the parties at any time prior to the closing date, regardless of whether the stockholders approve the agreement and merger.

                                                                      APPENDIX A
                                                                      ----------


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------



                         AGREEMENT AND PLAN OF MERGER



                                 by and among



                   TEXAS HERITAGE SAVINGS ASSOCIATION/BANC,
                         a Texas savings association,



                  FIRST FEDERAL SAVINGS BANK OF NORTH TEXAS,
                            a federal savings bank,



                                      and



                       JEFFERSON SAVINGS BANCORP, INC.,
                            a Delaware corporation



                              Dated May 31, 1996



--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS
                               -----------------

                                                                          PAGE
                                                                          ----

ARTICLE ONE - TERMS OF THE MERGER AND CLOSING
  Section 1.01.  The Merger..............................................   A-1
  Section 1.02.  Merging Bank............................................   A-1
  Section 1.03.  Surviving Bank..........................................   A-1
  Section 1.04.  Effect of the Merger....................................   A-1
  Section 1.05.  Merger Consideration; Conversion of Shares..............   A-2
  Section 1.06.  The Closing.............................................   A-4
  Section 1.07.  Closing Date............................................   A-4
  Section 1.08.  Exchange Procedures; Surrender of Certificates..........   A-4
  Section 1.09.  Actions At Closing......................................   A-5
  Section 1.10.  Tax Consequences........................................   A-6

ARTICLE TWO - REPRESENTATIONS OF TEXAS  HERITAGE........................    A-6
  Section 2.01.  Organization and Capital Stock..........................   A-6
  Section 2.02.  Authorizations; No Defaults.............................   A-7
  Section 2.03.  Subsidiaries; Partnerships; Joint Ventures..............   A-7
  Section 2.04.  Financial Information...................................   A-7
  Section 2.05.  Absence of Changes......................................   A-8
  Section 2.06.  Regulatory Enforcement Matters..........................   A-8
  Section 2.07.  Tax Matters.............................................   A-8
  Section 2.08.  Litigation..............................................   A-8
  Section 2.09.  Employment Agreements...................................   A-8
  Section 2.10.  Reports.................................................   A-8
  Section 2.11.  Investment Portfolio....................................   A-9
  Section 2.12.  Loan Portfolio..........................................   A-9
  Section 2.13.  Employee Matters and ERISA..............................   A-9
  Section 2.14.  Title to Properties; Insurance..........................  A-10
  Section 2.15.  Environmental Matters...................................  A-11
  Section 2.16.  Compliance with Law.....................................  A-11
  Section 2.17.  Brokerage...............................................  A-11
  Section 2.18.  Undisclosed Liabilities.................................  A-12
  Section 2.19.  Statements True and Correct.............................  A-12

ARTICLE THREE - REPRESENTATIONS OF JEFFERSON AND FIRST FEDERAL...........  A-12
  Section 3.01.  Organization and Capital Stock..........................  A-12
  Section 3.02.  Authorization; No Defaults..............................  A-13
  Section 3.03.  Subsidiaries............................................  A-13
  Section 3.04.  Financial Information...................................  A-13
  Section 3.05.  Absence of Changes......................................  A-14
  Section 3.06.  Litigation..............................................  A-14
  Section 3.07.  Reports.................................................  A-14
  Section 3.08.  Compliance With Law.....................................  A-14
  Section 3.09.  Statements True and Correct.............................  A-14
  Section 3.10.  Brokerage...............................................  A-15
  Section 3.11.  Regulatory Enforcement Matters..........................  A-15


 Section 3.12.   Tax Matters............................................  A-15
 Section 3.13.   Undisclosed Liabilities................................  A-15

ARTICLE FOUR - AGREEMENTS OF TEXAS HERITAGE.............................  A-16
 Section 4.01.   Business in Ordinary Course............................  A-16
 Section 4.02.   Breaches...............................................  A-18
 Section 4.03.   Submission to Stockholders.............................  A-18
 Section 4.04.   Consents to Contracts and Leases.......................  A-19
 Section 4.05.   Merger Expenses and Related Matters....................  A-19
 Section 4.07.   Consummation of Agreement..............................  A-19
 Section 4.08.   Environmental Reports..................................  A-20
 Section 4.09.   Access to Information..................................  A-20
 Section 4.10.   Restriction on Resales.................................  A-20

ARTICLE FIVE - AGREEMENTS OF JEFFERSON AND FIRST FEDERAL................  A-21
 Section 5.01.   Regulatory Approvals and Registration Statement........  A-21
 Section 5.02.   Breaches...............................................  A-21
 Section 5.03.   Consummation of Agreement..............................  A-21
 Section 5.04.   Employee Benefits......................................  A-21
 Section 5.05.   Directors and Officers' Liability Insurance and
                 Indemnification........................................  A-22
 Section 5.06.   Access to Information..................................  A-23

ARTICLE SIX - CONDITIONS PRECEDENT TO THE MERGER........................  A-23
 Section 6.01.   Conditions to Jefferson's and First Federal's
                 Obligations............................................  A-23
 Section 6.02.   Conditions to Texas Heritage's Obligations.............  A-24

ARTICLE SEVEN - TERMINATION OR ABANDONMENT..............................  A-25
 Section 7.01.   Mutual Agreement.......................................  A-25
 Section 7.02.   Breach of Agreements...................................  A-25
 Section 7.03.   Environmental Reports..................................  A-25
 Section 7.04.   Failure of Conditions..................................  A-25
 Section 7.05.   Approval Denial........................................  A-25
 Section 7.06.   Shareholder Approval Denial............................  A-25
 Section 7.07.   Regulatory Enforcement Matters.........................  A-26
 Section 7.08.   Automatic Termination..................................  A-26
 Section 7.09.   Jefferson Average Price................................  A-26
 Section 7.10.   Termination Fee........................................  A-26

ARTICLE EIGHT - GENERAL.................................................  A-27
 Section 8.01.   Confidential Information...............................  A-27
 Section 8.02.   Publicity..............................................  A-27
 Section 8.03.   Return of Documents....................................  A-28
 Section 8.04.   Notices................................................  A-28
 Section 8.05.   Liabilities............................................  A-29
 Section 8.06.   Expenses...............................................  A-29
 Section 8.07.   Nonsurvival of Representations and Warranties..........  A-29
 Section 8.08.   Entire Agreement.......................................  A-29
 Section 8.09.   Headings and Captions..................................  A-29


 Section 8.10.   Waiver, Amendment or Modification.......................  A-29
 Section 8.11.   Rules of Construction...................................  A-29
 Section 8.12.   Counterparts............................................  A-29
 Section 8.13.   Successors and Assigns..................................  A-29
 Section 8.14.   Governing Law; Assignment...............................  A-29
 Section 8.15.   Employment Agreement....................................  A-30
 Section 8.16.   Time....................................................  A-30

SIGNATURES...............................................................  A-31


EXHIBITS
--------

EXHIBIT 1.09(a)         -       Texas Heritage's Legal Opinion Matters
EXHIBIT 1.09(b)         -       Jefferson's Legal Opinion Matters
EXHIBIT 4.10            -       Form of Affiliate Agreement
EXHIBIT 8.15            -       Form of Joe L. Williams' Employment Agreement

SCHEDULES
---------

TEXAS HERITAGE'S DISCLOSURE SCHEDULE

                         AGREEMENT AND PLAN OF MERGER
                         ----------------------------

     This is an AGREEMENT AND PLAN OF MERGER (this "Agreement") made May 31, 1996, by and among TEXAS HERITAGE SAVINGS ASSOCIATION/BANC, a Texas savings association ("Texas Heritage"), FIRST FEDERAL SAVINGS BANK OF NORTH TEXAS, a federal savings bank ("First Federal"), and JEFFERSON SAVINGS BANCORP, INC., a Delaware corporation and parent corporation of First Federal ("Jefferson").

     In consideration of the premises and the mutual terms and provisions set forth in this Agreement, the parties agree as follows.


                                  ARTICLE ONE
                                  -----------

                        TERMS OF THE MERGER AND CLOSING
                        -------------------------------

     SECTION 1.01. THE MERGER. Pursuant to the terms and provisions of this Agreement and the Home Owners' Loan Act, the regulations of the Office of Thrift Supervision (the "O.T.S.") promulgated thereunder, the Texas Savings and Loan Act and the regulations of the Texas Savings and Loan Department (the "T.S.L.D.") promulgated thereunder (together, the "Corporate Law"), Texas Heritage shall merge with and into First Federal under the charter of the latter (the "Merger").

     SECTION 1.02. MERGING BANK. Texas Heritage shall be the merging bank under the Merger, and the corporate identity and existence of Texas Heritage, separate and apart from First Federal, shall cease on consummation of the Merger.

     SECTION 1.03. SURVIVING BANK. First Federal shall be the surviving bank in the Merger (sometimes referred to as the "Surviving Bank" when reference is made as of the Effective Time (as defined in Section 1.07 hereof) or thereafter). No changes in the Charter or Bylaws of First Federal shall be effected by the Merger, and the name of the Surviving Bank shall continue to be "First Federal Savings Bank of North Texas." At the Effective Time, the Charter of the Surviving Bank shall read in its entirety as does the Charter of First Federal on the date hereof. Following the Effective Time, if not inconsistent with or violative of applicable laws and regulations, the branches of the Surviving Bank attributable to Texas Heritage shall be referred to in signage and promotional materials as: "Texas Heritage, a division of First Federal Savings Bank of North Texas."

     SECTION 1.04. EFFECT OF THE MERGER. The Merger shall have all of the effects provided by the Corporate Law. The business of the Surviving Bank shall be that of a federal savings bank. This business shall be conducted by the Surviving Bank at its main office which shall continue to be located at 116 East South Street, Longview, Texas, and at its legally established branches, which shall include all of the existing locations of Texas Heritage. The present Board of Directors of First Federal shall continue to serve as the Board of Directors of the Surviving Bank until the next annual meeting or until such time as their successors have been elected and have qualified. In addition, each of the present members of the Board of Directors of Texas Heritage shall, at his or her option as communicated to Jefferson and First Federal not less than thirty (30) days prior to the Effective Time, serve as an advisory director for the branches of the Surviving Bank located in the Dallas-Fort Worth metroplex for a period of three years from the Effective Time. Each such advisory director shall receive a director's fee commensurate with the fee such director receives from Texas Heritage as of the date of this Agreement.

All assets as they exist at the Effective Time shall pass to and vest in the Surviving Bank without any conveyance or other transfer.

    SECTION 1.05.  MERGER CONSIDERATION; CONVERSION OF SHARES.
    ------------   ------------------------------------------

     (a) At the Effective Time, each share of common stock, par value $2.50 per share, of Texas Heritage (the "Texas Heritage Common") issued and outstanding immediately prior to the Effective Time, other than shares any holders of which have duly exercised and perfected their dissenters' rights under the Corporate Law, shall, by virtue of the Merger and without any action on the part of the holders thereof, be converted into the right to receive a combination, in the proportions described in Section 1.05(c) hereof, of cash and common stock, par value $0.01 per share, of Jefferson, together with any attached preferred share purchase rights, (the "Jefferson Common") in an amount equal to two hundred percent (200%) of the per share Closing Book Value (as defined in Section 1.05(b) hereof) of Texas Heritage (such aggregate amount of cash and Jefferson Common is hereinafter referred to as the "Merger Consideration").

     (b) The term "Closing Book Value" shall mean the amount of the consolidated shareholders' equity accounts, exclusive of preferred stock, of Texas Heritage, reduced by any and all accruals, expenses, charge-offs, deductions or adjustments to the accounts of Texas Heritage relative to each of the following:

          (i)   charges, provisions or accruals incurred pursuant to Section
     4.05 hereof; and

          (ii) the amount by which Texas Heritage's aggregate legal and accounting fees and expenses relative to the transactions contemplated by this Agreement exceeds Fifty Thousand Dollars ($50,000).

Notwithstanding the foregoing, any amounts paid by, or accrued on the books of, Texas Heritage relative to any special assessment(s) levied by the Federal Deposit Insurance Corporation (the "F.D.I.C.") on the deposits of Texas Heritage through the Closing Date to recapitalize the Savings Association Insurance Fund shall be added to the Closing Book Value.

The Closing Book Value shall be determined as of the last day of the month immediately preceding the month in which the Closing Date (as defined in Section
1.07 hereof) occurs and shall be determined by the accounting firm of Grant Thornton LLP in accordance with generally accepted accounting principles consistently applied ("GAAP"), which such determination of Closing Book Value shall be verified by KPMG Peat Marwick LLP or such other accounting firm as Jefferson shall designate.

     (c) Not more than one half of the total Merger Consideration received by all shareholders of Texas Heritage shall be payable in cash (the "Cash Component"), and the remaining portion of the Merger Consideration shall be payable in shares of Jefferson Common (the "Stock Component"). The number of shares of Jefferson Common issued in the Merger will equal the quotient of (A) divided by (B), where (A) equals one-half of the value of the Merger Consideration and (B) equals the average per share closing price of Jefferson Common as reported on the Nasdaq Stock Market's National Market ("Nasdaq") for the twenty (20) trading days immediately preceding the 5th calendar day prior to the date on which the Effective Time occurs. No fractional shares of Jefferson Common shall be issued and, in lieu thereof, holders of shares of Texas Heritage Common who would otherwise be entitled to a fractional share interest in Jefferson Common (after taking into account all shares of Texas Heritage Common held by such holder) shall be paid an amount in cash (which such cash shall be added to, and considered a part of, the Cash Component) in an amount equal to the product of such fractional share interest and the closing price of a share of Jefferson Common on Nasdaq on the business day immediately preceding the date on which the Effective Time occurs. Notwithstanding the foregoing, the number of whole shares of Jefferson Common issued to each shareholder of Texas Heritage will be increased, as necessary, and the Cash Component of the Merger Consideration payable to each shareholder of Texas Heritage will be decreased, as necessary, such that the aggregate value of the Stock Component, determined as of the Closing Date, will be not less than 50% of the aggregate Merger Consideration payable to all shareholders of Texas Heritage.

     (d) At the Effective Time, all of the outstanding shares of Texas Heritage Common, by virtue of the Merger and without any action on the part of the holders thereof, shall no longer be outstanding and shall be canceled and retired and shall cease to exist, and each holder of any certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Texas Heritage Common (the "Certificates") shall thereafter cease to have any rights with respect to such shares, except the right of such holders to receive, without interest, the Merger Consideration upon the surrender of such Certificate or Certificates in accordance with
Section 1.08 hereof.

     (e) Each share of preferred stock, par value $1.00 per share, of Texas Heritage (the "Texas Heritage Preferred") outstanding immediately prior to the Effective Time shall be converted into one share of preferred stock of First Federal having the same rights, preferences and designations as the Texas Heritage Preferred.

     (f) Each share of common stock, par value $0.01 per share, of First Federal ("First Federal Common") outstanding immediately prior to the Effective Time shall remain outstanding unaffected by the Merger.

     (g) If, between the date hereof and the Effective Time, a share of Jefferson Common shall be changed into a different number of shares of Jefferson Common or a different class of shares by reason of reclassification, recapitalization, splitup, exchange of shares or readjustment, or if a stock dividend thereon shall be declared with a record date within such period, then the number of shares of Jefferson Common into which a share of Texas Heritage Common will be converted pursuant to Sections 1.05(a) and 1.05(c) hereof will be appropriately and proportionately adjusted so that each shareholder of Texas Heritage shall be entitled to receive such fraction of a share or such number of shares of Jefferson Common as such shareholder would have received pursuant to such reclassification, recapitalization, splitup, exchange of shares or readjustment or as a result of such stock dividend had the record date therefor been immediately following the Effective Time of the Merger.

     (h) If holders of Texas Heritage Common are entitled to and do object to the Merger and demand payment of the value of their shares under the Corporate Law, any issued and outstanding shares of Texas Heritage Common held by an objecting holder shall not be converted as described in this Section 1.05 but from and after the Effective Time shall represent only the right to receive such value as may be determined to be due to such objecting holder pursuant to the Corporate Law; provided, however, that each share of Texas Heritage Common outstanding immediately prior to the Effective Time and held by an objecting holder who shall, after the Effective Time, either withdraw his or her demand for payment of value or lose his or her right to so object shall have only such rights as are provided under the Corporate Law.

     SECTION 1.06. THE CLOSING. The closing of the Merger (the "Closing") shall take place at the main offices of Jefferson at 10:00 A.M. Central Time on the Closing Date described in Section 1.07 of this Agreement.

     SECTION 1.07. CLOSING DATE. The Closing shall take place at the close of business on the last business day of the month during which each of the conditions in Sections 6.01 and 6.02 is satisfied or waived by the appropriate party or on such other date after such satisfaction or waiver as Jefferson and Texas Heritage may agree (the "Closing Date"). The effective time of the Merger (the "Effective Time") shall be the time of the endorsement of the Articles of Combination by the Secretary of the O.T.S., which the parties shall use their best efforts to cause to occur on the Closing Date.

     SECTION 1.08.  EXCHANGE PROCEDURES; SURRENDER OF CERTIFICATES.

     (a) Boatmen's Trust Company shall act as Exchange Agent in the Merger (the "Exchange Agent").

     (b) As soon as reasonably practicable after the Effective Time, and in no event later than five (5) business days thereafter, the Exchange Agent shall mail or cause to be delivered to each record holder of any Certificate or Certificates whose shares were converted into the right to receive the Merger Consideration, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Jefferson may reasonably specify) (each such letter, the "Merger Letter of Transmittal") and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender to the Exchange Agent of a Certificate, together with a Merger Letter of Transmittal duly executed and any other required documents, the holder of such Certificate shall be entitled to receive in exchange therefor solely the Merger Consideration. No interest on the Merger Consideration issuable upon the surrender of the Certificates shall be paid or accrued for the benefit of holders of Certificates. If the Merger Consideration is to be issued to a person other than a person in whose name a surrendered Certificate is registered, it shall be a condition of issuance that the surrendered Certificate shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such issuance shall pay to the Exchange Agent any required transfer or other taxes or establish to the reasonable satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

     (c) At any time following six (6) months after the Effective Time, Jefferson shall be entitled to terminate the Exchange Agent relationship, and thereafter holders of Certificates shall be entitled to look only to Jefferson (subject to abandoned property, escheat or other similar laws) with respect to the Merger Consideration issuable upon surrender of their Certificates.

     (d) No dividends that are otherwise payable on shares of Jefferson Common constituting the Stock Component of the Merger Consideration shall be paid to persons entitled to receive such shares of Jefferson Common until such persons surrender their Certificates. Upon such surrender, there shall be paid to the person in whose name the shares of Jefferson Common shall be issued any dividends which may have become payable with respect to such shares of Jefferson Common (without interest and less the amount of taxes, if any, which may have been imposed thereon), between the Effective Time and the time of such surrender.

     (e) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Jefferson, the posting by such person of a bond in such amount as Jefferson may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

     SECTION 1.09.  ACTIONS AT CLOSING.

     (a)  At the Closing, Texas Heritage shall deliver to Jefferson and First
Federal:

          (i)    a certified copy of the Charter of Texas Heritage;

          (ii) a Certificate signed by an appropriate officer of Texas Heritage stating that (A) each of the representations and warranties contained in Article Two is true and correct in all material respects at the time of the Closing with the same force and effect as if such representations and warranties had been made at Closing, (B) all of the conditions set forth in Sections 6.01(b) and 6.01(d) (but, with respect to the latter section, only to approvals which Texas Heritage is required by law to obtain) have been satisfied or waived as provided therein and (C) this Agreement has been approved by the requisite vote of Texas Heritage's stockholders in accordance with the Corporate Law and Texas Heritage's articles of association and bylaws;

          (iii)  a certified copy of the resolutions of Texas Heritage's
     Board of Directors and stockholders, as required for valid approval of the execution of this Agreement and the consummation of the Merger and the other transactions contemplated hereby;

          (iv) Certificates issued by each of the O.T.S. and the T.S.L.D., dated a recent date, as to the good standing and/or existence of Texas Heritage;

          (v) Articles of Combination executed by Texas Heritage, reflecting the terms and provisions of this Agreement and in proper form for filing with the O.T.S. and the T.S.L.D. in order to cause the Merger to become effective at Closing pursuant to the Corporate Law; and

          (vi) a legal opinion from counsel for Texas Heritage, in form reasonably acceptable to Jefferson's counsel, opining with respect to the matters listed on Exhibit 1.09(a) hereto.

     (b)  At the Closing, Jefferson and First Federal shall deliver to Texas
Heritage:

          (i) a Certificate signed by an appropriate officer of Jefferson and First Federal stating that (A) each of the representations and warranties contained in Article Three is true and correct in all material respects at the time of the Closing with the same force and effect as if such representations and warranties had been made at Closing, and (B) all of the conditions set forth in Sections 6.02(b) and 6.02(d) (but only with respect to approvals other than by Texas Heritage's shareholders) have been satisfied or waived as provided therein;

          (ii) a certified copy of the resolutions of Jefferson's Board of Directors authorizing the execution of this Agreement and the consummation of the transactions contemplated hereby;

          (iii) Certificate issued by Secretary of State of the State of Delaware, dated a recent date as to the good standing of Jefferson, and certificates issued by the O.T.S. and the T.S.L.D., dated a recent date, as to the good standing and/or existence of First Federal;

          (iv) a certified copy of the resolutions of First Federal's Board of Directors and sole shareholder, as required for valid approval of the execution of this Agreement and the consummation of the transactions contemplated hereby;

          (v) Articles of Combination executed by First Federal, reflecting the terms and provisions of this Agreement and in proper form for filing with the O.T.S. and the T.S.L.D. in order to cause the Merger to become effective at Closing pursuant to the Corporate Law; and

          (vi) a legal opinion from counsel for Jefferson and First Federal, in form reasonably acceptable to Texas Heritage's counsel, opining with respect to the matters listed on Exhibit 1.09(b) hereto.

     (c) At the Closing, Jefferson shall deposit with the Exchange Agent pursuant to the Exchange Agreement immediately available funds in the amount of the aggregate Cash Component of the Merger Consideration for the Texas Heritage Common and certificates representing the shares of Jefferson Common to be issued pursuant to Section 1.05 in exchange for outstanding shares of Texas Heritage Common.

     SECTION 1.10. TAX CONSEQUENCES. It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and that this Agreement shall constitute a "plan of reorganization" for the purposes of Section 368 of the Code.


                                  ARTICLE TWO
                                  -----------

                       REPRESENTATIONS OF TEXAS HERITAGE
                       ---------------------------------

     Texas Heritage hereby makes the following representations and warranties:

     SECTION 2.01.  ORGANIZATION AND CAPITAL STOCK.

     (a) Texas Heritage is a state chartered, stock-form savings association duly organized, validly existing and in good standing under the laws of the State of Texas with full corporate power to own all of its properties and assets, to incur all of its liabilities and to carry on its business as presently conducted.

     (b) The authorized capital stock of Texas Heritage consists of (i) 1,880,000 shares of Texas Heritage Common, of which, as of the date hereof, 561,000 shares are issued and outstanding, and (ii) 120,000 shares of preferred stock, par value $1.00 per share (the "Texas Heritage Preferred"), of which, as of the date hereof, 39,000 shares are issued and outstanding. All of the issued and outstanding shares of Texas Heritage Common are duly and validly issued and outstanding and are fully paid and non-assessable. None of the outstanding shares of Texas Heritage Common has been issued in violation of any preemptive rights of the current or past stockholders of Texas Heritage. As of the date hereof, Texas

Heritage has neither granted nor is there outstanding any warrants, stock options or the like representing the right to acquire any shares of Texas Heritage Common. Except as disclosed in Section 2.01(b) of that certain confidential writing delivered by Texas Heritage to Jefferson and First Federal and executed by each of Texas Heritage, Jefferson and First Federal concurrently with the delivery and execution of this Agreement (the "Disclosure Schedule"), each Certificate representing shares of Texas Heritage Common issued by Texas Heritage in replacement of any Certificate theretofore issued by it which was claimed by the record holder thereof to have been lost, stolen or destroyed was issued by Texas Heritage only upon receipt of an affidavit of lost stock certificate and an indemnity agreement to indemnify Texas Heritage against any claim that may be made against it on account of the alleged loss, theft or destruction of any such Certificate or the issuance of such replacement Certificate.

     (c) Except as set forth in subsection 2.01(b), there are no shares of capital stock or other equity securities of Texas Heritage outstanding and no outstanding options, warrants, rights to subscribe for, calls, or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of Texas Heritage or contracts, commitments, understandings or arrangements by which Texas Heritage is or may be obligated to issue additional shares of its capital stock or options, warrants or rights to purchase or acquire any additional shares of its capital stock.

     SECTION 2.02. AUTHORIZATIONS; NO DEFAULTS. Texas Heritage's Board of Directors has, by all appropriate action, approved this Agreement and the Merger and authorized the execution hereof on its behalf by its duly authorized officers and, subject to the approval of this Agreement by the stockholders of Texas Heritage and to receipt of all regulatory approvals, the performance by Texas Heritage of its obligations hereunder. Nothing in the charter or bylaws of Texas Heritage, as amended, or any other agreement, instrument, decree, proceeding, law or regulation (except as specifically referred to in or contemplated by this Agreement) by or to which it is bound or subject which is material to Texas Heritage or to the Merger would prohibit or inhibit Texas Heritage from consummating this Agreement and the Merger on the terms and conditions herein contained. This Agreement has been duly and validly executed and delivered by Texas Heritage and constitutes a legal, valid and binding obligation of Texas Heritage, enforceable against Texas Heritage in accordance with its terms subject to the provisions of bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforceability of creditors' rights generally from time to time in effect, and equitable principles relating to the granting of specific performance and other equitable remedies as a matter of judicial discretion. Texas Heritage is not in default in any material respect under or in violation in any material respect of any provision of its charter or articles of incorporation, bylaws, or any promissory note, indenture or any evidence of indebtedness or security therefor, lease, contract, purchase or other commitment or any other agreement which is material to Texas Heritage.

     SECTION 2.03. SUBSIDIARIES; PARTNERSHIPS; JOINT VENTURES. Except as may be disclosed in Section 2.03 of the Disclosure Schedule, Texas Heritage has no subsidiaries and is not a party to any partnership or joint venture.

     SECTION 2.04. FINANCIAL INFORMATION. The audited balance sheets of Texas Heritage as of June 30, 1995 and 1994, and related audited statements of income, changes in stockholders' equity and cash flows for the three (3) years ended June 30, 1995, together with the notes thereto, and the unaudited balance sheet of Texas Heritage as of March 31, 1996, and the related unaudited income statement and statement of changes in shareholders' equity and cash flows for the nine (9) months then ended, all of which are included in Section 2.04 of the Disclosure Schedule (together, the "Texas Heritage Financial

Statements"), have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as disclosed therein) and fairly present in all material respects the financial position and the results of operations, changes in stockholders' equity and cash flows of Texas Heritage as of the dates and for the periods indicated (subject, in the case of interim financial statements, to normal recurring year-end adjustments, none of which will be material, and the absence of footnotes).

     SECTION 2.05. ABSENCE OF CHANGES. Since June 30, 1995, there has not been any material adverse change in the financial condition, the results of operations or the business or prospects of Texas Heritage, nor have there been any events or transactions having such a material adverse effect which should be disclosed in order to make the Texas Heritage Financial Statements not misleading. Since the date of the most recent O.T.S. and T.S.L.D. examination reports, there has been no material adverse change in the financial condition, the results of operations or the business or prospects of Texas Heritage. Notwithstanding the foregoing, any actions taken or changes made by Texas Heritage pursuant to Section 4.05 hereof shall not, individually or in the aggregate, be deemed to be a material adverse change in the financial condition, the results of operations or the business or prospects of Texas Heritage.

     SECTION 2.06. REGULATORY ENFORCEMENT MATTERS. Except as may be disclosed in Section 2.06 of the Disclosure Schedule, Texas Heritage is not subject to, and has not received any notice or advice that it may become subject to, any order, agreement or memorandum of understanding with any federal or state agency charged with the supervision or regulation of thrifts or thrift holding companies or engaged in the insurance of thrifts deposits or any other governmental agency having supervisory or regulatory authority with respect to Texas Heritage.

     SECTION 2.07. TAX MATTERS. Except as may be disclosed in Section 2.07 of the Disclosure Schedule, Texas Heritage has filed all federal, state and, to the best knowledge of Texas Heritage, material local tax returns due in respect of any of its business or properties in a timely fashion and has paid or made provision for all amounts due as shown on such returns. All such returns fairly reflect the information required to be presented therein. All provisions for accrued but unpaid taxes contained in the Texas Heritage Financial Statements were made in accordance with generally accepted accounting principles and in the aggregate do not materially fail to provide for anticipated tax liabilities.

     SECTION 2.08. LITIGATION. Except as may be disclosed in Section 2.08 of the Disclosure Schedule, there is no litigation, claim or other proceeding pending or, to the knowledge of Texas Heritage, threatened, against Texas Heritage, or of which the property of Texas Heritage is or would be subject.

     SECTION 2.09.  EMPLOYMENT AGREEMENTS.  Except as may be disclosed in
Section 2.09 of the Disclosure Schedule, Texas Heritage is not a party to and is not bound by any contract for the employment, retention or engagement of any officer, employee, agent, consultant or other person or entity which, by its terms, is not terminable by Texas Heritage on thirty (30) days written notice or less without the payment of any amount by reason of such termination. A true, accurate and complete copy of each such agreement is included in Section 2.09 of the Disclosure Schedule.

     SECTION 2.10. REPORTS. Except as may be disclosed in Section 2.10 of the Disclosure Schedule, since January 1, 1991, Texas Heritage has filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (i) the O.T.S., (ii) any applicable state securities or banking or thrift authorities, and (iii) any other governmental authority with jurisdiction over Texas Heritage. As of their respective dates, each of such reports and documents, including the financial statements, exhibits and schedules thereto, complied in all material respects with the relevant statutes, rules and regulations enforced or promulgated by the regulatory authority with which they were filed, and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     SECTION 2.11. INVESTMENT PORTFOLIO. All United States Treasury securities, obligations of other United States Government agencies and corporations, obligations of States and political subdivisions of the United States and other investment securities held by Texas Heritage, as reflected in the latest balance sheet of Texas Heritage included in the Texas Heritage Financial Statements, are carried in the aggregate at no more than cost adjusted for amortization of premiums and accretion of discounts, except as otherwise required by FASB 115.

     SECTION 2.12. LOAN PORTFOLIO. Except as may be disclosed in Section 2.12 of the Disclosure Schedule, to the best knowledge of Texas Heritage, (i) all loans and discounts shown on the Texas Heritage Financial Statements at March 31, 1996 or which were entered into after March 31, 1996, but before the Closing Date, were and will be made in all material respects for good, valuable and adequate consideration in the ordinary course of the business of Texas Heritage, in accordance in all material respects with sound banking practices, and are not subject to any known defenses, setoffs or counterclaims, including without limitation any such as are afforded by usury or truth in lending laws, except as may be provided by bankruptcy, insolvency or similar laws or by general principles of equity that would materially affect the value of such loans or discounts; (ii) the notes or other evidences of indebtedness evidencing such loans and all forms of pledges, mortgages and other collateral documents and security agreements are and will be, in all material respects, enforceable (except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting creditor's rights and except as may be limited by the exercise of judicial discretion in applying principles of equity), valid, true and genuine and what they purport to be; and (iii) Texas Heritage has complied and will prior to the Closing Date comply with all laws and regulations relating to such loans, or to the extent there has not been such compliance, such failure to comply will not materially interfere with the collection of a material amount of such loans.

     SECTION 2.13.  EMPLOYEE MATTERS AND ERISA.
     ------------   --------------------------

     (a) Except as may be disclosed in Section 2.13(a) of the Disclosure Schedule, Texas Heritage has not entered into any collective bargaining agreement with any labor organization with respect to any group of employees of Texas Heritage and to the knowledge of Texas Heritage there is no present effort nor existing proposal to attempt to unionize any group of employees of Texas Heritage.

     (b) Except as may be disclosed in Section 2.13(b) of the Disclosure Schedule, (i) Texas Heritage is and has been in material compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including, without limitation, any such laws respecting employment discrimination and occupational safety and health requirements, and Texas Heritage is not engaged in any unfair labor practice; (ii) there is no unfair labor practice complaint against Texas Heritage pending or, to the knowledge of Texas Heritage, threatened before the National Labor Relations Board; (iii) there is no labor dispute, strike, slowdown or stoppage actually pending or, to the knowledge of Texas Heritage, threatened against or directly affecting Texas Heritage; and (iv) Texas Heritage has not experienced any work stoppage or other labor difficulty during the past five (5) years that has had a material adverse effect on Texas Heritage's business.

     (c) Except as may be disclosed in Section 2.13(c) of the Disclosure Schedule, Texas Heritage does not maintain, contribute to or participate in or have any liability under any employee benefit plans, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), including any plans intended to be qualified under Section 401(a) of the Code, or any nonqualified employee benefit plans or deferred compensation, bonus, stock or incentive plans, or other employee benefit or fringe benefit programs for the benefit of former or current employees of Texas Heritage (the "Employee Plans"). No present or former employee of Texas Heritage has been charged with breaching nor has breached a fiduciary duty under any of the Employee Plans. Except as may be disclosed in Section 2.13(c) of the Disclosure Schedule, Texas Heritage does not participate in, nor has it in the past five (5) years participated in, nor has it any present or future obligation or liability under, any multiemployer plan (as defined at Section 3(37) of ERISA). Except as may be disclosed in Section 2.13(c) of the Disclosure Schedule, Texas Heritage does not maintain, contribute to, or participate in, any plan that provides health, major medical, disability or life insurance benefits to former employees of Texas Heritage except as provided in Section 4980B of the Internal Revenue Code of 1986, as amended (the "Code").

     (d) Except as may be disclosed in Section 2.13(d) of the Disclosure Schedule, (i) Texas Heritage does not maintain, nor has it maintained for the past five (5) years, any Employee Plans subject to Title IV of ERISA or Section 412 of the Code; (ii) no reportable event (as defined in Section 4043 of ERISA) has occurred with respect to any Employee Plans as to which a notice would be required to be filed with the Pension Benefit Guaranty Corporation; (iii) no claim is pending, and Texas Heritage has not received notice of any threatened or imminent claim with respect to any Employee Plan (other than a routine claim for benefits for which plan administrative review procedures have not been exhausted) for which Texas Heritage would be liable after June 30, 1995, except as will be reflected in future financial statements of Texas Heritage; (iv) Texas Heritage does not have any liabilities for excise taxes under Sections 4971, 4975, 4976, 4977, 4979 or 4980B of the Code or for a fine under Section 502 of ERISA with respect to any Employee Plan; and (v) all Employee Plans have been operated, administered and maintained in all material respects in accordance with the terms thereof and in material compliance with the requirements of all applicable laws, orders, rules and regulations, including, without limitation, ERISA and the Code.

     (e) Except as may be disclosed in Section 2.13(e) of the Disclosure Schedule, each benefit plan maintained by Texas Heritage for the benefit of its directors, officers and employees (including, but not limited to, defined contribution or savings plans and deferred compensation plans) is fully funded and, except with respect to the vested rights of participants in any such plan, unencumbered.

     SECTION 2.14. TITLE TO PROPERTIES; INSURANCE. Except as may be disclosed in Section 2.14 of the Disclosure Schedule, Texas Heritage has good, marketable and insurable title, free and clear of all liens, charges and encumbrances (except taxes which are a lien but not yet payable and liens, charges or encumbrances reflected in the Texas Heritage Financial Statements and easements, rights-of-way, and other restrictions which are not material and further excepting in the case of Other Real Estate Owned ("O.R.E.O."), as such real estate is internally classified on the books of Texas Heritage, rights of redemption under applicable law) to all real properties used by Texas Heritage in its main banking office and branch facility operations and all other real properties reflected on the Texas Heritage Financial Statements as being owned by it. All leasehold interests used by Texas Heritage in its thrift operations are held pursuant to lease agreements which are valid and enforceable in accordance with their terms (except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting creditor's rights and except as may be limited by the exercise of judicial discretion in applying principles of equity). To the best knowledge of Texas Heritage, all such properties comply in all material respects with all applicable private agreements, zoning requirements and other governmental laws and regulations relating thereto and there are no condemnation proceedings pending or, to the knowledge of Texas Heritage, threatened with respect to such properties. Texas Heritage has valid title or other ownership or license rights under licenses to all material intangible personal or intellectual property used by Texas Heritage in its business, free and clear of any claim, defense or right of any other person or entity which is material to such property, subject only to rights of the licensors pursuant to applicable license agreements, which rights do not materially adversely interfere with the use of such property. All material insurable properties owned or held by Texas Heritage are insured by the title insurers listed on Schedule 2.14 of the Disclosure Schedule in such amounts and against fire and other risks insured against by extended coverage and public liability insurance, as is customary with thrift institutions of the same size and in the same geographic area.

     SECTION 2.15.  ENVIRONMENTAL MATTERS.

     (a) As used in this Agreement, "Environmental Laws" means all local, state and federal environmental, health and safety laws and regulations in all jurisdictions in which Texas Heritage has done business or owned property, including, without limitation, the Federal Resource Conservation and Recovery Act, the Federal Comprehensive Environmental Response, Compensation and Liability Act, the Federal Clean Water Act, the Federal Clean Air Act, and the Federal Occupational Safety and Health Act.

     (b) Except as disclosed in Section 2.15(b) of the Disclosure Schedule, neither the conduct nor operation of Texas Heritage nor any condition of any property presently or previously owned, leased or operated by it violates or violated Environmental Laws in any respect material to the business of Texas Heritage and no condition has existed or event has occurred with respect to it or any such property that, with notice or the passage of time, or both, would constitute a violation material to the business of Texas Heritage of Environmental Laws or obligate (or potentially obligate) Texas Heritage to remedy, stabilize, neutralize or otherwise alter the environmental condition of any such property where the aggregate cost of such actions would be material to Texas Heritage. Except as may be disclosed in Section 2.15(b) of the Disclosure Schedule, Texas Heritage has not received any notice from any person or entity that Texas Heritage or the operation or condition of any property ever owned, leased or operated by it are or were in violation of any Environmental Laws or that it is responsible (or potentially responsible) for remedying, or the cleanup of, any pollutants, contaminants, or hazardous or toxic wastes, substances or materials at, on or beneath any such property.

     (c) Except as disclosed in Section 2.15(c) of the Disclosure Schedule, Texas Heritage has not received notice and does not have knowledge that any property in which Texas Heritage has a security interest, lien or other encumbrance violates or violated Environmental Laws in any material respect.

     SECTION 2.16. COMPLIANCE WITH LAW. Texas Heritage has all licenses, franchises, permits and other governmental authorizations that are legally required to enable it to conduct its business in all material respects and is in compliance in all material respects with all applicable laws and regulations.

     SECTION 2.17. BROKERAGE. There are no claims or agreements for brokerage commissions, finders' fees, or similar compensation in connection with the transactions contemplated by this Agreement payable by Texas Heritage.

     SECTION 2.18. UNDISCLOSED LIABILITIES. Texas Heritage has no material liability, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, and whether due or to become due (and there is no past or present fact, situation, circumstance, condition or other basis for any present or future action, suit or proceeding, hearing, charge, complaint, claim or demand against Texas Heritage giving rise to any such liability), except (i) for liabilities set forth in the Texas Heritage Financial Statements, and (ii) as may be disclosed in Section 2.18 of the Disclosure Schedule.

     SECTION 2.19. STATEMENTS TRUE AND CORRECT. None of the information supplied or to be supplied by Texas Heritage for inclusion in (i) the Registration Statement (as defined in Section 4.06 hereof), (ii) the Proxy Statement/Prospectus (as defined in Section 4.03 hereof), and (iii) any document to be filed with the Securities and Exchange Commission (the "S.E.C.") or any banking or regulatory authority in connection with the transactions contemplated by this Agreement, will, at the respective times such documents are filed, and, in the case of the Registration Statement, when it becomes effective, and, with respect to the Proxy Statement/Prospectus, when first mailed to the stockholders of Texas Heritage, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading, or, in the case of the Proxy Statement/Prospectus or any amendment thereof or supplement thereto, at the time of the Stockholders' Meeting (as defined in Section 4.03 hereof), be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Stockholders' Meeting. All documents that Texas Heritage is responsible for filing with the O.T.S. or any other regulatory authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable law and the applicable rules and regulations thereunder.


                                 ARTICLE THREE
                                 -------------

                REPRESENTATIONS OF JEFFERSON AND FIRST FEDERAL
                ----------------------------------------------

     Jefferson and First Federal, as applicable, hereby make the following representations and warranties:

     SECTION 3.01.  ORGANIZATION AND CAPITAL STOCK.

     (a) Jefferson is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of Delaware with full corporate power and authority to own all of its properties and assets, to incur all of its liabilities and to carry on its business as it is now being conducted. First Federal is a federal savings bank duly organized, validly existing and in good standing under the laws of the United States with full corporate power and authority to own all of its properties and assets, to incur all of its liabilities and to carry on its business as it is now being conducted.

     (b) The authorized capital stock of Jefferson consists of (i) 20,000,000 shares of Jefferson Common, of which, as of March 31, 1996, 4,173,563 shares were issued and outstanding, and (ii) 5,000,000 shares of preferred stock, par value $0.01 per share, none of which have been issued or are outstanding. All of the issued and outstanding shares of Jefferson Common are duly and validly issued and outstanding and are fully paid and non-assessable and were not issued in violation of any preemptive rights.

     (c) First Federal has authorized capital of 2,000,000 shares of First Federal Common. As of the date hereof, 1,000 shares of First Federal Common are issued and outstanding, fully paid and non-assessable and owned by Jefferson and were not issued in violation of any preemptive rights.

     (d) The shares of Jefferson Common that are to be issued to the shareholders of Texas Heritage pursuant to the Merger have been duly authorized and, when so issued in accordance with the terms of this Agreement, will be validly issued and outstanding, fully paid and nonassessable, with no personal liability attaching to the ownership thereof and will not have been issued in violation of any preemptive rights.

     SECTION 3.02. AUTHORIZATION; NO DEFAULTS. The Board of Directors of each of Jefferson and First Federal has, by all appropriate action, approved this Agreement and the Merger and authorized the execution hereof on its behalf by its duly authorized officers and the performance by it of its obligations hereunder. Nothing in the certificate of incorporation or bylaws of Jefferson and First Federal, as amended, or any other agreement, instrument, decree, proceeding, law or regulation (except as specifically referred to in or contemplated by this Agreement) by or to which it or any of its subsidiaries are bound or subject would prohibit or inhibit Jefferson or First Federal from entering into and consummating this Agreement and the Merger on the terms and conditions herein contained. This Agreement has been duly and validly executed and delivered by Jefferson and First Federal and constitutes a legal, valid and binding obligation of Jefferson and First Federal, enforceable against Jefferson and First Federal in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium or other laws affecting creditors rights generally or the rights of creditors of savings institutions, the accounts of which savings institutions are insured by the Savings Association Insurance Fund or laws relating to the safety and soundness of insured financial institutions and by judicial discretion in applying principles of equity, and no other corporate acts or proceedings are required to be taken by Jefferson or First Federal to authorize the execution, delivery and performance of this Agreement. Except for the requisite approvals of the O.T.S., the T.S.L.D. and the Board of Governors of the Federal Reserve System, no notice to, filing with, authorization by, or consent or approval of, any federal or state regulatory authority is necessary for the execution and delivery of this Agreement or consummation of the Merger by Jefferson or First Federal. Jefferson and First Federal are not in default under or in violation of any provision of their respective Charter or Articles of Incorporation, by-laws or any promissory note, indenture or any evidence of indebtedness or security therefor, lease, contract, purchase or other commitment or any other agreement which is material to Jefferson or First Federal, as applicable.

     SECTION 3.03. SUBSIDIARIES. Each of Jefferson's significant subsidiaries (as such term is defined under S.E.C. regulations), including First Federal, is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the corporate power to own its respective properties and assets, to incur its respective liabilities and to carry on its respective business as now being conducted.

     SECTION 3.04. FINANCIAL INFORMATION. The audited consolidated balance sheets of Jefferson and its subsidiaries as of December 31, 1995 and 1994 and related audited consolidated statements of income, changes in stockholders' equity and cash flows for the three (3) years ended December 31, 1995, together with the notes thereto, included in Jefferson's Annual Report on Form 10-K for the year ended 1995, as currently on file with the S.E.C., and Jefferson's Quarterly Report on Form 10-Q for the three (3) months ended March 31, 1996 (together, the "Jefferson Financial Statements"), have been prepared in accordance with generally accepted accounting principles consistently applied (except as disclosed therein) and fairly present in all material respects the consolidated financial position and the consolidated results of operations, changes in stockholders' equity and cash flows of Jefferson and its consolidated subsidiaries as of the dates and for the periods indicated (subject, in the case of interim financial statements, to normal recurring year-end adjustments, none of which will be material, and the absence of footnotes).

     SECTION 3.05. ABSENCE OF CHANGES. Since December 31, 1995, Jefferson, on a consolidated basis, has not experienced or suffered a material adverse change excluding declines from interest rate movements, and there have not been any events or transactions having such a material adverse affect which should be disclosed in order to make the Jefferson Financial Statements not misleading.

     SECTION 3.06. LITIGATION. There is no litigation, claim or other proceeding pending or, to the knowledge of Jefferson, threatened, against Jefferson or any of its subsidiaries, or of which the property of Jefferson or any of its subsidiaries is or would be subject which, if adversely determined, would have a material adverse effect on the business of Jefferson and its subsidiaries taken as a whole.

     SECTION 3.07. REPORTS. Jefferson and each of its significant subsidiaries (including First Federal) has filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (i) the S.E.C., (ii) the O.T.S., (iii) the F.D.I.C., (iv) any state securities or banking authorities having jurisdiction, (v) Nasdaq and (vi) any other governmental authority with jurisdiction over Jefferson or any of its significant subsidiaries (including First Federal). As of their respective dates, each of such reports and documents, as amended, including the financial statements, exhibits and schedules thereto, complied in all material respects with the relevant statutes, rules and regulations enforced or promulgated by the regulatory authority with which they were filed, and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     SECTION 3.08. COMPLIANCE WITH LAW. Jefferson and its significant subsidiaries (including First Federal) have all licenses, franchises, permits and other governmental authorizations that are legally required to enable them to conduct their respective businesses in all material respects and are in compliance in all material respects with all applicable laws and regulations.

     SECTION 3.09. STATEMENTS TRUE AND CORRECT. None of the information supplied or to be supplied by Jefferson for inclusion in (i) the Registration Statement (as defined in Section 4.06 hereof), (ii) the Proxy Statement/Prospectus (as defined in Section 4.03 hereof) and (iii) any document to be filed with the S.E.C., or any thrift or other regulatory authority in connection with the transactions contemplated hereby, will, at the respective times such documents are filed, and, in the case of the Registration Statement, when it becomes effective, and, with respect to the Proxy Statement/Prospectus, when first mailed to the stockholders of Texas Heritage, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading, or, in the case of the Proxy Statement/Prospectus or any amendment thereof or supplement thereto, at the time of the Stockholders' Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Stockholders' Meeting. All documents that Jefferson or First Federal is responsible for filing with the S.E.C., the O.T.S., or any other regulatory authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable law and any rules and regulations thereunder.

     SECTION 3.10. BROKERAGE. There are no claims or agreements for brokerage commissions, finders' fees, or similar compensation in connection with the transactions contemplated by this Agreement payable by Jefferson or First Federal.

     SECTION 3.11. REGULATORY ENFORCEMENT MATTERS. Neither Jefferson nor First Federal are subject to, nor have they received any notice or advice that either may become subject to, any order, agreement or memorandum of understanding with any federal or state agency charged with the supervision or regulation of thrifts or thrift holding companies or engaged in the insurance of thrifts deposits or any other governmental agency having supervisory or regulatory authority with respect to Jefferson and First Federal.

     SECTION 3.12. TAX MATTERS. Jefferson and First Federal have filed all federal, state and, to the best knowledge of Jefferson and First Federal, material local tax returns due in respect of their respective business or properties in a timely fashion and have paid or made provision for all amounts due as shown on such returns. All such returns fairly reflect the information required to be presented therein. All provisions for accrued but unpaid taxes contained in the Jefferson Financial Statements were made in accordance with generally accepted accounting principles and in the aggregate do not materially fail to provide for anticipated tax liabilities.

     SECTION 3.13. UNDISCLOSED LIABILITIES. Jefferson and First Federal have no material liability, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, and whether due or to become due (and there is no past or present fact, situation, circumstance, condition or other basis for any present or future action, suit or proceeding, hearing, charge, complaint, claim or demand against either Jefferson or First Federal giving rise to any such liability), except for liabilities set forth in the Jefferson Financial Statements.

     SECTION 3.14.  EMPLOYEE MATTERS AND ERISA.
     ------------   --------------------------

     (a) Except as disclosed in Section 3.14(a) of the Disclosure Schedule, Jefferson does not maintain, contribute to or participate in or have any liability under any employee benefit plans, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), including any plans intended to be qualified under Section 401(a) of the Code, or any nonqualified employee benefit plans or deferred compensation, bonus, stock or incentive plans, or other employee benefit or fringe benefit programs for the benefit of former or current employees of Jefferson (the "Jefferson Employee Plans"). No present or former employee of Jefferson has been charged with breaching nor has breached a fiduciary duty under any of the Jefferson Employee Plans. Jefferson does not participate in, nor has it in the past five (5) years participated in, nor has it any present or future obligation or liability under, any multiemployer plan (as defined at Section 3(37) of ERISA). Except as disclosed in Section 3.14(a) of the Disclosure Schedule, Jefferson does not maintain, contribute to, or participate in, any plan that provides health, major medical, disability or life insurance benefits to former employees of Jefferson except as provided in Section 4980B of the Code.

     (b) Except as disclosed in Section 3.14(b) of the Disclosure Schedule, (i) Jefferson does not maintain, nor has it maintained for the past five (5) years, any Jefferson Employee Plans subject to Title IV of ERISA or Section 412 of the Code; (ii) no reportable event (as defined in Section 4043 of ERISA) has occurred with respect to any Jefferson Employee Plans as to which a notice would be required to be filed with the Pension Benefit Guaranty Corporation; (iii) no claim is pending, and Jefferson has not received notice of any threatened or imminent claim with respect to any Employee Plan (other than a routine claim for benefits for which plan administrative review procedures have not been exhausted) for which Jefferson would be liable after December 30, 1995, except as will be reflected in future financial statements of Jefferson; (iv) Jefferson does not have any liabilities for excise taxes under Sections 4971, 4975, 4976, 4977, 4979 or 4980B of the Code or for a fine under Section 502 of ERISA with respect to any Jefferson Employee Plan; and (v) all Jefferson Employee Plans have been operated, administered and maintained in all material respects in accordance with the terms thereof and in material compliance with the requirements of all applicable laws, orders, rules and regulations, including, without limitation, ERISA and the Code.


                                 ARTICLE FOUR
                                 ------------

                         AGREEMENTS OF TEXAS HERITAGE
                         ----------------------------

     SECTION 4.01.  BUSINESS IN ORDINARY COURSE.
     ------------   ---------------------------

     (a) Texas Heritage shall not declare or pay a dividend or make any other distribution to stockholders, whether in cash, stock or other property, after the date of this Agreement, except that Texas Heritage may declare and pay regular dividend(s) in such amounts and at such times as are consistent with Texas Heritage's historical practice.

    (b) Texas Heritage shall continue to carry on, after the date hereof, its business and the discharge or incurrence of obligations and liabilities, only in the usual, regular and ordinary course of business, as heretofore conducted, and by way of amplification and not limitation, Texas Heritage will not, without the prior written consent of Jefferson, which consent shall not be unreasonably withheld and shall be provided by Jefferson within twenty-four (24) hours following receipt of such request:

               (i) issue any Texas Heritage Common or other capital stock or any options, warrants, or other rights to subscribe for or purchase Texas Heritage Common or any other capital stock or any securities convertible into or exchangeable for any capital stock; or

               (ii) directly or indirectly redeem, purchase or otherwise acquire any Texas Heritage Common or any other capital stock of Texas Heritage, other than Texas Heritage Preferred; or

               (iii) effect a reclassification, recapitalization, splitup, exchange of shares, readjustment or other similar change in or to any capital stock or otherwise reorganize or recapitalize; or

               (iv) change its charter or certificate or articles of incorporation or association, as the case may be, or bylaws; or

               (v) grant any increase (other than ordinary and normal increases consistent with past practices) in the compensation payable or to become payable to directors, officers or salaried employees or grant any stock options or, except as required by law, adopt or make any change in any bonus, insurance, pension, or other Employee Plan, payment or arrangement made to, for or with any of such directors, officers or employees; or

               (vi) borrow or agree to borrow any funds, except for Federal Home Loan Bank Advances and certificates of deposit originated in the ordinary course of business and having maturities of eighteen (18) months or less, or directly or indirectly guarantee or agree to guarantee any obligations of others; or

          (vii) make or commit to make any new loan or letter of credit or any new or additional discretionary advance under any existing line of credit, in principal amounts in excess of $750,000 or that would increase the aggregate credit outstanding to any one borrower (or group of affiliated borrowers) by more than $750,000 (excluding for this purpose any accrued interest or overdrafts), without the prior written consent of Jefferson acting through its Chief Credit Officer or such other designation as Jefferson may specify in a written notice to Texas Heritage; provided, however, that Texas Heritage may, without such prior written consent, make single family residential mortgage loans or construction loans that conform to Texas Heritage's lending policies as of the date hereof in principal amounts of up to $1,000,000; or

          (viii) purchase or otherwise acquire any investment security for its own account having an average remaining life to maturity greater than five
     (5) years or any asset-backed securities other than those issued or guaranteed by the Government National Mortgage Association, the Federal National Mortgage Association or the Federal Home Loan Mortgage Corporation (and Texas Heritage shall consult and confer with Jefferson with respect to all securities transactions, even in circumstances where approval is not required hereunder); or

          (ix) increase or decrease the rate of interest paid on time deposits, or on certificates of deposit, except in a manner and pursuant to policies consistent with past practices; or

          (x) enter into any agreement, contract or commitment out of the ordinary course of business or having a term in excess of three (3) months other than letters of credit, loan agreements, deposit agreements, and other lending, credit and deposit agreements and documents made in the ordinary course of business; or

          (xi) except in the ordinary course of business, place on any of its assets or properties any mortgage, pledge, lien, charge, or other encumbrance; or

          (xii) except in the ordinary course of business, cancel or accelerate any material indebtedness owing to Texas Heritage or any claims which Texas Heritage may possess or waive any material rights of substantial value; or

          (xiii) sell or otherwise dispose of any real property or any material amount of any tangible or intangible personal property other than properties acquired in foreclosure or otherwise in the ordinary collection of indebtedness to Texas Heritage; or

          (xiv) foreclose upon or otherwise take title to or possession or control of any real property without first obtaining a phase one environmental report thereon which indicates that the property is free of pollutants, contaminants or hazardous or toxic waste materials; provided, however, that Texas Heritage shall not be required to obtain such a report with respect to single family, non-agricultural residential property of one acre or less to be foreclosed upon unless it has reason to believe that such property might contain any such waste materials or otherwise might be contaminated; or

          (xv) commit any act or fail to do any act which will cause a breach of any agreement, contract or commitment and which will have a material adverse effect on Texas Heritage's business, financial condition, or earnings; or

          (xvi) violate any law, statute, rule, governmental regulation, or order, which violation might reasonably be expected to have a material adverse effect on Texas Heritage's business, financial condition, or earnings; or

          (xvii) purchase any real or personal property or make any other capital expenditure where the amount paid or committed therefor is in excess of Fifty Thousand Dollars ($50,000); or

          (xviii) change accounting principles or practices, or the method of applying such principles or practices.

     (c) Texas Heritage shall not, without the prior written consent of Jefferson, which consent shall not be unreasonably withheld, engage in any transaction or take any action that would render untrue in any material respect any of the representations and warranties of Texas Heritage contained in Article Two hereof, if such representations and warranties were given as of the date of such transaction or action.

     (d) Texas Heritage shall promptly notify Jefferson in writing of the occurrence of any matter or event known to and directly involving Texas Heritage, which would not include any changes in conditions that affect the thrift industry generally, that is materially adverse to the business, operations, properties, assets, or condition (financial or otherwise) of Texas Heritage.

     (e) Except in the exercise of the fiduciary duties of its directors, unless and until this Agreement shall have been properly terminated by either party pursuant to Article Seven hereof, Texas Heritage shall (i) not, directly or indirectly, through any of its officers, directors, agents, or affiliates, solicit, encourage, or initiate any inquiries with respect to, or, without prior written notice to Jefferson, participate in any negotiations leading to, any offers or proposals relating to the possible sale or other disposition of all or substantially all of its assets or capital stock to, or merger or consolidation with, any other person, (ii) not disclose any information not customarily disclosed to any person or provide access to its properties, books, or records or otherwise assist or encourage any person in connection with any of the foregoing, and (iii) give Jefferson prompt written notice of any such inquiries, offers, or proposals, including the name of the other party or parties and the substance of such inquiry, offer or proposal.

     SECTION 4.02. BREACHES. Texas Heritage shall, in the event it has knowledge of the occurrence, or impending or threatened occurrence, of any event or condition which would cause or constitute a breach (or would have caused or constituted a breach had such event occurred or been known prior to the date hereof) of any of its representations or agreements contained or referred to herein, give prompt written notice thereof to Jefferson and, to the extent practical, use its best efforts to prevent or promptly remedy the same.

     SECTION 4.03. SUBMISSION TO STOCKHOLDERS. Texas Heritage shall cause to be duly called and held, on a date mutually selected by Jefferson and Texas Heritage, a special meeting of its shareholders (the "Stockholders' Meeting") for submission of this Agreement and the Merger for approval of such shareholders as required by law. In connection with the Stockholders' Meeting,
(i) Texas Heritage shall cooperate and assist Jefferson in preparing and filing a Proxy Statement/Prospectus (the "Proxy

Statement/Prospectus") with the S.E.C., the O.T.S. and the T.S.L.D., if required, and, upon approval from the O.T.S. or the T.S.L.D. if such approval is required, Texas Heritage shall mail such Proxy Statement/Prospectus to its shareholders, (ii) Texas Heritage shall furnish Jefferson all information concerning itself that Jefferson may reasonably request in connection with such Proxy Statement/Prospectus, and (iii), subject to its fiduciary duty, the Board of Directors of Texas Heritage shall recommend to its stockholders the approval of this Agreement and the Merger contemplated hereby and use all reasonable efforts to obtain such stockholder approval.

     SECTION 4.04. CONSENTS TO CONTRACTS AND LEASES. Texas Heritage shall use its best efforts to obtain all necessary consents with respect to all interests of Texas Heritage in any material leases, licenses, contracts, instruments and rights which require the consent of another person for their transfer or assumption pursuant to the Merger, if any.

     SECTION 4.05. MERGER EXPENSES AND RELATED MATTERS.
     ------------   -----------------------------------

     (a) Texas Heritage and Jefferson shall consult and reasonably cooperate with each other with respect to determining, as specified in a written notice from Jefferson to Texas Heritage, based upon such consultation and as hereinafter provided, the amount and the timing for recognizing for financial accounting purposes the expenses of the Merger and the restructuring charges related to or to be incurred in connection with the Merger.

     (b) From and after the date of this Agreement to the Effective Time, Texas Heritage shall maintain and keep all of its benefit plans (including, but not limited to, defined contribution plans and deferred compensation plans) fully funded, and shall, to the extent any such benefit plan may not be fully or adequately funded, make such contributions as are necessary to fully fund any such inadequately funded benefit plan.

     SECTION 4.06. CONFORMING ACCOUNTING AND RESERVE POLICIES. At the request of Jefferson, Texas Heritage shall, within five (5) business days prior to the Closing, establish and take such reserves and accruals as Jefferson reasonably shall request so as to conform Texas Heritage's loan, accrual, reserve and other accounting policies to Jefferson's policies, and shall establish and take such accruals, reserves and charges in order to implement such policies in respect of excess facilities and equipment capacity, severance costs, litigation matters, write-off or write-down of various assets and other appropriate accounting adjustments; provided, however, that Texas Heritage shall not be required to take any such action that is not consistent with GAAP; and provided further, however, that any such reserve and/or accrual taken pursuant to this Section
4.06 shall not affect the Closing Book Value calculated in accordance with
Section 1.05 hereof.

     SECTION 4.07. CONSUMMATION OF AGREEMENT. Texas Heritage shall use its best efforts to perform and fulfill all conditions and obligations on its part to be performed or fulfilled under this Agreement, to effect the Merger in accordance with the terms and provisions hereof and to obtain all necessary approvals and consents on its part to be obtained pursuant to this Agreement. Texas Heritage shall furnish to Jefferson in a timely manner all information, data and documents in the possession of Texas Heritage requested by Jefferson as may reasonably be required to obtain any necessary regulatory or other approvals of the Merger or to file with the S.E.C. a registration statement on Form S-4 (the "Registration Statement") relating to the shares of Jefferson Common that may be issued to the shareholders of Texas Heritage pursuant to the Merger and this Agreement and shall otherwise cooperate fully with Jefferson to carry out the purpose and intent of this Agreement.

     SECTION 4.08. ENVIRONMENTAL REPORTS. Texas Heritage shall provide to Jefferson, within ten (10) days after the date hereof, all environmental reports in its possession relating to real property owned by Texas Heritage. Jefferson, as soon as reasonably practical, but not later than forty-five (45) days after the date hereof, shall have the right to obtain a report ("Phase I Report") of a phase one environmental site assessment ("Phase I ESA") on all real property owned (including, without limitation, O.R.E.O. property), leased or operated by Texas Heritage as of the date hereof (other than space in retail and similar establishments leased by Texas Heritage for automatic teller machines) and within ten (10) days after the acquisition or lease of any real property acquired, leased or operated by Texas Heritage after the date hereof (other than space in retail and similar establishments leased by Texas Heritage for automatic teller machines), except as otherwise provided in Section 4.01(b)(xiv). If required by the Phase I ESA in Jefferson's reasonable opinion, Jefferson shall have the right to obtain a report ("Phase II ESA") of a phase two environmental site assessment on properties reasonably requiring such additional study. Jefferson shall have fifteen (15) business days from the receipt of any such Phase II ESA to notify Texas Heritage of any objection to the environmental condition of such property or properties. Should the cost of
(A) obtaining a Phase II ESA on properties requiring such additional study and
(B) taking all remedial and corrective actions and measures (i) required by applicable law, or (ii) recommended or suggested by such report or reports, or
(iii) prudent in light of serious life, health or safety concerns, in the aggregate, exceed the sum of $100,000 as reasonably estimated by an environmental expert retained for such purpose by Jefferson and reasonably acceptable to Texas Heritage, or if the cost of such actions and measures cannot be so reasonably estimated by such expert to be $100,000 or less with any reasonable degree of certainty, then Jefferson shall have the right pursuant to
Section 7.03 hereof, for a period of ten (10) business days following receipt of such estimate or indication that the cost of such actions and measures can not be so reasonably estimated, to terminate this Agreement, which shall be Jefferson's sole remedy in such event. The scope of work required by any Phase II ESA shall be subject to the reasonable approval of Texas Heritage, and Jefferson agrees to maintain the findings of all environmental studies confidential in accordance with Section 8.01 hereof.

     SECTION 4.09. ACCESS TO INFORMATION. Texas Heritage shall permit Jefferson and First Federal reasonable access in a manner which will avoid undue disruption or interference with Texas Heritage's normal operations to its properties and, to the extent permitted by law, shall disclose and make available to Jefferson and First Federal all books, documents, papers and records relating to its assets, stock, ownership, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors' and shareholders' meetings, organizational documents, material contracts and agreements, loan files, filings with any regulatory authority, accountants' workpapers (if available and subject to the respective independent accountants' consent), litigation files, plans affecting employees, and any other business activities or prospects in which Jefferson or First Federal may have a reasonable and legitimate interest in furtherance of the transactions contemplated by this Agreement. Notwithstanding anything to the contrary contained herein, Texas Heritage will include in the Disclosure Schedule all available environmental information, including without limitation environmental and regulatory reports, studies, notices, claims and any material of whatever kind. Jefferson and First Federal will hold any such information which is nonpublic in confidence in accordance with the provisions of Section 8.01 hereof.

     SECTION 4.10. RESTRICTION ON RESALES. Texas Heritage shall obtain and deliver to Jefferson, at least 31 days prior to the Closing Date, the signed agreement, in the form of Exhibit 4.10 hereto, of each person who may reasonably be deemed an "affiliate" of Texas Heritage within the meaning of such term as used in Rule 145 under the Securities Act of 1933, as amended (the "Securities Act"), regarding compliance with the provisions of Rule 145.

                                 ARTICLE FIVE
                                 ------------

                   AGREEMENTS OF JEFFERSON AND FIRST FEDERAL
                   -----------------------------------------

     SECTION 5.01. REGULATORY APPROVALS AND REGISTRATION STATEMENT. Jefferson and First Federal shall use their respective best efforts to file all regulatory applications required in order to consummate the Merger, including but not limited to the necessary applications for the prior approval of the O.T.S., the T.S.L.D. and the Board of Governors of the Federal Reserve System. Jefferson shall keep Texas Heritage reasonably informed as to the status of such applications and make available to Texas Heritage a draft of all such applications for the review and comment of Texas Heritage and its counsel prior to the filing thereof and copies of such applications as filed and any supplementally filed materials. The shares of Jefferson Common to be exchanged for the shares of Texas Heritage Common shall be issued from treasury shares held by Jefferson. Jefferson shall file with the S.E.C. the Registration Statement relating to the shares of Jefferson Common to be issued to the shareholders of Texas Heritage pursuant to this Agreement, and shall use its best efforts to cause the Registration Statement to become effective. At the time the Registration Statement becomes effective, the Registration Statement shall comply in all material respects with the provisions of the Securities Act and the published rules and regulations thereunder, and shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not false or misleading, and at the time of mailing thereof to the shareholders of Texas Heritage, at the time of the Stockholders' Meeting and at the Effective Time the Proxy Statement/Prospectus included as part of the Registration Statement, as amended or supplemented by any amendment or supplement, shall not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not false or misleading. Jefferson and First Federal shall timely file all documents required to obtain all necessary permits and approvals from state securities agencies or authorities, if any, required to carry out the transactions contemplated by this Agreement, shall pay all expenses incident thereto and shall use its best efforts to obtain such permits and approvals on a timely basis. Jefferson shall promptly and properly prepare and file any other filings required under the Securities Exchange Act of 1934 (the "Exchange Act") relating to the Merger and the transactions contemplated herein.

     SECTION 5.02. BREACHES. Jefferson and First Federal shall, in the event either of them has knowledge of the occurrence, or impending or threatened occurrence, of any event or condition which would cause or constitute a breach (or would have caused or constituted a breach had such event occurred or been known prior to the date hereof) of any of its representations or agreements contained or referred to herein, give prompt written notice thereof to Texas Heritage and use its best efforts to prevent or promptly remedy the same.

     SECTION 5.03. CONSUMMATION OF AGREEMENT. Jefferson and First Federal shall use their respective best efforts to perform and fulfill all conditions and obligations on their part to be performed or fulfilled under this Agreement, to effect the Merger in accordance with the terms and conditions of this Agreement, and to obtain all necessary approvals and consents on their respective parts to be obtained pursuant to this Agreement.

     SECTION 5.04. EMPLOYEE BENEFITS. Jefferson shall, with respect to each employee of Texas Heritage who remains an employee of Surviving Bank following the Closing Date (each a "Continued Employee"), provide the benefits described in this Section 5.04. Subject to the right of subsequent amendment or termination in Jefferson's discretion, each Continued Employee shall be entitled, as a new employee of a subsidiary or subsidiaries of Jefferson, to participate in whatever employee benefit plans, as defined in Section 3(3) of ERISA, including any plans intended to be qualified under Section 401(a) of the Code, or other non-qualified employee plans that may be in effect generally for employees of Jefferson's subsidiaries from time to time (the "Jefferson Plans"), if and as a Continued Employee such Continued Employee shall be eligible for participation therein and otherwise shall not be participating in a similar plan maintained by Texas Heritage after the Effective Time. Continued Employees will be eligible to participate on the same basis as similarly situated employees of other Jefferson subsidiaries. All such participation shall be subject to such terms of such plans as may be in effect from time to time and this Section 5.04 is not intended to give Continued Employees any rights or privileges superior to those of other employees of Jefferson's subsidiaries. Jefferson may terminate or modify all Employee Plans except insofar as benefits thereunder shall have accrued or vested on the Closing Date, and Jefferson's obligation under this
Section 5.04 shall not be deemed or construed so as to provide duplication of similar benefits but, subject to that qualification, Jefferson shall, for purposes of vesting and eligibility to begin participation with respect to any Jefferson Plans in which Continued Employees may participate, credit each Continued Employee with his or her term of service with Texas Heritage as defined in a similar plan maintained by Texas Heritage.

     SECTION 5.05.  DIRECTORS AND OFFICERS' LIABILITY INSURANCE AND
     ------------   -----------------------------------------------
                    INDEMNIFICATION.
                    ---------------

     (a) For a period of three (3) years following the Effective Time, Jefferson shall cause First Federal (the survivor in the Merger) to continue for the benefit of the current directors and officers of Texas Heritage the Directors and Officers Liability Insurance in existence as of the date hereof.

     (b) For a period of six (6) years after the Effective Time, Jefferson shall cause First Federal or any successor thereto to provide indemnification through conclusion of any such proceeding to the current directors, officers, employees and agents of Texas Heritage, with respect to any claims, causes of action, regulatory proceedings, lawsuits, criminal proceedings commenced within said six (6) year period, relating to acts or omissions occurring on, prior to or after the Effective Time to the maximum extent required under federal law and regulations applicable to federally chartered thrifts, provided, however, indemnification with respect to alleged criminal conduct shall be limited to attorneys fees and expenses incurred in defending against any such allegations and such indemnification shall cease upon conviction of a crime. In connection therewith, wherever the Board of Directors of the First Federal or any successor thereto has discretion to advance costs or otherwise act in favor of an indemnified person, it shall exercise such discretion, to the extent consistent with its fiduciary duties, in favor of each current and former director, officer, employee and agent of Texas Heritage.

     (c) The obligation of Jefferson to cause Surviving Bank to take the actions provided under Section 5.05(a) and (b) above is intended to benefit, and be enforceable against Jefferson directly by, the individual beneficiaries covered by such Section 5.05(a) and (b), and shall be binding on all successors of Jefferson; nothing contained herein shall obligate Jefferson to directly provide the benefits contained in Section 5.05(a) and (b) above, but rather, Jefferson is obligated to cause Surviving Bank to provide such benefits.

     (d) The obligations of Jefferson under Section 5.05(a) are contingent upon Surviving Bank being able to continue the directors and officers liability insurance policy maintained by Texas Heritage at the date of execution of this Agreement without such policy being terminated due to consummation of the transactions contemplated in this Agreement or being subject to a premium equal to or greater than 150% of the amount of Texas Heritage's last premium payment prior to the date hereof.

     SECTION 5.06. ACCESS TO INFORMATION. Jefferson and First Federal shall permit Texas Heritage reasonable access in a manner which will avoid undue disruption or interference with Jefferson's and First Federal's normal operations to its properties and, to the extent permitted by law, shall disclose and make available to Texas Heritage all books, documents, papers and records relating to its assets, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors' and shareholders' meetings, organizational documents, material contracts and agreements, filings with any regulatory authority, accountants' workpapers (if available and subject to the respective independent accountants' consent), litigation files, plans affecting employees, and any other business activities or prospects in which Texas Heritage may have a reasonable and legitimate interest in furtherance of the transactions contemplated by this Agreement. Texas Heritage will hold any such information which is nonpublic in confidence in accordance with the provisions of Section 8.01 hereof.


                                  ARTICLE SIX
                                  -----------

                      CONDITIONS PRECEDENT TO THE MERGER
                      ----------------------------------

     SECTION 6.01. CONDITIONS TO JEFFERSON'S AND FIRST FEDERAL'S OBLIGATIONS. Jefferson's and First Federal's obligations to effect the Merger shall be subject to the satisfaction (or waiver by Jefferson and First Federal) prior to or on the Closing Date of the following conditions:

     (a) The representations and warranties made by Texas Heritage in this Agreement shall be true in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date;

     (b) Texas Heritage shall have performed and complied in all material respects with all of its obligations and agreements required to be performed prior to the Closing Date under this Agreement;

     (c) No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition (an "Injunction") preventing the consummation of the Merger shall be in effect, nor shall any proceeding by any bank or thrift regulatory authority or other person seeking any of the foregoing be pending. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger which makes the consummation of the Merger illegal;

     (d) All necessary regulatory approvals, consents, authorizations and other approvals required by law for consummation of the Merger shall have been obtained and all waiting periods required by law shall have expired;

     (e) Jefferson and First Federal shall have received the environmental reports required by Section 4.08 hereof, and shall not have elected, pursuant to
Section 7.03 hereof, to terminate and cancel this Agreement;

     (f) Jefferson and First Federal shall have received all documents required to be received from Texas Heritage on or prior to the Closing Date, all in form and substance reasonably satisfactory to Jefferson and First Federal;

     (g) The Registration Statement shall be effective under the Securities Act and no stop orders suspending the effectiveness of the Registration Statement shall be in effect or proceedings for such purpose pending before or threatened by the S.E.C.;

     (h) Jefferson shall have received an opinion of its counsel to the effect that if the Merger is consummated in accordance with the terms set forth in this Agreement, (i) the Merger will constitute a reorganization within the meaning of
Section 368 of the Code; (ii) no gain or loss will be recognized by the holders of shares of Texas Heritage Common upon receipt of the Stock Component of the Merger Consideration; (iii) the basis of shares of Jefferson Common received by the shareholders of Texas Heritage will be the same as the basis of shares of Texas Heritage Common exchanged therefor; and (iv) the holding period of the shares of Jefferson Common received by such shareholders will include the holding period of the shares of Texas Heritage Common exchanged therefor, provided such shares were held as capital assets as of the Effective Time; and

     (i) Jefferson and First Federal shall have received a legal opinion substantially in the form of Exhibit 1.09(a) attached hereto.

    SECTION 6.02. CONDITIONS TO TEXAS HERITAGE'S OBLIGATIONS. Texas Heritage's obligation to effect the Merger shall be subject to the satisfaction (or waiver by Texas Heritage) prior to or on the Closing Date of the following conditions:

     (a) The representations and warranties made by Jefferson and First Federal in this Agreement shall be true in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on the Closing Date;

     (b) Jefferson and First Federal shall have performed and complied in all material respects with all of their obligations and agreements hereunder required to be performed prior to the Closing Date under this Agreement;

     (c) No Injunction preventing the consummation of the Merger shall be in effect, nor shall any proceeding by any thrift regulatory authority or other governmental agency seeking any of the foregoing be pending. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger which makes the consummation of the Merger illegal;

     (d) All necessary regulatory approvals, consents, authorizations and other approvals, if any, to be obtained by Jefferson, First Federal and Texas Heritage including the requisite approval of this Agreement and the Merger by the shareholders of Texas Heritage, required by law for consummation of the Merger shall have been obtained and all waiting periods required by law shall have expired;

     (e) Texas Heritage shall have received all documents required to be received from Jefferson and First Federal on or prior to the Closing Date, all in form and substance reasonably satisfactory to Texas Heritage;

     (f) The Registration Statement shall be effective under the Securities Act and no stop orders suspending the effectiveness of the Registration Statement shall be in effect or proceeding for such purpose pending before or threatened by the S.E.C.;

     (g) Texas Heritage shall have received a copy of the opinion of Jefferson's counsel contemplated by Section 6.01(h) of this Agreement; and

     (h) Texas Heritage shall have received a legal opinion substantially in the form of Exhibit 1.09(b) attached hereto.


                                 ARTICLE SEVEN
                                 -------------

                          TERMINATION OR ABANDONMENT
                          --------------------------

     SECTION 7.01. MUTUAL AGREEMENT. This Agreement may be terminated by the mutual written agreement of the parties at any time prior to the Closing Date, regardless of whether stockholder approval of this Agreement and the Merger by the shareholders of Texas Heritage shall have been previously obtained.

     SECTION 7.02. BREACH OF AGREEMENTS. In the event that there is a material breach in any of the representations and warranties or agreements of Jefferson and First Federal, on one hand, or Texas Heritage, on the other hand, which breach is not cured within thirty (30) days after written notice to cure such breach is given by the non-breaching party, then the non-breaching party, regardless of whether shareholder approval of this Agreement and the Merger shall have been previously obtained, may terminate and cancel this Agreement by providing written notice of such action to the other party hereto.

     SECTION 7.03. ENVIRONMENTAL REPORTS. Jefferson may terminate this Agreement to the extent provided by Section 4.08 by giving written notice thereof to Texas Heritage.

     SECTION 7.04. FAILURE OF CONDITIONS. In the event any of the conditions to the obligations of either party are not satisfied or waived on or prior to the Closing Date, and if any applicable cure period provided in Section 7.02 has lapsed, then such party may, regardless of whether shareholder approval of this Agreement and the Merger shall have been previously obtained, terminate and cancel this Agreement by delivery of written notice of such action to the other party on such date.

     SECTION 7.05. APPROVAL DENIAL. If any regulatory application filed pursuant to Section 5.01 should be finally denied or disapproved by the respective regulatory authority, or if Jefferson should fail to obtain any regulatory approvals required to consummate the Merger on or before August 31, 1996, then this Agreement thereupon shall be deemed terminated and canceled; provided, however, that a request for additional information or undertaking by Jefferson, as a condition for approval, shall not be deemed to be a denial or disapproval so long as Jefferson diligently provides the requested information or undertaking. In the event an application is denied pending an appeal, petition for review, or similar such act on the part of Jefferson (hereinafter referred to as the "appeal"), then the application will be deemed denied unless Jefferson prepares and timely files such appeal, continues the appellate process and obtains the necessary approval by August 31, 1996.

     SECTION 7.06. SHAREHOLDER APPROVAL DENIAL. If the Merger is not approved by the requisite vote of the shareholders of Texas Heritage at the Stockholders' Meeting, then either party may terminate this Agreement.

     SECTION 7.07. REGULATORY ENFORCEMENT MATTERS. In the event that any party hereto shall become a party or subject to any new or amended written agreement, memorandum of understanding, cease and desist order, imposition of civil money penalties or other regulatory enforcement action or proceeding with any federal or state agency charged with the supervision or regulation of thrifts or banks after the date of this Agreement which is significant to its overall business, operations or financial condition, then the other party(ies) hereto may terminate this Agreement.

     SECTION 7.08. AUTOMATIC TERMINATION. If the Closing Date does not occur on or prior to December 31, 1996, then this Agreement may be terminated by either party by giving written notice to the other; provided, however, a party who is then in breach of its obligation or covenants under this Agreement in any material respect may not exercise such right of termination unless the other party is also in breach of its obligations or covenants under this Agreement in any material respect.

     SECTION 7.09. JEFFERSON AVERAGE PRICE. Texas Heritage may terminate this Agreement if the average per share closing price of Jefferson Common as reported on Nasdaq for the twenty (20) trading days immediately preceding the 5th calendar day prior to the date on which the Effective Time occurs (the "Jefferson Average Price") is greater than $36.25, and Jefferson may terminate this Agreement if the Jefferson Average Price is less than $21.75. The Jefferson Average Price shall be appropriately adjusted to reflect any share adjustment as contemplated by Section 1.05(g) hereof.

     SECTION 7.10.  TERMINATION FEE.
     ------------   ---------------

     (a) Jefferson shall pay to Texas Heritage the sum of Two Hundred Fifty Thousand Dollars ($250,000.00) as an agreed upon termination fee and as liquidated damages, in lieu of all remedies at law or in equity and in full satisfaction of all obligations or liabilities of Jefferson hereunder, upon the termination of this Agreement by Texas Heritage due to a material breach of this Agreement by Jefferson that has not been cured as provided in Section 7.02 hereof.

     (b) Texas Heritage shall pay to Jefferson the sum of Two Hundred Fifty Thousand Dollars ($250,000.00) as an agreed upon termination fee and as liquidated damages, in lieu of all remedies at law or in equity and in full satisfaction of all obligations or liabilities of Texas Heritage hereunder, upon the termination of this Agreement (i) by Jefferson due to a material breach of this Agreement by Texas Heritage (including, without limitation, the entering into an agreement between Texas Heritage and a third party which is in breach of this Agreement), which breach has not been cured by Texas Heritage within thirty
(30) days following written notice of such breach from Jefferson to Texas Heritage, or (ii) as a result of the failure of Texas Heritage's stockholders to approve this Agreement and the Merger at the Shareholder's Meeting (other than for a material breach by Jefferson under this Agreement), provided that within twenty-four (24) months of the date of either event set forth in (A) or (B) of this Section 7.10, one of the following events (each a "Triggering Event") has also occurred:

          (A) any person or group of persons (other than Jefferson and/or its affiliates) shall acquire, or acquire the right to acquire, more than fifty percent (50%) of the outstanding Texas Heritage Common;

          (B) the expiration date of a tender or exchange offer by any person or group of persons (other than Jefferson and/or its affiliates) to purchase or acquire securities of Texas Heritage if upon consummation of such offer, such person or group of persons would own, control or acquire the right to acquire more than fifty percent (50%) of the outstanding shares of Texas Heritage Common; or

          (C) the entry by Texas Heritage into a definitive agreement with a person or group of persons (other than Jefferson and/or its affiliates) for such person or group of persons to acquire, merge or consolidate with Texas Heritage or to acquire all or substantially all of Texas Heritage's assets or more than fifty percent (50%) of the outstanding shares of Texas Heritage Common.

     For purposes of this Section 7.10, "person" and "group of persons" shall have the meanings conferred thereon by Section 13(d) of the Exchange Act.

     Notwithstanding any of the provisions of this Agreement, a Triggering Event shall not be deemed to have occurred in the event that, subsequent to the termination of this Agreement, a holding company is formed with respect to Texas Heritage, provided that (a) upon such holding company's acquisition of Texas Heritage, the shareholders of the holding company are identical, except for such change in shareholders as results from the exercise and perfection of dissenter's rights, in all respects to the shareholders of Texas Heritage immediately prior to such acquisition, and (b) the holding company agrees to be bound by the provisions of this Section 7.10.


                                 ARTICLE EIGHT
                                 -------------

                                    GENERAL
                                    -------

     SECTION 8.01. CONFIDENTIAL INFORMATION. The parties acknowledge the confidential and proprietary nature of the "Information" (as hereinafter described) which has heretofore been exchanged and which will be received from each other hereunder and agree to hold and keep the same confidential. Such "Information" will include any and all financial, technical, commercial, marketing, customer or other information concerning the business, operations and affairs of a party that may be provided to the other, irrespective of the form of the communications, by such party's employees or agents. Such Information shall not include information which is or becomes generally available to the public other than as a result of a disclosure by a party or its representatives in violation of this Agreement. The parties agree that the Information will be used solely for the purposes contemplated by this Agreement and that such Information will not be disclosed to any person other than employees and agents of a party who are directly involved in evaluating the transaction. The Information shall not be used in any way detrimental to a party, including use directly or indirectly in the conduct of the other party's business or any business or enterprise in which such party may have an interest, now or in the future, and whether or not now in competition with such other party.

     SECTION 8.02. PUBLICITY. Jefferson, First Federal and Texas Heritage shall cooperate with each other in the development and distribution of, and mutually agree upon the form and content of, all news releases and other written public disclosures concerning this Agreement and the Merger and shall not issue any news release or make any other written public disclosure without the prior consent of the other party, unless such is required by law or the written advice of counsel or is in response to published newspaper or other mass media reports regarding the transaction contemplated hereby, in which such latter event the parties shall consult with each other regarding such responsive public disclosure.

     SECTION 8.03. RETURN OF DOCUMENTS. Upon termination of this Agreement without the Merger becoming effective, each party shall deliver to the other originals and all copies of all Information made available to such party and will not retain any copies, extracts or other reproductions in whole or in part of such Information.

     SECTION 8.04. NOTICES. Any notice or other communication shall be in writing and shall be deemed to have been given or made on the date of delivery, in the case of hand delivery, or three (3) business days after deposit in the United States Registered Mail, postage prepaid, or upon receipt if transmitted by facsimile telecopy or any other means, addressed (in any case) as follows:

     (a)  if to Jefferson:

                       Mr. David V. McCay
                       Chairman of the Board
                       Jefferson Savings Bancorp, Inc.
                       14915 Manchester Road
                       Ballwin, Missouri 63011
                       Facsimile:  (314) 227-5009

          with a copy to:

                       John K. Pruellage, Esq.
                       Lewis, Rice & Fingersh, L.C.
                       500 North Broadway, Suite 2000
                       St. Louis, Missouri  63102
                       Facsimile:  (314) 241-6056

and
     (b)  if to Texas Heritage:

                       Mr. Joe L. Williams
                       President and Chief Executive Officer
                       Texas Heritage Savings Association/Banc
                       P.O. Box 880
                       9802 Lakeview Parkway
                       Rowlett, Texas 75088
                       Facsimile:  (214) 475-5221

          with a copy to:

                       Kevin L. Twining, Esq.
                       Locke Purnell Rain Harrell
                       2200 Ross Avenue
                       Suite 2200
                       Dallas, Texas 75201-6776
                       Facsimile:  (214) 740-8800

or to such other address as any party may from time to time designate by notice to the others.

     SECTION 8.05. LIABILITIES. In the event that this Agreement is terminated pursuant to the provisions of Article Seven hereof, except as provided in
Section 7.10 thereof, no party hereto shall have any liability to any other party for costs, expenses, damages or otherwise; provided, however, that, notwithstanding the foregoing, in the event that this Agreement is terminated pursuant to Section 7.02 hereof on account of a willful breach of any of the representations and warranties set forth herein or a willful breach of any of the agreements set forth herein, then the non-breaching party shall be entitled to recover appropriate damages from the breaching party.

     SECTION 8.06. EXPENSES. Each of the parties to this Agreement shall bear their respective costs, fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby.

     SECTION 8.07. NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES. Except as provided in this Section 8.07, no representation, warranty or covenant contained in this Agreement shall survive the Effective Time or the earlier termination of this Agreement. The agreements set forth in Sections 1.03, 1.04, 1.08, 5.04, 5.05, and 5.06 shall survive the Effective Time, and the agreements set forth in Sections 7.10, 8.01, 8.02 8.03, 8.05 and 8.06 hereof shall survive the Effective Time or the earlier termination of this Agreement.

     SECTION 8.08. ENTIRE AGREEMENT. This Agreement, including the Exhibits and Schedules hereto, constitute the entire agreement between the parties and supersedes and cancels any and all prior discussions, negotiations, undertakings and agreements between the parties relating to the subject matter hereof.

     SECTION 8.09. HEADINGS AND CAPTIONS. The captions of Articles and Sections hereof are for convenience only and shall not control or affect the meaning or construction of any of the provisions of this Agreement.

     SECTION 8.10. WAIVER, AMENDMENT OR MODIFICATION. The conditions of this Agreement which may be waived may only be waived by notice to the other party waiving such condition. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. This Agreement may not be amended or modified except by a written document duly executed by the parties hereto.

     SECTION 8.11. RULES OF CONSTRUCTION. Unless the context otherwise requires: (a) a term has the meaning assigned to it; (b) an accounting term not otherwise defined has the meaning assigned to it in accordance with generally accepted accounting principles; (c) "or" is not exclusive; and (d) words in the singular may include the plural and in the plural include the singular.

     SECTION 8.12. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which shall be deemed one and the same instrument.

     SECTION 8.13. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Except as expressly provided in this Agreement, there shall be no third party beneficiaries hereof.

     SECTION 8.14. GOVERNING LAW; ASSIGNMENT. THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF MISSOURI, EXCEPT TO THE EXTENT THAT APPLICABLE FEDERAL AND TEXAS LAWS AND REGULATIONS MUST GOVERN ASPECTS OF THE

MERGER PROCEDURES AND SHAREHOLDER RIGHTS RELATED THERETO. THIS AGREEMENT MAY NOT BE ASSIGNED BY EITHER OF THE PARTIES HERETO.

     SECTION 8.15. EMPLOYMENT AGREEMENT. Effective on the Closing Date, Jefferson and Joe L. Williams will enter into an employment agreement for a duration of three (3) years, renewable annually, in substantially the form attached hereto as Exhibit 8.15.

     SECTION 8.16. TIME. Time is of the essence in connection with this Agreement.


                    [REMAINDER OF PAGE INTENTIONALLY BLANK]

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.


                            TEXAS HERITAGE SAVINGS ASSOCIATION/BANC



                            By    /s/ Joe L. Williams
                               ------------------------------------
                                Joe L. Williams
                                President and Chief Executive Officer



                            FIRST FEDERAL SAVINGS BANK OF NORTH TEXAS



                            By    /s/ Leland B. Camp
                               -------------------------------------
                                Leland B. Camp
                                President and Chief Operating Officer
                                (Longview Region)



                            JEFFERSON SAVINGS BANCORP, INC.



                            By    /s/ David V. McCay
                               -------------------------------------
                                David V. McCay
                                Chairman of the Board and President

                                                                 EXHIBIT 1.09(a)
                                                                 ---------------


                     TEXAS HERITAGE'S LEGAL OPINION MATTERS


     1. The organization, valid existence and good standing of Texas Heritage under the laws of the State of Texas, its corporate power and authority to execute, deliver and perform its obligations under the Agreement, to merge with First Federal in accordance with the Agreement, to consummate the transactions contemplated by the Agreement and to own and operate its properties and to carry on its business as now conducted.

     2. The number of authorized and, based solely on its best knowledge, including a review of Texas Heritage's stock transfer records and a certificate of the Directors of Texas Heritage, the number of issued and outstanding shares of common stock of Texas Heritage.

     3. The due authorization of the execution, performance and delivery of the Agreement by all necessary corporate action on the part of Texas Heritage. The due execution and delivery of the Agreement by Texas Heritage.

     4. The Agreement is enforceable against Texas Heritage, subject to the qualifications regarding enforceability opinions set forth in the State Bar of Texas Business Law Section Report of the Legal Opinions and Business Transactions (1992). The opinion expressed herein that the Agreement is enforceable against Texas Heritage is also subject to the qualification that certain of the remedial waiver and other provisions of the Agreement may not be enforceable; but such enforceability will not, in our judgment, render the Agreement invalid as a whole, or substantially interfere with the realization of the principal legal benefits provided by the Agreement, except to the extent of any procedural delay which may result therefrom.

     5. The execution and delivery of the Agreement by Texas Heritage and the consummation of the Merger do not (i) violate any provision of its articles of incorporation or bylaws, (ii) violate any Texas or federal statute or regulation, (iii) breach or otherwise violate any judgment, order or decree known to counsel or identified to counsel of Texas Heritage in a certificate of the Directors of Texas Heritage, or (iv) breach or otherwise violate any agreement binding upon Texas Heritage known to counsel or identified to counsel of Texas Heritage in a certificate of the Directors of Texas Heritage.

     6. Except for the regulatory approvals and consents obtained by Jefferson and the approval of the Merger by the Commissioner of the Texas Savings and Loan Department, no other consent, approval, order, waiver, registration, notice, authorization or other action by or filing with any governmental authority is required under Texas law or regulations in connection with the execution and delivery by Texas Heritage of the Agreement or the consummation of the transactions contemplated by the Agreement.

     7. Except as disclosed in Section 2.08 of the Disclosure Statement to the Agreement, to the knowledge of counsel to Texas Heritage, there are no actions or proceedings against Texas Heritage, pending or otherwise threatened in writing, before any court, governmental agency or arbitrator.

                                A-Ex. 1.09(a)-1

                                                                 EXHIBIT 1.09(b)
                                                                 ---------------


                       JEFFERSON'S LEGAL OPINION MATTERS


     1. The due incorporation, valid existence and good standing of Jefferson under the laws of the State of Delaware, and its power and authority to enter into the Agreement and to consummate the transactions contemplated thereby.

     2. The due organization, valid existence and good standing of First Federal under the laws of the United States of America, and its power and authority to enter into the Agreement, to merge with Texas Heritage in accordance with the terms of the Agreement and to consummate the transactions contemplated thereby.

     3. The due and proper performance of all corporate acts and other proceedings necessary or required to be taken by Jefferson and First Federal to authorize the execution, delivery and performance of the Agreement, the due execution and delivery of the Agreement by Jefferson and First Federal, the Agreement as a valid and binding obligation of Jefferson and First Federal enforceable against Jefferson and First Federal in accordance with its terms (subject to the provisions of bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforceability of creditors' rights generally from time to time in effect, and equitable principles relating to the granting of specific performance and other equitable remedies as a matter of judicial discretion).

     4. The execution and delivery of the Agreement by Jefferson and First Federal, and the consummation of the transactions contemplated therein, does not conflict with or cause a breach of or a default under, or result in the acceleration of, or create in any party the right to accelerate, terminate, modify or cancel, or violate, any provision of Jefferson's and First Federal's respective articles of incorporation or charter, as applicable, or bylaws, or any statute, regulation, rule, judgment, order or decree or material agreement binding upon Jefferson or First Federal which would be materially adverse to the business of Jefferson and its subsidiaries taken as a whole.

     5. The receipt of all required consents, approvals, orders or authorizations of, or registrations, declarations or filings with or without notices to, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, or any other person or entity required to be obtained or made by or with respect to Jefferson or First Federal in connection with the execution and delivery of the Agreement or the consummation of the transactions contemplated by the Agreement.

     6. The certificates evidencing shares of Jefferson Common to be delivered pursuant to the Agreement are in due and proper form under Delaware law, and when duly countersigned by the transfer agent and registrar, and delivered to the Exchange Agent against delivery of the Certificates in accordance with the provisions of the Agreement, will pass good and marketable title to the shares of Jefferson Common, and the shares of Jefferson Common represented by such certificates will be duly authorized and validly issued, fully paid and nonassessable, will not have been issued in violation of or subject to any preemptive rights or other rights to subscribe for or purchase securities, will be free and clear of all liens, encumbrances, equities and claims and will conform to the description thereof contained in the Prospectus.

                                A-Ex. 1.09(b)-1

     7. The Registration Statement has become effective under the Securities Act, and no stop order suspending the effectiveness of the Registration Statement or preventing the use of the Prospectus has been issued and no proceedings for that purpose have been instituted or, to our knowledge, are pending or overtly threatened by the S.E.C. Any required filing of the Prospectus and any supplement thereto pursuant to Rule 424(b) of the S.E.C. has been made in the manner and within the time period required by such Rule 424(b).

     8. As of the filing date of each respective document, the Registration Statement, the Prospectus and each amendment or supplement thereto (except for the financial statements and schedules included therein, as to which we express no opinion) comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations of the S.E.C.

                                A-Ex. 1.09(b)-2

                                                                    EXHIBIT 4.10
                                                                    ------------

                           ___________________, 1996


Jefferson Savings Bancorp, Inc.
14915 Manchester Road
Ballwin, Missouri 63011


    RE: AGREEMENT AND PLAN OF MERGER, DATED AS OF MAY 31, 1996 (THE "MERGER AGREEMENT"), BY AND AMONG TEXAS HERITAGE SAVINGS ASSOCIATION ("TEXAS HERITAGE"), FIRST FEDERAL SAVINGS BANK OF NORTH TEXAS, AND JEFFERSON SAVINGS BANCORP, INC. ("JEFFERSON")

Gentlemen:

     I have been advised that I may be deemed to be an affiliate of Texas Heritage, as that term is defined for purposes of paragraphs (c) and (d) of Rule 145 ("Rule 145") of the Rules and Regulations of the Securities and Exchange Commission (the "Commission") promulgated under the Securities Act of 1933, as amended (the "Securities Act").

     Pursuant to the terms and conditions of the Merger Agreement, each share of common stock of Texas Heritage owned by me as of the effective time of the merger contemplated by the Merger Agreement (the "Merger") may be converted into the right to receive a combination of cash and shares of common stock of Jefferson (the "Jefferson Shares"). This letter is delivered to Jefferson pursuant to Section 4.10 of the Merger Agreement.

     A.   I represent and warrant to Jefferson and agree that:

          1. I shall not make any sale, transfer or other disposition of the Jefferson Shares I receive pursuant to the Merger in violation of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

          2. I understand that the issuance of the Jefferson Shares to me pursuant to the Merger will be registered with the Commission under the Securities Act. I also understand that because I may be deemed an "affiliate" of Texas Heritage and because any distributions by me of the Jefferson Shares will not be registered under the Securities Act, such Jefferson Shares must be held by me unless (i) the sale, transfer or other distribution has been registered under the Securities Act, (ii) the sale, transfer or other distribution of such Jefferson Shares is made in accordance with the provisions of Rule 145, or (iii) in the opinion of counsel acceptable to Jefferson some other exemption from registration under the Securities Act is available with respect to any such proposed distribution, sale, transfer or other disposition of such Jefferson Shares.

     B.   I understand and agree that:

          1. Stop transfer instructions will be issued with respect to the Jefferson Shares and there will be placed on the certificates representing such Jefferson Shares, or any certificate delivered in substitution therefor, a legend stating in substance:

                                 A-EX. 4.10-1

Jefferson Savings Bancorp, Inc.
_____________________, 1996
Page 2

          "The shares represented by this Certificate were issued in a transaction to which Rule 145 under the Securities Act of 1933, as amended, applied. The shares represented by this certificate may be transferred only in accordance with the terms of a letter agreement dated ___________________, 1996, by the registered holder in favor of Jefferson Savings Bancorp, Inc., a copy of which agreement is on file at the principal offices of Jefferson Savings Bancorp, Inc."

          2. Unless the transfer by me of Jefferson Shares is a sale made in compliance with the provisions of Rule 145(d) or made pursuant to an effective registration statement under the Securities Act, Jefferson reserves the right to place the following legend on the Certificates issued to my transferee:

          "The shares represented by this Certificate have not been registered under the Securities Act of 1933, as amended, and were acquired from a person who received such shares in a transaction to which Rule 145 under the Securities Act of 1933, as amended, applied. The shares have not been acquired by the holder with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act of 1933, as amended, and may not be sold or otherwise transferred unless the shares have been registered under the Securities Act of 1933, as amended, or an exemption from registration is available."

     I understand and agree that the legends set forth in paragraphs 1 and 2 above shall be removed by delivery of substitute Certificates without any legend if I deliver to Jefferson a copy of a letter from the staff of the Commission, or an opinion of counsel in form and substance satisfactory to Jefferson, to the effect that no such legend is required for the purpose of the Securities Act.

     I have carefully read this letter and the Merger Agreement and understand the requirements of each and the limitations imposed upon the distribution, sale, transfer or other disposition of Jefferson Shares by me.

                                                            Very truly yours,


                                 A-Ex. 4.10-2

                                                                    EXHIBIT 8.15
                                                                    ------------



                                    FORM OF
                     JOE L. WILLIAMS' EMPLOYMENT AGREEMENT


                              EMPLOYMENT AGREEMENT


    THIS EMPLOYMENT AGREEMENT (this "Agreement") is made and entered into as of the _____ day of _______________, 1996, by and among JEFFERSON SAVINGS BANCORP, INC., a Delaware corporation ("Jefferson"), FIRST FEDERAL SAVINGS BANK OF NORTH TEXAS, a Federal savings bank and wholly owned subsidiary of Jefferson ("First Federal"), and JOE L. WILLIAMS ("Officer").

                                    RECITALS

    A. WHEREAS, Jefferson, First Federal and Texas Heritage Savings Association/Banc, a Texas state savings association ("Texas Heritage"), have entered into that certain Agreement and Plan of Merger dated May 31, 1996 (the "Merger Agreement"), pursuant to which Texas Heritage will merge with and into First Federal (the "Merger"), with First Federal being the survivor (referred to herein as the "Resulting Bank").

    B. WHEREAS, the Resulting Bank and Jefferson desire to assure themselves of the services of Officer to the Resulting Bank after the consummation of the Merger, and Officer also desires to provide his services to the Resulting Bank on a full time basis pursuant to the terms and conditions set forth in this Agreement.

    C. WHEREAS, The parties hereto desire to set forth their mutual understandings and agreements with respect to the foregoing.


                                   AGREEMENT

    In consideration of the foregoing, the mutual covenants herein contained and other good and valuable consideration (the receipt, adequacy and sufficiency of which are hereby acknowledged by the parties by their execution hereof), the parties agree as follows:

    SECTION 1. EMPLOYMENT. Resulting Bank agrees to employ, and Jefferson agrees to cause Resulting Bank to employ, Officer as an executive officer of Resulting Bank under the title of President and Chief Operating Officer of the Dallas/Fort Worth division of Resulting Bank and Officer agrees to be so employed during the term of this Agreement, upon the terms and conditions hereinafter set forth (the "Employment").

    SECTION 2. TERM OF AGREEMENT. The term of the Employment under this Agreement (the "Term") shall commence on the Closing Date (as such term is defined in the Merger Agreement) and shall continue in full force and effect for a period of three (3) years thereafter subject to the provisions

                                 A-Ex. 8.15-1
of Section 5 and Section 10 hereof. The Term may be extended for such additional one (1) year periods as the parties hereto may agree upon in writing from time to time.

     SECTION 3. DUTIES. During the Term of this Agreement, Officer shall devote his full business time and best efforts in carrying out his duties as an executive officer of Resulting Bank as aforesaid, including without limitation
(i) maintaining, promoting and developing customer relations, (ii) supporting and promoting the interests of the Resulting Bank, and (iii) such other duties as are appropriate for an employee holding an executive level position as may be assigned to Officer by the Resulting Bank; provided, however, that Officer's duties shall be commensurate with and no less than the duties generally assigned to the head of a savings association branch of Texas Heritage's size. Officer covenants and agrees to diligently, exclusively and faithfully serve the Resulting Bank or its successors and, consistent with his historical practices, to devote his full business time, attention, time, care, undivided loyalty and best efforts to the performance of such services and the fulfillment of duties attendant thereto.

     SECTION 4. COMPENSATION. As full consideration for all services Officer shall render to the Resulting Bank hereunder, Jefferson shall cause the Resulting Bank to compensate Officer in the following manner:

          (a) ANNUAL SALARY. Resulting Bank shall pay Officer an annual salary of One Hundred Twenty Five Thousand Dollars ($125,000.00), payable in the manner and in accordance with the customary payroll practices of the Resulting Bank. Officer's annual salary may be increased from time to time in accordance with the normal business practices of the Resulting Bank as determined by the Board of Directors of the Resulting Bank. Officer shall not receive additional compensation or fees for service on the Board of Directors of the Resulting Bank or any committees thereof.

          (b) BONUS. In addition to his annual salary, Officer shall, during the Term of this Agreement, be eligible to participate in Jefferson's executive bonus plan, as such plan may exist from time to time, at such level as determined at the sole discretion of the Board of Directors of Jefferson.

          (c)  OTHER BENEFITS.

               (i) CORPORATE BENEFITS. Officer shall, during the Term of this Agreement, be entitled to participate in any and all employee welfare plans, employee benefit plans, retirement plans, medical plans and similar plans of the Resulting Bank generally now or hereafter in effect and open to participation by qualifying employees of the Resulting Bank generally (in accordance with the eligibility and other requirements established for such corporate benefits).

               (ii) REIMBURSEMENT FOR BUSINESS EXPENSES. Officer shall, during the Term of this Agreement, receive reimbursement in full for all reasonable business and travel expenses incurred by Officer in performing his duties hereunder.

               (iii) VACATION. Officer shall, during the Term of this Agreement, receive such amount of paid vacation during each calendar year in accordance with the normal vacation policy of the Resulting Bank, but in no event less than four (4) weeks during each calendar year.

               (iv) AUTOMOBILE. Officer shall, during the Term of this Agreement, be provided an automobile for use in the performance of his duties to Resulting Bank, as consistent with

                                  A-Ex.815-2

     Resulting Bank's policy as now or hereafter in effect with respect to the furnishing of automobiles to Resulting Bank's officers.

     SECTION 5. TERMINATION. The Board of Directors of the Resulting Bank may terminate Officer's employment at any time, but any termination by the Board other than for Cause (as hereinafter defined) shall not prejudice Officer's right to compensation or other benefits expressly provided for under this Agreement. Upon termination of Officer's employment during the Term of this Agreement because of death, Disability, Resignation or Cause, this Agreement shall terminate with neither party having any further rights or obligations except as provided in this Section 5 and Sections 6, 7 and 9 below. As used above, the terms "Disability," "Resignation" and "Cause" shall have the meanings set forth below.

          (a) DISABILITY. "Disability" shall mean termination because of Officer's absence from duties with the Resulting Bank on a full time basis for the waiting period specified in the Disability Insurance Policy of the Resulting Bank, as a result of incapacity due to physical or mental illness.

          (b) RESIGNATION. "Resignation" shall mean voluntary termination by Officer for any reason whatsoever.

          (c)  CAUSE.  "Cause" shall mean termination by the Resulting Bank upon
(A) Officer's continued failure to substantially perform duties for the Resulting Bank (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to Officer by the Board of Directors of Jefferson, which specifically identifies the manner in which such Board of Directors believes that Officer has not been substantially performing his duties, or (B) Officer's misconduct which is reasonably believed to be materially injurious to Jefferson or the Resulting Bank, which shall be deemed to include Officer's personal dishonesty, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than minor traffic violations or similar offenses) or final cease and desist order, or material breach of this Agreement.

          (d) NOTICE OF TERMINATION. Any termination pursuant to this Section 5 shall be communicated by written Notice of Termination delivered to the other party hereto. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth, in reasonable detail, the facts and circumstances claimed to provide a basis for termination of Officer's employment under the provision so indicated.

          (e) DATE OF TERMINATION. "Date of Termination" shall mean the date on which a Notice of Termination is given.

     SECTION 6. CERTAIN BENEFITS UPON TERMINATION DUE TO DISABILITY; TERMINATION FOR CAUSE. If, during the Term of this Agreement, Officer's employment by the Resulting Bank shall be terminated because of Disability, then Officer shall receive the benefits provided by the Resulting Bank's Disability Insurance Policy, which benefits shall be no less than those currently provided under Texas Heritage's Disability Insurance Policy. Officer shall have no right to receive compensation or benefits for any period after termination for Cause.

     SECTION 7. COVENANT NOT TO COMPETE. Officer agrees that, in the event that his employment with the Resulting Bank is lawfully terminated because of Cause or Resignation, he will not Carry on or

                                 A-Ex. 8.15-3

Participate in the Banking or Financial Business (as such activity is defined below) in Dallas, Texas (the "Trade Area"), for a period of two (2) years (the "Noncompetition Period") after such termination. As used in this Agreement, the term "Carry on or Participate in the Banking or Financial Business" shall mean engaging in material competition, directly or indirectly, with Jefferson or the Resulting Bank (and/or their subsidiaries or affiliates, or their successors or assigns) solely or jointly with others, as a director, officer, employee, agent, partner, joint venturer, advisor, consultant, stockholder, individual proprietor or lender or, in any other manner or capacity whatever, engaging in or rendering material banking or financial services to any other bank, savings association, holding company, mortgage company, finance company, loan company or other financial institution or business which is in competition with Jefferson or the Resulting Bank (and/or their subsidiaries or affiliates or their successors or assigns) and which such other business has a main office, branch office, loan production office or which otherwise solicits business directly or indirectly within the Trade Area. In addition to the foregoing, for a period of two (2) years after such termination, Officer shall not solicit any banking business from any customer of Jefferson or the Resulting Bank or their subsidiaries. As used in this Section 7, the term "stockholder" shall not include any investment in a public corporation where Officer owns less than 5% of the stock issued and outstanding.

     SECTION 8. PROVISIONS RELATING TO THE NON-COMPETE COVENANT. Officer acknowledges and agrees that the restrictions contained in Section 7 are reasonable. In the event, however, that any of such restrictions are considered unreasonable by a court of competent jurisdiction, then the court so holding may effect any change to the restrictions necessary to render the same enforceable by the court. Officer acknowledges that any violation by him of the provisions of Section 7 could cause serious and irreparable harm to Jefferson and the Resulting Bank incapable of being measured in money damages. Accordingly, Officer acknowledges and agrees that, in the event of a breach or threatened breach by him of the provisions of Section 7, Jefferson and the Resulting Bank, or either of them, shall be entitled to seek, in addition to other rights or remedies, an injunction or restraining order against Officer.

     SECTION 9. CONFIDENTIAL INFORMATION. Officer agrees that he shall not, to the detriment of Jefferson or the Resulting Bank (and/or their subsidiaries or affiliates, or their successors or assigns), impart any confidential information or knowledge relative to Jefferson or the Resulting Bank (and/or their subsidiaries or affiliates, or their successors or assigns), to any person or entity, corporate or otherwise, without specific prior written permission from Jefferson to do so, and Officer agrees that all such information or knowledge shall be kept strictly confidential. Officer confirms and agrees that such information constitutes the exclusive property of Jefferson and the Resulting Bank. The provisions of this Section 9 shall survive any termination of this Agreement for a period of two (2) years.

     SECTION 10.  REGULATORY COMPLIANCE MATTERS.

          (a) If Officer is suspended and/or temporarily prohibited from participating in the conduct of the Resulting Bank's affairs as the result of a notice served under Section 8(e)(3) or (g)(1) of the Federal Deposit Insurance Act, the Resulting Bank's obligations hereunder shall be suspended for the period of time Officer is so suspended or temporarily prohibited beginning on the date of service of such notice to the Resulting Bank, unless such suspension of Officer is stayed by appropriate proceedings. If the charges in the notice are dismissed, the Resulting Bank may in its discretion (i) pay Officer all or part of the compensation withheld while its obligations hereunder were suspended, and (ii) reinstate, in whole or in part, any of such obligations.

                                 A-Ex. 8-15-4

          (b) If Officer is removed and/or permanently prohibited from participating in the conduct of the Resulting Bank's affairs by an order issued under Section 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act, all obligations of the Resulting Bank hereunder shall terminate as of the effective date of the order and the Resulting Bank shall not be required to provide Officer with a Notice of Termination. Notwithstanding the foregoing, the obligations provided in Section 9 hereof, and any rights of the parties hereunder which have vested as of such effective date, shall not be affected.

          (c) If the Resulting Bank is in default (as defined in Section 3(x)(1) of the Federal Deposit Insurance Act), all obligations of the parties hereunder shall terminate as of the date of the default and the Resulting Bank shall not be required to provide Officer with a Notice of Termination. Notwithstanding the foregoing, the obligations provided in Section 9 hereof, and any rights of the parties hereunder which have vested as of the date of default, shall not be affected.

          (d) All obligations hereunder shall be terminated, except to the extent it is determined that continuation of this Agreement is necessary for the continued operation of the Resulting Bank (i) by the Director of the Office of Thrift Supervision (the "Director") or his or her designee, at the time the Federal Deposit Insurance Corporation or Resolution Trust Corporation enters into an agreement to provide assistance to or on behalf of the Resulting Bank under the authority contained in Section 13(c) of the Federal Deposit Insurance Act, or (ii) by the Director or his or her designee, at the time the Director or his or her designee approves a supervisory merger to resolve problems related to the operation of the Resulting Bank or when the Resulting Bank is determined by the Director to be in an unsafe or unsound condition. In any such event, the Resulting Bank shall not be required to provide Officer with a Notice of Termination. Notwithstanding the foregoing, any rights of the parties hereunder which have already vested shall not be affected by any action described in this
Section 10(d).

     SECTION 11. NOTICES. All notices or other communications hereunder shall be in writing and shall be deemed to have been given when personally delivered or deposited in the United States mail, certified or registered, return receipt requested, postage prepaid, or sent by Federal Express or other recognized overnight courier service that provides proof of delivery, and addressed as follows:

    (a)  if to Jefferson:

              Jefferson Savings Bancorp, Inc.
              14915 Manchester Road
              Ballwin, Missouri  63011
              Attention:  David V. McCay
                          Chairman of the Board and President

with a copy to,

               John K. Pruellage, Esq.
               Lewis, Rice & Fingersh, L.C.
               500 North Broadway, Suite 2000
               St. Louis, Missouri  63102

                                 A-Ex. 8.15-5

     (b)  if to the Resulting Bank:

               First Federal Savings Bank of North Texas
               116 E. South Street
               Longview, Texas  75606
               Attention:  David V. McCay
                           Chairman of the Board and President

with a copy to,

               John K. Pruellage, Esq.
               Lewis, Rice & Fingersh, L.C.
               500 North Broadway, Suite 2000
               St. Louis, Missouri  63102

     (c)  if to Officer:

               Joe L. Williams
               5109 Greensboro
               Sachse, Texas 75048

with a copy to,

               Kevin L. Twining, Esq.
               Locke Purnell Rain Harrell
               2200 Ross Avenue, Suite 2200
               Dallas, Texas 75201-6776

or to such other address as notice shall have been given pursuant to the provisions hereof.

     SECTION 12. AMENDMENT AND MODIFICATION. No amendment, modification, supplement, termination, consent or waiver of any provision of this Agreement, nor consent to any departure herefrom, shall in any event be effective unless the same is in writing and is signed by the party against whom enforcement of the same is sought. Any waiver of any provision of this Agreement and any consent to any departure from the terms of any provision of this Agreement is to be effective only in the specific instance and for the specific purpose for which given.

     SECTION 13. ASSIGNMENT. No party may assign or transfer any of its rights or obligations under this Agreement to any other person without the prior written consent of the other party hereto.

     SECTION 14. CAPTIONS. Captions contained in this Agreement have been inserted herein only as a matter of convenience and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof.

     SECTION 15. COMPLIANCE WITH LAW. None of the terms or provisions of this Agreement require any of the parties to take any action prohibited by, or

                                 A-Ex. 8.15-6

     SECTION 16. COUNTERPARTS. This Agreement may be executed by the parties on any number of separate counterparts, and all such counterparts so executed constitute one agreement binding on all the parties notwithstanding that all the parties are not signatories to the same counterpart.

     SECTION 17. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements, letters of intent, understandings, negotiations and discussions of the parties, whether oral or written.

     SECTION 18. FAILURE OR DELAY. No failure on the part of any party to exercise, and no delay in exercising, any right, power or privilege hereunder operates as a waiver thereof; nor does any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof, or the exercise of any other right, power or privilege. No notice to or demand on any party in any case entitles such party to any other or further notice or demand in similar or other circumstances.

     SECTION 19. FURTHER ASSURANCES. The parties shall execute and deliver such further instruments and do such further acts and things as may reasonably be required to carry out the intent and purpose of this Agreement.

     SECTION 20. GOVERNING LAW. This Agreement and the rights and obligations of the parties hereunder are to be governed by and construed and interpreted in accordance with the laws of the State of Texas applicable to contracts made and to be performed wholly within Texas, without regard to choice or conflict of laws rules.

     SECTION 21. SUCCESSORS AND ASSIGNS. All provisions of this Agreement are binding upon, inure to the benefit of, and are enforceable by or against, the parties and their respective heirs, executors, administrators or other legal representatives and permitted successors and assigns.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

                         JEFFERSON SAVINGS BANCORP, INC.


                         By:
                              -----------------------------------
                              David V. McCay
                              Chairman of the Board and President


                         FIRST FEDERAL SAVINGS BANK OF NORTH TEXAS


                         By:
                              -----------------------------------
                              David V. McCay
                              Chairman of the Board and President


                         ----------------------------------------
                         JOE L. WILLIAMS

                                 A-Ex. 8.15-7

                              FIRST AMENDMENT TO
                         AGREEMENT AND PLAN OF MERGER

     This FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this "First Amendment") is made and entered into as of the 31st day of August, 1996, by and among TEXAS HERITAGE SAVINGS ASSOCIATION/BANC, a Texas savings association ("Texas Heritage"), FIRST FEDERAL SAVINGS BANK OF NORTH TEXAS, a federal savings bank ("First Federal"), and JEFFERSON SAVINGS BANCORP, INC., a Delaware corporation and parent corporation of First Federal ("Jefferson").

                                   RECITALS
                                   --------

     WHEREAS, Texas Heritage, First Federal and Jefferson entered into that certain Agreement and Plan of Merger dated May 31, 1996 (the "Merger Agreement") pursuant to which Texas Heritage has agreed to merge with and into First Federal under the charter of First Federal; and

     WHEREAS, Texas Heritage, First Federal and Jefferson now desire to amend the Merger Agreement as provided herein.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth in this First Amendment, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree to amend the Merger Agreement as follows.

                                   AMENDMENT
                                   ---------

     SECTION 1. AMENDMENT. Section 7.05 of the Merger Agreement is hereby amended by deleting such section in its entirety and substituting in lieu thereof the following:

          SECTION 7.05. APPROVAL DENIAL. If any regulatory application filed pursuant to Section 5.01 should be finally denied or disapproved by the respective regulatory authority, or if Jefferson should fail to obtain any regulatory approvals required to consummate the Merger on or before October 15, 1996, then either party may terminate this Agreement by delivery of written notice of such termination to the other party within thirty (30) days of such date; provided, however, that a request for additional information or undertaking by Jefferson, as a condition for approval, shall not be deemed to be a denial or disapproval so long as Jefferson diligently provides the requested information or undertaking. In the event an application is denied pending an appeal, petition for review, or similar such act on the part of Jefferson (hereinafter referred to as the "appeal"), then the application will be deemed denied unless Jefferson prepares and timely files such appeal, continues the appellate process and obtains the necessary approval by October 15, 1996.

     SECTION 2. CONTINUED FORCE AND EFFECT. Except as expressly amended herein, the Merger Agreement shall remain in full force and effect. Nothing contained in this First Amendment shall prevent further amendment or modification of any provision of the Merger Agreement.

     SECTION 3. DEFINED TERMS. All capitalized terms used herein, but not defined herein have the meanings set forth in the Merger Agreement.

                               A-Amendment(1)-1

     SECTION 4. MULTIPLE COUNTERPARTS. This First Amendment may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall constitute but one and the same document.

     IN WITNESS WHEREOF, the parties hereto have duly executed this First Amendment as of the day and year first above written.


                                       TEXAS HERITAGE SAVINGS ASSOCIATION/BANC, a Texas savings association



                                       By: /s/ Joe L. Williams
                                           -------------------------------------
                                       Title: President & C.E.O.
                                              ----------------------------------


                                       FIRST FEDERAL SAVINGS BANK OF NORTH
                                       TEXAS, a federal savings bank



                                       By: /s/ David V. McCay
                                           -------------------------------------
                                       Title: Chairman of the Board and Chief
                                              Executive Officer
                                              ----------------------------------


                                       JEFFERSON SAVINGS BANCORP, INC., a
                                       Delaware corporation



                                       By: /s/ David V. McCay
                                           -------------------------------------
                                       Title: Chairman of the Board and Chief
                                              Executive Officer
                                              ----------------------------------


                               A-Amendment (1)-2

                              SECOND AMENDMENT TO
                          AGREEMENT AND PLAN OF MERGER


     This SECOND AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this "Second Amendment") is made and entered into as of the 9th day of October, 1996, by and among TEXAS HERITAGE SAVINGS ASSOCIATION/BANC, a Texas savings association ("Texas Heritage"), FIRST FEDERAL SAVINGS BANK OF NORTH TEXAS, a federal savings bank ("First Federal"), and JEFFERSON SAVINGS BANCORP, INC., a Delaware corporation and parent corporation of First Federal ("Jefferson").


                                    RECITALS
                                    --------

     WHEREAS, Texas Heritage, First Federal and Jefferson entered into that certain Agreement and Plan of Merger dated May 31, 1996, as amended on August 31, 1996 (as amended, the "Merger Agreement"), pursuant to which Texas Heritage has agreed to merge with and into First Federal under the charter of First Federal; and

     WHEREAS, Texas Heritage, First Federal and Jefferson now desire to further amend the Merger Agreement as provided herein.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth in this Second Amendment, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree to further amend the Merger Agreement as follows.

                                   AMENDMENT
                                   ---------

     SECTION 1. Section 1.05(b) of the Merger Agreement is hereby amended by deleting such section in its entirety and substituting in lieu thereof the following:

          (b) The term "Closing Book Value" shall mean the amount of the consolidated shareholders' equity accounts, exclusive of any preferred stock account, of Texas Heritage

               (1) reduced by any and all accruals, expenses, charge-offs, deductions or adjustments to the accounts of Texas Heritage relative to:

                    (i)  charges, provisions or accruals incurred pursuant to
               Section 4.05 hereof; and

                    (ii) the amount by which Texas Heritage's aggregate legal and accounting fees and expenses relative to the transactions contemplated by this Agreement exceeds Fifty Thousand Dollars ($50,000); and

                                A-Amend (2)-1

               (2) increased by:

                    (i) an amount equal to twenty-five percent (25%) of the difference between (A) and (B), where (A) equals the aggregate price paid by Texas Heritage to redeem the Texas Heritage Preferred (as defined in Section 1.05(e) hereof), and (B) equals the aggregate par value of such Texas Heritage Preferred; provided, however, that such amount shall not exceed Thirty Nine Thousand Dollars ($39,000) in the aggregate; and

                    (ii) any amounts paid by, or accrued on the books of, Texas Heritage relative to any special assessment(s) levied by the Federal Deposit Insurance Corporation (the "F.D.I.C.") on the deposits of Texas Heritage through the Closing Date to recapitalize the Savings Association Insurance Fund.

          The Closing Book Value shall be determined as of the last day of the month immediately preceding the month in which the Closing Date (as defined in Section 1.07 hereof) occurs and shall be determined by the accounting firm of Grant Thornton LLP in accordance with generally accepted accounting principles consistently applied ("GAAP"), which such determination of Closing Book Value shall be verified by KPMG Peat Marwick LLP or such other accounting firm as Jefferson shall designate.

     SECTION 2. Section 1.05(e) of the Merger Agreement is hereby amended by deleting such section in its entirety and substituting in lieu thereof the following:

          Each share of preferred stock, par value $1.00 per share, of Texas Heritage (the "Texas Heritage Preferred"), outstanding on the date hereof shall be redeemed by Texas Heritage and canceled prior to the Closing Date.

     SECTION 3. Section 1.09(a) of the Merger Agreement is hereby amended by deleting the reference to "and" at the end of the third line of subsection (v) thereof, by deleting the reference to "hereto." at the end of the second line of subsection (vi) thereof and substituting in lieu thereof "hereto; and", and by adding the following subsection (vii) thereto:

          (vii) documentary evidence satisfactory to Jefferson, in its sole discretion, confirming the redemption and cancellation of all outstanding shares of Texas Heritage Preferred.

     SECTION 4. Section 7.05 of the Merger Agreement is hereby amended by deleting both references therein to "October 15, 1996" and substituting in lieu thereof "January 15, 1997."

                                A-Amend (2)-2

     SECTION 5. Section 7.08 of the Merger Agreement is hereby amended by deleting the reference to "December 31, 1996" in the second line thereof and substituting in lieu thereof "January 31, 1997."

     SECTION 6. Section 7.10 of the Merger Agreement is hereby amended by deleting the reference to "(A) and (B) of this Section 7.10" at the end of the tenth line of subsection (b) thereof and substituting in lieu thereof "(i) and
(ii) of this Section 7.10(b)", and by adding the following subsection (c) thereto:

          (c) Notwithstanding anything in this Section 7.10 to the contrary, upon the termination of this Agreement by Texas Heritage due to a material breach of this Agreement by Jefferson that has not been cured as provided in Section 7.02 hereof, and provided that Texas Heritage has redeemed and canceled all outstanding shares of Texas Heritage Preferred prior to the date of the material breach of this Agreement by Jefferson, Jefferson shall pay to Texas Heritage Thirty Nine Thousand Dollars ($39,000), which shall be in addition to any other fee which may be payable pursuant to this Section 7.10.

     SECTION 7. Except as expressly amended herein, the Merger Agreement shall remain in full force and effect. Nothing contained in this Second Amendment shall prevent further amendment or modification of any provision of the Merger Agreement.

     SECTION 8. All capitalized terms used herein, but not defined herein have the meanings set forth in the Merger Agreement.

     SECTION 9. This Second Amendment may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall constitute but one and the same document.





                    [REMAINDER OF PAGE INTENTIONALLY BLANK]

                               A - Amend (2) - 3

     IN WITNESS WHEREOF, the parties hereto have duly executed this Second Amendment as of the day and year first above written.


                                    TEXAS HERITAGE SAVINGS ASSOCIATION/BANC, a Texas savings association



                                    By: /s/ Joe L. Williams
                                        ----------------------------------------
                                    Title: President & Chief Executive Officer
                                           -------------------------------------


                                    FIRST FEDERAL SAVINGS BANK OF NORTH TEXAS, a federal savings bank


                                    By: /s/ David V. McCay
                                        ----------------------------------------
                                    Title: President and Chief Executive Officer
                                           -------------------------------------


                                    JEFFERSON SAVINGS BANCORP, INC., a Delaware corporation



                                    By: /s/ David V. McCay
                                        ----------------------------------------
                                    Title: President and Chief Executive Officer
                                           -------------------------------------

                               A - Amend (2) - 4

                                                                      APPENDIX B
                                                                      ----------


EXCERPTS OF TEXAS BUSINESS CORPORATION ACT (DISSENTERS' RIGHTS)


     5.11 RIGHTS OF DISSENTING SHAREHOLDERS IN THE EVENT OF CERTAIN CORPORATE ACTIONS.--A. Any shareholder of a domestic corporation shall have the right to dissent from any of the following corporate actions:

     (1) Any plan of merger to which the corporation is a party if shareholder approval is required by Article 5.03 or 5.16 of this Act and the shareholder holds shares of a class or series that was entitled to vote thereon as a class or otherwise;

     (2) Any sale, lease, exchange or other disposition (not including any pledge, mortgage, deed of trust or trust indenture unless otherwise provided in the articles of incorporation) of all, or substantially all, the property and assets, with or without good will, of a corporation requiring the special authorization of the shareholders as provided by this Act;

     (3) Any plan of exchange pursuant to Article 5.02 of this Act in which the shares of the corporation of the class or series held by the shareholder are to be acquired.

     B. Notwithstanding the provisions of Section A of this Article, a shareholder shall not have the right to dissent from any plan of merger in which there is a single surviving or new domestic or foreign corporation, or from any plan of exchange, if (1) the shares held by the shareholder are part of a class shares of which are listed on a national securities exchange, or are held of record by not less than 2,000 holders, on the record date fixed to determine the shareholders entitled to vote on the plan of merger or the plan of exchange, and
(2) the shareholder is not required by the terms of the plan of merger or the plan of exchange to accept for his or her shares any consideration other than
(a) shares of a corporation that, immediately after the effective time of the merger or exchange, will be part of a class or series of shares of which are (i) listed, or authorized for listing upon official notice of issuance, on a national securities exchange, or (ii) held of record by not less than 2,000 holders, and (b) cash in lieu of fractional shares otherwise entitled to be received. (Last amended by Ch. 901 L. '91, eff. 8-26-91.)


     5.12 PROCEDURE FOR DISSENT BY SHAREHOLDERS AS TO SAID CORPORATE ACTION.--A. Any shareholder of any domestic corporation who has the right to dissent from any of the corporate actions referred to in Article 5.11 of this Act may exercise that right to dissent only by complying with the following procedures:

     (1) (a) With respect to proposed corporate action that is submitted to a vote of shareholders at a meeting, the shareholder shall file with the corporation, prior to the meeting, a written objection to the action, setting out that the shareholder's right to dissent will be exercised if the action is effective and giving the shareholder's address, to which notice thereof shall be delivered or mailed in that event. If the action is effected and the shareholder shall not have voted in favor of the action, the corporation, in the case of action other than a merger, or the surviving or new corporation (foreign or domestic) or other entity that is liable to discharge the shareholder's right of dissent, in the case of a merger, shall, within ten (10) days after the action is effected, deliver or mail to the shareholder written notice that the action has been effected, and the shareholder may, within ten (10) days from the delivery or mailing of the notice, make written demand on the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, for payment of the fair value of the shareholder's shares. The fair value of the shares shall be the value thereof as of the day immediately preceding the meeting, excluding any appreciation or depreciation in anticipation of the proposed action. The demand shall state the number and class of the shares owned by the shareholder and the fair value of the shares as estimated by the shareholder. Any shareholder failing to make demand within the ten (10) day period shall be bound by the action.

     (b) With respect to proposed corporate action that is approved pursuant to Section A of Article 9.10 of this Act, the corporation, in the case of action other than a merger, and the surviving or new corporation (foreign or domestic) or other entity that is liable to discharge the shareholder's right of dissent, in the case of a merger, shall, within ten (10) days after the date the action is effected, mail to each shareholder of record as of the effective date of the action notice of the fact and date of the action and that the shareholder may exercise the shareholder's right to dissent from the action. The notice shall be accompanied by a copy of this Article and any articles or documents filed by the corporation with the Secretary of State to effect the action. If the shareholder shall not have consented to the taking of the action, the shareholder may, within twenty (20) days after the mailing of the notice, make written demand on the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, for payment of the fair value of the shareholder's shares. The fair value of the shares shall be the value thereof as of the date the written consent authorizing the action was delivered to the corporation pursuant to Section A of Article 9. 10 of this Act, excluding any appreciation or depreciation in anticipation of the action. The demand shall state the number and class of shares owned by the dissenting shareholder and the fair value of the shares as estimated by the shareholder. Any shareholder failing to make demand within the twenty (20) day period shall be bound by the action.

     (2) Within twenty (20) days after receipt by the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, of a demand for payment made by a dissenting shareholder in accordance with Subsection (1) of this Section, the corporation (foreign or domestic) or other entity shall deliver or mail to the shareholder a written notice that shall either set out that the corporation (foreign or domestic) or other entity accepts the amount claimed in the demand and agrees to pay that amount within ninety (90) days after the date on which the action was effected, and, in the case of shares represented by certificates, upon the surrender of the certificates duly endorsed, or shall contain an estimate by the corporation (foreign or domestic) or other entity of the fair value of the shares, together with an offer to pay the amount of that estimate within ninety (90) days after the date on which the action was effected, upon receipt of notice within sixty
(60) days after that date from the shareholder that the shareholder agrees to accept that amount and, in the case of shares represented by certificates, upon the surrender of the certificates duly endorsed.

     (3) If, within sixty (60) days after the date on which the corporate action was effected, the value of the shares is agreed upon between the shareholder and the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, payment for the shares shall be made within ninety (90) days after the date on which the action was effected and, in the case of shares represented by certificates, upon surrender of the certificates duly endorsed. Upon payment of the agreed value, the shareholder shall cease to have any interest in the shares or in the corporation.

     B. If, within the period of sixty (60) days after the date on which the corporate action was effected, the shareholder and the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, do not so agree, then the shareholder or the corporation (foreign or domestic) or other entity may, within sixty (60) days after the expiration of the sixty (60) day period, file a petition in any court of competent jurisdiction in the county in which the principal office of the domestic corporation is located, asking for a finding and determination of the fair value of the shareholder's shares. Upon the filing of any such petition by the shareholder, service of a copy thereof shall be made upon the corporation (foreign or domestic) or other entity, which shall, within ten (10) days after service, file in the office of the clerk of the court in which the petition was filed a list containing the names and addresses of all shareholders of the domestic corporation who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the corporation (foreign or domestic) or other entity. If the petition shall be filed by the corporation (foreign or domestic) or other entity, the petition shall be accompanied by such a list. The clerk of the court shall give notice of the time and place fixed for the hearing of the petition by registered mail to the corporation (foreign or domestic) or other entity and to the shareholders named on the list at the addresses therein stated. The forms of the notices by mail shall be approved by the court. All shareholders thus notified and the corporation (foreign or domestic) or other entity shall thereafter be bound by the final judgment of the court.

     C. After the hearing of the petition, the court shall determine the shareholders who have complied with the provisions of this Article and have become entitled to the valuation of and payment for their shares, and shall appoint one or more qualified appraisers to determine that value. The appraisers shall have power to examine any of the books and records of the corporation the shares of which they are charged with the duty of valuing, and they shall make a determination of the fair value of the shares upon such investigation as to them may seem proper. The appraisers shall also afford a reasonable opportunity to the parties interested to submit to them pertinent evidence as to the value of the shares. The appraisers shall also have such power and authority as may be conferred on Masters in Chancery by the Rules of Civil Procedure or by the order of their appointment.

     D. The appraisers shall determine the fair value of the shares of the shareholders adjudged by the court to be entitled to payment for their shares and shall file their report of that value in the office of the clerk of the court. Notice of the filing of the report shall be given by the clerk to the parties in interest. The report shall be subject to exceptions to be heard before the court both upon the law and the facts. The court shall by its judgment determine the fair value of the shares of the shareholders entitled to payment for their shares and shall direct the payment of that value by the existing, surviving, or new corporation (foreign or domestic) or other entity, together with interest thereon, beginning 91 days after the date on which the applicable corporate action from which the shareholder elected to dissent was effected to the date of such judgment, to the shareholders entitled to payment. The judgment shall be payable to the holders of uncertificated shares immediately but to the holders of shares represented by certificates only upon, and simultaneously with, the surrender to the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, of duly endorsed certificates for those shares. Upon payment of the judgment, the dissenting shareholders shall cease to have any interest in those shares or in the corporation. The court shall allow the appraisers a reasonable fee as court costs, and all court costs, shall be allotted between the parties in the manner that the court determines to be fair and equitable.

     E. Shares acquired by the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, pursuant to the payment of the agreed value of the shares or pursuant to payment of the judgment entered for the value of the shares, as in this Article provided, shall, in the case of a merger, be treated as provided in the plan of merger and, in all other cases, may be held and disposed of by the corporation as in the case of other treasury shares.

     F. The provisions of this Article shall not apply to a merger if, on the date of the filing of the articles of merger, the surviving corporation is the owner of all the outstanding shares of the other corporations, domestic or foreign, that are parties to the merger.

     G. In the absence of fraud in the transaction, the remedy provided by this Article to a shareholder objecting to any corporate action referred to in
Article 5.11 of this Act is the exclusive remedy for the recovery of the value of his or her shares or money damages to the shareholder with respect to the action. If the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, complies with the requirements of this Article, any shareholder who fails to comply with the requirements of this Article shall not be entitled to bring suit for the recovery of the value of his or her shares or money damages to the shareholder with respect to the action. (Last amended by Ch. 215, L. '93, eff. 9-1-93.)


     5.13 PROVISIONS AFFECTING REMEDIES OF DISSENTING SHAREHOLDERS.--A. Any shareholder who has demanded payment for his or her shares in accordance with either Article 5.12 or 5.16 of this Act shall not thereafter be entitled to vote or exercise any other rights of a shareholder except the right to receive payment for his or her shares pursuant to the provisions of those articles and the right to maintain an appropriate action to obtain relief on the ground that the corporate action would be or was fraudulent, and the respective shares for which payment has been demanded shall not thereafter be considered outstanding for the purposes of any subsequent vote of shareholders.

     B. Upon receiving a demand for payment from any dissenting shareholder, the corporation shall make an appropriate notation thereof in its shareholder records. Within twenty (20) days after demanding payment for his or her shares in accordance with either Article 5.12 or 5.16 of this Act, each holder of certificates representing shares so demanding payment shall submit such certificates to the corporation for notation thereon that such demand has been made. The failure of holders of certificated shares to do so shall, at the option of the corporation, terminate such shareholder's rights under Articles
5.12 and 5.16 of this Act unless a court of competent jurisdiction for good and sufficient cause shown shall otherwise direct. If uncertificated shares for which payment has been demanded or shares represented by a certificate on which notation has been so made shall be transferred, any new certificate issued therefor shall bear similar notation together with the name of the original dissenting holder of such shares and a transferee of such shares shall acquire by such transfer no rights in the corporation other than those which the original dissenting shareholder had after making demand for payment of the fair value thereof.

     C. Any shareholder who has demanded payment for his shares in accordance with either Article 5.12 or 5.16 of this Act may withdraw such demand at any time before payment for his shares or before any petition has been filed pursuant to Article 5.12 or 5.16 of this Act asking for a finding and determination of the fair value of such shares, but no such demand may be withdrawn after such payment has been made or, unless the corporation shall consent thereto, after any such petition has been filed. If, however, such demand shall be withdrawn as hereinbefore provided, or if pursuant to Section B of this Article the corporation shall terminate the shareholder's rights under
Article 5.12 or 5.16 of this Act, as the case may be, or if no petition asking for a finding and determination of fair value of such shares by a court shall have been filed within the time provided in Article 5.12 or 5.16 of this Act, as the case may be, or if after the hearing of a petition filed pursuant to Article
5.12 or 5.16, the court shall determine that such shareholder is not entitled to the relief provided by those articles, then, in any such case, such shareholder and all persons claiming under him shall be conclusively presumed to have approved and ratified the corporate action from which he dissented and shall be bound thereby, the right of such shareholder to be paid the fair value of his shares shall cease, and his status as a shareholder shall be restored without prejudice to any corporate proceedings which may have been taken during the interim, and such shareholder shall be entitled to receive any dividends or other distributions made to shareholders in the interim. (Last amended by Ch. 215, L. '93, eff. 9-1-93.)

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Jefferson's directors, officers, employees and agents have certain rights of indemnification provided under Article XVII of Jefferson's Certificate of Incorporation and Section 145 of the General Corporation Law of the State of Delaware ("Delaware Corporation Law").

     Section 145 of the Delaware Corporation Law provides that a director, officer, employee or agent of a Delaware corporation who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding (a) must be indemnified by the corporation for all expenses of such litigation which are actually and reasonably incurred when he is successful on the merits or otherwise in defense of an action; (b) may be indemnified by the corporation for expenses actually and reasonably incurred, judgments, fines and amounts paid in settlement of such litigation (other than a suit by or in the right or the corporation), even if he or she is not successful on the merits, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation (and in the case of a criminal proceeding, had no reason to believe his or her conduct was unlawful); and (c) may be indemnified by the corporation for expenses of a suit by which are actually and reasonably incurred by or in the right of the corporation, even if he or she is not successful on the merits, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, provided, that no such indemnification may be made if such person is found liable to the corporation unless a court determines, in view of all the circumstances, that he or she is fairly and reasonably entitled to indemnification.

     Section 145 of the Delaware Corporation Law also empowers a corporation to advance litigation expenses to a director, officer, employee or agent upon receipt of an undertaking by such person to repay the amount advanced if it is ultimately determined that he or she is not entitled to indemnification.

     The Delaware indemnification statute described above also provides that the indemnification and advancement of expenses provisions of such statute are not exclusive of any rights an individual may have under any by-law, agreement, vote of shareholders or disinterested directors or otherwise. In addition, the corporation retains the power to purchase and maintain liability insurance covering such persons, whether or not the corporation would have the power to indemnify him or her against such liability.

     Article XVII of Jefferson's Certificate of Incorporation contain provisions which are substantially similar to Section 145 of the Delaware Corporation Law described above, but such provisions make mandatory the permissive indemnification and advancement of expenses provisions of the statute. Article XVII further provides that, the indemnification provided by such articles shall be deemed to be a contract between Jefferson and the persons entitled to indemnification thereunder, and any repeal or modification of such Article shall not affect any rights or obligations then existing with respect to any state of facts then or theretofore existing or any action, suit or proceeding theretofore or thereafter brought based in whole or in part upon any such state of facts. The indemnification and advance payments provided for in Article XVII shall continue as to a person who has ceased to hold a position as a director, officer, employee or agent and shall inure to his or her heirs, executors and administrators. Article XVII further provides that if it or any portion thereof shall be invalidated on any ground by any court of competent jurisdiction, Jefferson shall nevertheless indemnify each director, officer, employee, and agent of Jefferson as to costs, charges, and expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement with respect to any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, including an action by or in the right of Jefferson to the full extent permitted by any applicable portion of Article XVII that shall not have been invalidated and to the full extent permitted by applicable law.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Jefferson pursuant to the foregoing provisions, Jefferson has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.


ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a)  The following exhibits are filed as part of this Registration
          Statement:

          (2) Agreement and Plan of Merger, dated May 31, 1996, by and among Jefferson Savings Bancorp, Inc., First Federal Savings Bank of North Texas and Texas Heritage Savings Association/Banc, as amended by the First Amendment to Agreement and Plan of Merger, dated as of August 31, 1996, as further amended by the Second Amendment to Agreement and Plan of Merger, dated as of October 9, 1996 (Appendix A to Proxy Statement/Prospectus). The Registrant agrees to furnish supplementally a copy of any omitted schedule to the Commission upon request;

          (5)     Opinion of Lewis, Rice & Fingersh, L.C. regarding legality;

          (8) Opinion of Lewis, Rice & Fingersh, L.C. regarding federal income tax consequences;

          (23)(a) Consent of KPMG Peat Marwick LLP;

          (23)(b) Consent of Grant Thornton LLP;

          (23)(c) Consent of Oakerson, Arnold, Walker & Co.

          (23)(d) Consent of Lewis, Rice & Fingersh, L.C. (in opinion regarding legality);

          (23)(e) Consent of Lewis, Rice & Fingersh, L.C. (in opinion regarding federal income tax consequences);

          (24)    Powers of Attorney;

          (99)(a) Form of Proxy Card for Texas Heritage Savings Association/Banc Special Meeting;

          (99)(b) Form of Letter to Shareholders of Texas Heritage Savings Association/Banc to accompany Proxy Statement/Prospectus;

          (99)(c) Form of Notice of Texas Heritage Savings Association/Banc Special Meeting; and

          (99)(d) Excerpts of the Texas Business Corporation Act (Dissenters' Rights) (Appendix B to Proxy Statement/Prospectus).

          The following exhibits are incorporated herein by reference:

          (3)(a)  Certificate of Incorporation of Jefferson Savings Bancorp,
                  Inc.;

          (3)(b)  Bylaws of Jefferson Savings Bancorp, Inc., as amended; and

          (4) Rights Agreement, dated August 17, 1994, between Jefferson Savings Bancorp, Inc. and Boatmen's Trust Company.

                  Note: No long-term debt instrument issued by Jefferson Savings Bancorp, Inc. exceeds 10% of the consolidated total assets of Jefferson Savings Bancorp, Inc. and its subsidiaries. In accordance with paragraph 4(iii) of Item 601 of Regulation S-K, Jefferson Savings Bancorp, Inc. will furnish to the S.E.C. upon request copies of long-term debt instruments and related agreements.

     (b) No financial statement schedules are required to be filed herewith pursuant to Item 21(b) or (c) of this Form.


ITEM 22.  UNDERTAKINGS.

     (1) The undersigned Registrant hereby undertakes as follows: That prior to any public reoffering of the securities registered hereunder through the use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) promulgated pursuant to the Securities Act of 1933, as amended (the "Securities Act"), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

     (2) The undersigned Registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act, and is used in connection with an offering of securities subject to Rule 415 promulgated pursuant to the Securities Act, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (4) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

     (5) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (6)  The undersigned Registrant hereby undertakes:

          (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (7) Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions (see Item 20 -- Indemnification of Directors and Officers), or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act, and will be governed by the final adjudication of such issue.

                                   SIGNATURES


   Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of St. Louis, State of Missouri, on October 11, 1996.

                      JEFFERSON SAVINGS BANCORP, INC.



                      By /s/ David V. McCay
                         ----------------------------------------
                         David V. McCay
                         Chairman of the Board, President and Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on October 11, 1996.


/s/ David V. McCay             Chairman of the Board, President and Chief
--------------------------     Executive Officer (principal executive officer)
       David V. McCay


/s/ Paul J. Milano             Senior Vice President, Treasurer, Chief Financial
--------------------------     Officer and Senior Accounting Officer (principal
       Paul J. Milano          financial and accounting officer)


              *                Director
--------------------------
       Frank C. Bick


              *                Director
--------------------------
   William W. Canfield


              *                Director
--------------------------
  Lloyd D. Doerflinger


              *                Director
--------------------------
   Dorian D. Magwitz


              *                Director
--------------------------
  Forrest W. Miller, Jr.

           *                   Director
--------------------------
    Edward G. Throop


   /s/ Paul J. Milano
   -----------------------
      *Attorney-in-fact

                               INDEX TO EXHIBITS

Number                              Exhibit
------                              -------

(2) Agreement and Plan of Merger, dated May 31, 1996, as amended by the First Amendment to Agreement and Plan of Merger, dated as of August 31, 1996, as further amended by the Second Amendment to Agreement and Plan of Merger, dated as of October 9, 1996, by and among Jefferson Savings Bancorp, Inc., First Federal Savings Bank of North Texas and Texas Heritage Savings Association/Banc (Appendix A to the Proxy Statement/Prospectus).

(3)(a) Certificate of Incorporation of Jefferson Savings Bancorp, Inc. (incorporated herein by reference from Registration Statement on Form S-1 filed December 23, 1992 (File No. 33-56324)).

(3)(b) Bylaws of Jefferson Savings Bancorp, Inc., as amended, (incorporated herein by reference from Registration Statement on Form S-1 filed December 23, 1992 (File No. 33-56324)).

(4) Rights Agreement, dated August 17, 1994, between Jefferson Savings Bancorp, Inc. and Boatmen's Trust Company (incorporated herein by reference from Registration Statement on Form 8-A, filed August 19,
        1994).

(5)     Opinion of Lewis, Rice & Fingersh, L.C. regarding legality.

(8) Opinion of Lewis, Rice & Fingersh, L.C. regarding federal income tax consequences.

(23)(a) Consent of KPMG Peat Marwick LLP.

(23)(b) Consent of Grant Thornton LLP.

(23)(c) Consent of Oakerson, Arnold, Walker & Co.

(23)(d) Consent of Lewis, Rice & Fingersh, L.C. (in opinion regarding legality).

(23)(e) Consent of Lewis, Rice & Fingersh, L.C. (in opinion regarding federal income tax consequences).

(24)    Powers of Attorney.

(99)(a) Form of Proxy Card for Texas Heritage Savings Association/Banc Special Meeting.

(99)(b) Form of Letter to Shareholders of Texas Heritage Savings
        Association/Banc to accompany Proxy Statement/Prospectus.

(99)(c) Form of Notice of Texas Heritage Savings Association/Banc
        Special Meeting.

(99)(d) Excerpts of the Texas Business Corporation Act (Dissenters' Rights) (Appendix B to Proxy Statement/Prospectus).